Exhibit 10.1

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of July 19, 2019

by and among

THE PERSONS FROM TIME TO TIME PARTY HERETO,
as Sellers,

THE PERSONS FROM TIME TO TIME PARTY HERETO,
as Purchasers and as Group Agents,

MUFG BANK, LTD. (F/K/A THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.),
as Administrative Agent,

and

OUTFRONT MEDIA LLC,
as initial Servicer

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(continued)
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(continued)
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EXHIBITS

EXHIBIT A    –    Form of Investment Request
EXHIBIT B    –    Form of Reduction Notice
EXHIBIT C    –    Form of Assignment and Acceptance Agreement
EXHIBIT D    –    Form of Assumption Agreement
EXHIBIT E    –    [Reserved]
EXHIBIT F    –    Form of Information Package
EXHIBIT G    –    Form of Compliance Certificate

SCHEDULES

SCHEDULE I    –    Commitments
SCHEDULE II    –    Lock-Box Accounts and Lock-Box Banks
SCHEDULE III    –    Notice Addresses
SCHEDULE 7.01(l)    –    UCC Details
SCHEDULE 8.04(f)    –    Location of Records

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This AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of July 19, 2019 (the “Restatement Date”) by and among the following parties:
(i)    OUTFRONT MEDIA RECEIVABLES LLC, a Delaware limited liability company, as a Seller (together with its successors and assigns, the “QRS Seller”);
(ii)    OUTFRONT MEDIA RECEIVABLES TRS, LLC, a Delaware limited liability company, as a Seller (together with its successors and assigns, the “TRS Seller”; together with the QRS Seller, collectively, the “Sellers”);
(iii)    the Persons from time to time party hereto as Purchasers and as Group Agents;
(iv)    MUFG BANK, LTD. (F/K/A THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.) (“MUFG”), as Administrative Agent; and
(v)    OUTFRONT MEDIA LLC, a Delaware limited liability company (“Media LLC”), as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”).
PRELIMINARY STATEMENTS
The Sellers have acquired, and will acquire from time to time, Receivables from the Originators pursuant to the Purchase and Sale Agreements. The Sellers desire to sell the Receivables to the Purchasers and, in connection therewith, have requested that the Purchasers make Investments from time to time, on the terms, and subject to the conditions set forth herein.
The QRS Seller, the Servicer, the various Purchasers party thereto, the various Group Agents party thereto and the Administrative Agent have entered into that certain Receivables Purchase Agreement, dated as of June 30, 2017 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing RPA”). The parties hereto desire to amend and restate the Existing RPA on the date hereof on the terms and subject to the conditions set forth in this Agreement.
In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01.     Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Adjusted LIBOR” means with respect to any Yield Period, the interest rate per annum determined by the applicable Group Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the Intercontinental Exchange Benchmark

Administration Ltd. (or the successor thereto if it is no longer making such rates available) LIBOR Rate (“ICE LIBOR”), as published by Reuters (currently Reuters LIBOR01 page) (or any other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London, England time) for deposits in U.S. Dollars with a duration comparable to such Yield Period on the second Business Day preceding the first day of such Yield Period (or if a rate cannot be determined under the foregoing, an interest rate per annum equal to the average (rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) of the interest rates per annum at which deposits in U.S. Dollars with a duration comparable to such Yield Period in a principal amount substantially equal to the Portion of Capital to be funded at Adjusted LIBOR during such Yield Period are offered to the principal London office of the applicable Group Agent (or its related Committed Purchaser) by three London banks, selected by the applicable Group Agent in good faith, at approximately 11:00 a.m. (London, England time) on the second Business Day preceding the first day of such Yield Period), by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The calculation of Adjusted LIBOR may also be expressed by the following formula:
ICE LIBOR or alternative interest rate
Adjusted LIBOR     =
1.00 - Euro-Rate Reserve Percentage
Adjusted LIBOR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The applicable Group Agent shall give prompt notice to the Sellers of Adjusted LIBOR as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error). Notwithstanding the foregoing, if Adjusted LIBOR as determined herein would be less than zero (0.00), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Administrative Agent” means MUFG, in its capacity as contractual representative for the Purchaser Parties, and any successor thereto in such capacity appointed pursuant to Section 11.09 or Section 14.03(g).
“Adverse Claim” means any claim of ownership or any Lien; it being understood that any such claim or Lien in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) under the Transaction Documents shall not constitute an Adverse Claim.
“Advertiser Obligor” means with respect to a Receivable, any Obligor that is the related advertiser under the related Contract, including, if applicable, as set forth on the related invoice.
“Advisors” has the meaning set forth in Section 14.06(c).
“Affected Person” means each Purchaser Party, each Program Support Provider, each Liquidity Agent and each of their respective Affiliates.
“Affiliate” means, with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person), except that, in the case of each Conduit Purchaser, Affiliate shall mean the holder(s) of its Capital

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Stock or membership interests, as the case may be. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Affiliate Receivable” means any Pool Receivable any Obligor of which (a) is an Affiliate of any Outfront Party; (b) is a Person 10% or more of the Voting Stock of which is controlled, directly or indirectly, by any Outfront Party or any Affiliate of any Outfront Party; or (c) is a Person which, together with any Affiliates of such Person, controls, directly or indirectly, 10% of the Voting Stock of any Outfront Party.
“Agency Letter” means with respect to any Agency Receivable, an agency of record letter, agency authorization, buying authorization or other similar agreement or document delivered by the related Advertiser Obligor to the Servicer or any other Outfront Party that designates the related Agency Obligor as having valid, actual authority to enter into the related Contract and bind such Advertiser Obligor to the terms thereof.
“Agency Obligor” means with respect to a Receivable, any Obligor that is (i) the advertising agency, agent or licensee of the related Advertiser Obligor or (ii) any other Person other than the Advertiser Obligor.
“Agency Receivable” means any Receivable that has one or more Agency Obligors with respect thereto.
“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Purchasers at such time.
“Aggregate Yield” means, at any time of determination, the aggregate accrued and unpaid Yield on the Aggregate Capital at such time.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Amendment Date” means September 6, 2018.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Outfront Party or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Anti-Terrorism Laws” means each of: (a) the Executive Order; (b) the PATRIOT Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956 and any successor statute thereto; (d) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); (e) the Bank Secrecy Act, and the rules and regulations promulgated thereunder; and (f) any other Applicable

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Law of the United States, Canada or any member state of the European Union now or hereafter enacted to monitor, deter or otherwise prevent: (i) terrorism or (ii) the funding or support of terrorism or (iii) money laundering.
“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, rule, regulation, ordinance, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.
“Asset Interest” has the meaning set forth in Section 2.01(b).
“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Committed Purchaser, an Eligible Assignee, such Committed Purchaser’s Group Agent and the Administrative Agent, and, if required, the Sellers, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.
“Assumption Agreement” has the meaning set forth in Section 14.03(i).
“Attorney Costs” means and includes all reasonable and documented fees, costs, expenses and disbursements of any law firm or other external counsel.
“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.
“Base Rate” means, for any day and any Purchaser, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:
(a)    the rate of interest in effect for such day as publicly announced from time to time by the applicable Group Agent or its Affiliate as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the applicable Group Agent or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer; and
(b)    0.50% per annum above the latest Federal Funds Rate.
“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.
“Bi-Lateral LC Agreement” means that certain Continuing Agreement for Standby Letters of Credit, dated as of November 30, 2016, among the Parent, MUFG and the other parties from time to time party thereto.

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“Breakage Fee” means (i) for any Yield Period for which Yield is computed by reference to the CP Rate or the Adjusted LIBOR and a reduction of Capital is made for any reason on any day other than a Settlement Date or (ii) to the extent that a Seller shall for any reason, fail to accept a payment of Capital on the date specified by such Seller in connection with any request for investment pursuant to Article II of this Agreement, the amount, if any, by which (A) the additional Yield (calculated without taking into account any Breakage Fee or any shortened duration of such Yield Period pursuant to the definition thereof) which would have accrued during such Yield Period (or, in the case of clause (i) above, until the maturity of the underlying Note) on the reductions of Capital relating to such Yield Period had such reductions not been made (or, in the case of clause (ii) above, the amounts so failed to be borrowed or accepted in connection with any such request for funding by a Seller), exceeds (B) the income, if any, received by the applicable Purchaser from the investment of the proceeds of such reductions of Capital (or such amounts failed to be borrowed by a Seller). A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Purchaser (or applicable Group Agent on its behalf) to the Sellers and shall be conclusive and binding for all purposes, absent manifest error.
“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York City, New York and (b) if this definition of “Business Day” is utilized in connection with ICE LIBOR, dealings are carried out in the London interbank market.
“Capital” means, with respect to any Purchaser, the aggregate amounts paid to, or on behalf of, the Sellers in connection with all Investments made by such Purchaser pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of reducing, returning or repaying such Capital pursuant to Section 4.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.
“Capital Coverage Amount” means, at any time of determination, the amount equal to (a) the Net Pool Balance at such time, minus (b) the Required Reserves at such time.
“Capital Coverage Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time exceeds (b) the Capital Coverage Amount at such time.
“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to

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be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
“Change in Control” means the occurrence of any of the following:
(a)the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, to any Person;
(b)Parent becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Parent (directly or through the acquisition of voting power of Voting Stock of any direct or indirect parent company of Parent);

(c)during any period of two (2) consecutive years, individuals who at the beginning of such period were members of the board of directors (or equivalent body) of Parent (together with any new members thereof whose election by such board of directors (or equivalent body) or whose nomination for election by holders of Capital Stock of Parent was approved by a vote of a majority of the members of such board of directors (or equivalent body) then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors (or equivalent body) then in office;

(d)the approval of any plan or proposal for the winding up or liquidation of Parent;

(e)Media LLC ceases to own, directly, 100% of the issued and outstanding Capital Stock of the QRS Seller free and clear of all Adverse Claims;

(f)Outernet ceases to own, directly, 100% of the issued and outstanding Capital Stock of the TRS Seller free and clear of all Adverse Claims;

(g)Parent ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of Media LLC, any Originator, Servicer or any Seller;

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(h)any Subordinated Note shall at any time cease to be owned by an Originator, free and clear of all Adverse Claims; provided, however, that any Adverse Claim of the Subordinated Note Financier in a Subordinated Note that occurs pursuant to any Subordinated Note Financing Document shall not be a “Change in Control” pursuant to this clause (h); or

(i)a “change of control” (or similar event) shall occur under the Credit Agreement.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (w) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all reports, notes, requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Closing Date” means June 30, 2017.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, any Seller, the Servicer or any other Person on their behalf in payment of any amounts owed or payable in respect of such Pool Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed or payable in respect of such Pool Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of any related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.
“Commingling Report” has the meaning set forth in Section 9.04(d).
“Commitment” means, with respect to any Committed Purchaser (including a Related Committed Purchaser), the maximum aggregate amount of Capital which such Person is obligated

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to pay hereunder on account of all Investments, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 14.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e). If the context so requires, “Commitment” also refers to a Committed Purchaser’s obligation to fund Investments hereunder in accordance with this Agreement.
“Committed Purchasers” means MUFG and each other Person that is or becomes a party to this Agreement in the capacity of a “Committed Purchaser”.
“Concentration Limit” means at any time for any Obligor, the product of (i) such Obligor’s Specified Concentration Percentage and (ii) the aggregate Unpaid Balance of all Eligible Receivables at such time of determination.
“Conduit Purchaser” means each commercial paper conduit that is or becomes a party to this Agreement in the capacity of a “Conduit Purchaser”.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contract” means, with respect to any Receivable, the contract or contracts (including any purchase order or invoice), between an Originator and an Obligor, pursuant to which such Receivable arises or which evidences such Receivable and, for purposes of this Agreement only, which Contract is related to a Receivable that has been sold or contributed to a Seller pursuant to the applicable Purchase and Sale Agreement. A “related” Contract with respect to a Pool Receivable means a Contract under which such Pool Receivable arises or which is relevant to the collection or enforcement of such Receivable.
“CP Rate” means, for any Conduit Purchaser and for any Yield Period for any Portion of Capital, the per annum rate equivalent to the weighted average cost (as determined by the applicable Group Agent and which shall include commissions and fees of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Person maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Liquidity Agreement) and any other costs and expenses associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by the applicable Conduit Purchaser to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such Conduit Purchaser) (determined in the case of Notes issued on a discount by converting the discount to an interest equivalent rate per annum); provided, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Sellers agree that any amounts payable to Conduit Purchasers in respect of Yield for any Yield Period with respect to any Portion of Capital funded by such Conduit Purchasers at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Capital, to the extent that such Conduit Purchasers had not received payments of interest in respect of such interest component prior to the

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maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by Conduit Purchaser from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity).
“Credit Agreement” means that certain Credit Agreement, dated as of January 31, 2014, as amended by Amendment No. 1, dated as of July 21, 2014 and Amendment No. 2, dated as of March 16, 2017, among, Outfront Media Capital LLC, a Delaware limited liability company, and Outfront Media Capital Corporation, a Delaware corporation, as borrowers, Parent, the other guarantors party thereto from time to time, Morgan Stanley Senior Funding, Inc. (as successor to Citibank, N.A.), as administrative agent, collateral agent and swing line lender, and the other lenders party thereto from time to time.
“Credit Agreement Financial Covenant” means the financial covenant set forth in Section 7.09 of the Credit Agreement as of the Closing Date, as such financial covenant shall be amended or modified from time to time prior to the Financial Covenant Applicable Date.
“Credit Agreement Removal Date” has the meaning set forth in the definition of Financial Covenant Trigger Date.
“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date, a copy of which was delivered to the Administrative Agent on or prior to the Closing Date as an attachment to the Servicer’s officer certificate, as modified in compliance with this Agreement.
“Cut-Off Date” means the last day of each Settlement Period.
“Days Sales Outstanding” means, on any date, the number of days equal to the product of (a) the number of days included in the immediately preceding Settlement Period and (b) the amount obtained by dividing (i) the aggregate Unpaid Balance of the Pool Receivables on the Cut-Off Date of the immediately preceding Settlement Period by (ii) the aggregate initial Unpaid Balance of Pool Receivables which were originated during the immediately preceding Settlement Period.
“Debt” means, at any time, with respect to any Person, without duplication, all indebtedness (including principal and premium) of such Person, whether or not contingent, at such time constituting (a) obligations for money borrowed, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) obligations for the deferred payment of the purchase price of property (other than (x) any such obligation that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (y) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (z) liabilities accrued in the ordinary course of business), and Capitalized Lease Obligations or other obligations that, in each case above, in accordance with GAAP, would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person, and all guarantees (whether contingent or otherwise) of such Person guaranteeing the Debt

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of any other Person, whether directly or indirectly (other than endorsements for collection or deposit in the ordinary course of business).
“Deemed Collections” has the meaning set forth in Section 4.01(d)(ii).
“Default Ratio” means, for any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the sum of (i) the aggregate Unpaid Balance of all Defaulted Receivables as of the Cut-Off Date of such Settlement Period, plus (ii) (without duplication) any Losses (net of recoveries) incurred in such Settlement Period and (b) the denominator of which is the aggregate Unpaid Balance of all Pool Receivables on the Cut-Off Date of such Settlement Period.
“Defaulted Receivable” means a Pool Receivable: (a) as to which any payment, or part thereof, remains unpaid for more than 120 days from the original due date for such payment with respect to such Pool Receivable, (b) as to which any Obligor thereof is subject to an Event of Bankruptcy that has occurred and is continuing or (c) which, consistent with the Credit and Collection Policy, would be or should have been written off as uncollectible.
“Defaulting Purchaser” means any Purchaser that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Investments (or the Capital thereof) or (ii) pay over to any Purchaser Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Purchaser notifies the Administrative Agent in writing that such failure is the result of such Purchaser’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Seller or any Purchaser Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Purchaser’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding an Investment under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Purchaser Party, acting in good faith, to provide a certification in writing from an authorized officer of such Purchaser that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Investments under this Agreement, provided that such Purchaser shall cease to be a Defaulting Purchaser pursuant to this clause (c) upon such Purchaser Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of an Insolvency Proceeding.
“Delinquency Ratio” means, for any Settlement Period, a fraction (expressed as a percentage) (a) the numerator of which is the aggregate Unpaid Balance of all Delinquent Receivables as of the Cut-Off Date of such Settlement Period and (b) the denominator of which is the aggregate Unpaid Balance of all Pool Receivables on the Cut-Off Date of such Settlement Period.
“Delinquent Receivable” means a Pool Receivable that is not a Defaulted Receivable and: (a) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment; or (b) which, consistent with the Credit and Collection Policies, is or should have been classified as delinquent or past due by the applicable Originator or Servicer.

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“Dilution” means, with respect to any Pool Receivable, the amount by which the Unpaid Balance of such Pool Receivable is reduced or cancelled due to returns, defects, refunds, allowances, cash discounts, rebates, disputes, rejections, set off, netting, or similar claims by a related Obligor relating to a failure to perform on the part of, or another specific dispute with, the related Originator or Servicer, adjustment or advertising, price protection or service credits, or application of barter credits, in each case other than with respect to the credit-worthiness of any related Obligor.
“Dilution Horizon Ratio” means, as of any date of determination, the greater of (i) 1.00 and (ii) a fraction (expressed as a percentage) (a) the numerator of which is equal to the aggregate initial Unpaid Balance of all Receivables originated by each Originator during the most recently ended Settlement Period and (b) the denominator of which is the Net Pool Balance as of the Cut-Off Date of the most recently ended Settlement Period.
“Dilution Ratio” means, with respect to any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate amount of all Dilutions in respect of Pool Receivables which occurred during such Settlement Period and (b) the denominator of which is the aggregate initial Unpaid Balance of all Pool Receivables which were originated by the Originators during such Settlement Period.
“Dilution Reserve Floor Percentage” means, on any day, a percentage determined as follows:
ADR x DHR
where:

ADR	= the average of the Dilution Ratios for the preceding twelve Settlement Periods; and

DHR	= the Dilution Horizon Ratio on such day.

“Dilution Volatility Ratio” means, on any day, a percentage determined as follows:
(DS-ADR) x (DS/ADR)
where:

DS	= the highest averaged Dilution Ratio for any three (3) consecutive Settlement Periods observed over the preceding 12 Settlement Periods; and
ADR    =    the average of the Dilution Ratios for the preceding twelve                         Settlement Periods.
“Disputed Amounts” has the meaning set forth in Section 8.06(e).
“Dynamic Dilution Reserve Percentage” means, on any day, a percentage determined as follows:
{(SF x ADR) + DVR} x DHR

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where:

SF	= 2.0;

ADR	= the average of the Dilution Ratios for the preceding twelve Settlement Periods;

DVR	= the Dilution Volatility Ratio on such day; and

DHR	= the Dilution Horizon Ratio on such day.
“Dynamic Loss Reserve Percentage” means, on any day, a percentage determined as follows:
SF x LR x LHR
where:

SF	= 2.0;

LR	= the highest average Loss Ratio for any three (3) consecutive Settlement Periods observed over the preceding 12 Settlement Periods; and

LHR	= Loss Horizon Ratio on such day.
“Eligible Assignee” means (i) any Committed Purchaser or any of its Affiliates, (ii) any Person managed by a Committed Purchaser or any of its Affiliates and (iii) any other financial or other institution, but in any event excluding any Defaulting Purchaser.
“Eligible Contract” means a Contract governed by the law of the United States of America or of any State thereof that contains an obligation to pay a specified sum of money on or before a date certain and that has been duly authorized by each party thereto and which (i) does not require any Obligor thereunder to consent to any transfer, sale or assignment of the related Receivable or any proceeds of any of the foregoing (other than any such requirement that is ineffective under Article 9 of any applicable UCC), (ii) is not subject to a confidentiality provision, covenant of non-disclosure or similar restrictions that would restrict the ability of the Administrative Agent or any Purchaser Party to fully exercise or enforce its rights under the Transaction Documents (including any rights thereunder assigned or originated to them hereunder) with respect to the related Receivable, (iii) is not “chattel paper” as defined in the UCC of any jurisdiction governing the perfection or assignment of the related Receivable, (iv) the payment terms of which have not been modified, extended or rewritten in any manner (except for extensions and modifications expressly permitted hereunder) and (v) remains in full force and effect.
“Eligible Foreign Country” means, at any time, any country that that satisfies each of the following: (i) is not a Sanctioned Country, (ii) is not the United States of America, (iii) is an OECD Country and (iv) the Servicer is able to service, administer, collect and enforce the Receivables owing by Obligors of such country to the same extent as Receivables owing from Obligors located in the United States of America.
“Eligible Foreign Obligor” means an Obligor that is organized in or that has a head office (domicile), registered office and chief executive office that is located in an Eligible Foreign Country.

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“Eligible Receivable” means, as of any date of determination, a Receivable:
(a)(i) which represents all or part of the sales price of goods or services, sold by an Originator and billed to the related Obligor in the ordinary course of such Originator’s business and sold or contributed to a Seller pursuant to the applicable Purchase and Sale Agreement, (ii) that either (A) is an Eligible Unperformed Receivable or (B) a Receivable for which all obligations of the Originator in connection with which have been fully performed, (iii) that either (A) is an Eligible Unperformed Receivable or (B) for which no portion of which is in respect of any amount as to which any related Obligor is, as of such date, permitted to withhold payment until the occurrence of a specified event or condition (including “guaranteed” or “conditional” sales or any performance by an Originator), (iv) which is not owed to any Originator or any Seller, in whole or in part, as a bailee or consignee for another Person, (v) which is not issued under cash-in-advance or cash-on-account terms or (vi) with payment terms of not more than 60 days from the original billing date; provided that, for the avoidance of doubt, other than with respect to any Eligible Unperformed Receivable, if applicable, no portion of any Receivable billed to any Obligor for which the related goods or services have not been delivered or performed by an Originator shall constitute an “Eligible Receivable” (including for purposes of calculating the Net Pool Balance);

(b)that either (i) is an Eligible Unperformed Receivable or (ii) for which the related Originator has recognized all of the related revenue on its financial books and records in accordance with GAAP;

(c)with respect to which the related Obligor has received a Proof of Completion for such Receivable;

(d)which (i) constitutes an “account” or a “payment intangible”, (ii) is not evidenced by “instruments” or “chattel paper” and (iii) does not constitute, or arise from the sale of, “as-extracted collateral”, in each case, as defined in the UCC;

(e)each Obligor of which is a commercial Obligor;

(f)no Obligor of which (i) is a Sanctioned Person, (ii) is a natural Person acting in its individual capacity or (iii) is subject to an Event of Bankruptcy that has occurred and is continuing;

(g)each Obligor of which has a principal place of business and has provided the Servicer with a billing address, in each case, located in the United States of America or in an Eligible Foreign Country;

(h)no Obligor of which has an aggregate Unpaid Balance of Defaulted Receivables included in the Receivables Pool that is more than 35.0% of the aggregate Unpaid Balance of all Pool Receivables owed by such Obligor;

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(i)which (i) is not a Defaulted Receivable, a Delinquent Receivable or a Subject Receivable and (ii) has not been cancelled;

(j)which represents all or part of the sales price or other right to payment in connection with the provision by an Originator of advertising space on out-of-home advertising structures and sites in the United States;

(k)which if an Agency Receivable, the Servicer or any other Outfront Party has received an Agency Letter from or on behalf of the related Advertiser Obligor specifying the related Agency Obligor and such Agency Letter is in full force and effect and has not been rescinded;

(l)with regard to which the warranties of each Seller in Section 7.01(k) are true and correct;

(m)the sale, contribution, pledge or servicing of which pursuant to the applicable Purchase and Sale Agreement and this Agreement does not (i) violate or contravene any Applicable Law, the related Contract or any other contracts or other restrictions applicable to any Outfront Party or (ii) require the consent or approval of, or a license or consent from, any related Obligor, any Governmental Authority or any other Person, in each case, other than (x) such requirement that has been obtained and (y) such requirement that is ineffective under Article 9 of any applicable UCC;

(n)which is denominated and payable only in U.S. Dollars in the United States to a Lock-Box Account at a Lock-Box Bank that is subject to an enforceable Lock-Box Agreement;

(o)which arises under an Eligible Contract that, together with such Receivable, (i) is in full force and effect and constitutes the legal, valid and binding obligation of (A) the related Advertiser Obligor and (B) to the extent such Receivable is an Agency Receivable, the related Agency Obligor, in each case as applicable, to pay such Receivable enforceable against such Obligor in accordance with the terms and conditions of the related Eligible Contract, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to and limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or in law), (ii) is not subject to any dispute, offset, netting, litigation, counterclaim or defense whatsoever (including defenses arising out of violations of usury laws) (other than potential discharge in a bankruptcy of the related Obligor), (iii) is not subject to any Adverse Claim and (iv) the payments thereon are free and clear of any withholding Taxes;

(p)which together with the Contract and Related Security related thereto, does not (i) require the consent of any related Obligor in order for the related Originator or its assigns to sell, assign, transfer, pledge or hypothecate such Receivable or any Related Security with respect thereto (other than any such requirement that is ineffective under Article 9 of any applicable UCC) or (ii) contravene any Applicable Law applicable thereto

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(including Applicable Laws relating to advertising, media providers, usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) in any respect which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the value, validity, collectability or enforceability of the related Receivable or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and with respect to which the origination thereof did not violate any such Applicable Law in any material respect;

(q)which together with the Related Security with respect thereto (i) was originated by the applicable Originator in the ordinary course of its business and (ii) satisfies in all material respects all applicable requirements of the Credit and Collection Policy;

(r)which together with the Contract and Related Security related thereto, has not been modified, waived or restructured since the creation of such Receivable, except as permitted pursuant to Section 9.02;

(s)with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof or of the Related Security with respect thereto under the applicable Purchase and Sale Agreement have been duly obtained, effected or given and are in full force and effect unless a failure to do so would not reasonably be expected to have a Material Adverse Effect;

(t)which represents part or all of the price of the sale of “merchandise,” “insurance” or “services” within the meaning of Section 3(c)(5) of the Investment Company Act and which is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act;

(u)the purchase of which by a Seller under the applicable Purchase and Sale Agreement does not, and the transactions contemplated hereby do not, constitute a Security;

(v)which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;

(w)which is not supported by any actual or inchoate mechanics, suppliers, materialmen, laborers, employees or repairmen liens or other rights to file or assert any of the foregoing;

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(x)which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods; and

(y)which is neither (i) a Supplier Receivable nor (ii) an Affiliate Receivable.

“Eligible Unperformed Receivable” means, at any time of determination, any Unperformed Receivable for which (a) all obligations of the related Originator with respect to such Unperformed Receivable have been fully performed (including (i) the posting of the relating advertisement and (ii) the delivery to the related Obligor of a Proof of Completion for such Receivable), other than the maintenance of the posting of the related advertisement for the entire period of time required under the related Contract, (b) the related Contract has not been cancelled (and no notice of cancellation has been delivered to any Outfront Party) and no Obligor with respect to the related Contract is permitted thereunder or otherwise to cancel such Unperformed Receivable with less than 60 days notice to the related Originator, (c) the related Originator reasonably believes that it will be able to perform all of its obligations with respect to such Unperformed Receivable under and in accordance with the related Contract, (d) the related Originator has recognized a portion of the related revenue on its financial books and records in accordance with GAAP and (e) the related Originator is not required to maintain the posting of the related advertisement for such Unperformed Receivable for a period of time in excess of 30 days before such Unperformed Receivable will cease constituting an Unperformed Receivable.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which together with the Person is a member of a controlled group of corporations or a controlled group of trades or businesses and would be deemed a “single employer” within the meaning of Sections 414(b), (c) or (m) of the Code or Section 4001 of ERISA.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standards under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a withdrawal by an Outfront Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by an Outfront Party or any of their respective ERISA Affiliates from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA by the PBGC, other than for PBGC premiums

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due but not delinquent under Section 4007 of ERISA, upon an Outfront Party or any of their respective ERISA Affiliates with respect to any Pension Plan or Multiemployer Plan.
“Euro-Rate Reserve Percentage” means, the maximum effective percentage (expressed as a decimal) in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:
(a)    (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, examinership, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, examiner, assignee, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Applicable Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts; or (ii) an order for relief in respect of such Person shall be entered in an involuntary case under federal bankruptcy laws or other similar Applicable Laws now or hereafter in effect; or
(b)    such Person (i) shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or (ii) shall consent to the appointment of or taking possession by a receiver, liquidator, examiner, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or (iii) shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors (or any board or Person holding similar rights to control the activities of such Person) shall vote to implement any of the foregoing.
“Event of Termination” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Termination that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.
“Exchange Agreement” means the Exchange Agreement, dated as of the Amendment Date, among the QRS Originator and the QRS Seller.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable purchasing

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office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in its Capital or Commitment pursuant to a law in effect on the date on which (i) such Purchaser funds an Investment or its Commitment or (ii) such Purchaser changes its purchasing office, except in each case to the extent that, pursuant to Section 5.03 amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its purchasing office, (c) Taxes attributable to such Affected Person’s failure to comply with Section 5.03(f) and (g) and (d) any withholding Taxes imposed pursuant to FATCA.
“Executive Order” means Executive Order No. 13224 on Terrorist Financings: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on September 23, 2001.
“Exiting Group” has the meaning set forth in Section 2.02(g).
“Existing RPA” has the meaning set forth in the preliminary statements to this Agreement.
“Facility Limit” means $125,000,000 as reduced from time to time pursuant to Section 2.02(e). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the foregoing and any fiscal or regulatory legislation, rules or official practices implemented to give effect to any such intergovernmental agreements.
“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

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“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“Fee Letter” has the meaning specified in Section 2.03(a).
“Fees” has the meaning specified in Section 2.03(a).
“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital has been reduced to zero and Aggregate Yield has been paid in full, (ii) all other Seller Obligations shall have been paid in full, (iii) all other amounts owing to the Purchaser Parties and any other Seller Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.
“Financial Covenant Applicable Date” means the earlier of (i) the date referenced in clause (i) of the definition of Financial Covenant Trigger Date and (ii) the Credit Agreement Removal Date.
“Financial Covenant Trigger Date” means the first date following the Closing Date in which either of the following events occur: (i) the Credit Agreement is terminated or (ii) neither the Administrative Agent nor any Affiliate thereof is a party to the Credit Agreement at any time following the Closing Date (the effective date thereof, the “Credit Agreement Removal Date”) and such condition has continued for five (5) calendar months during which time the Restructuring Condition has not been satisfied.
“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.
“Fitch” means Fitch, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“Foreign Obligor Excess Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables, any Obligor of which is an Eligible Foreign Obligor, exceeds (b) 5.0% of the aggregate Unpaid Balance of all Eligible Receivables at such time.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time and consistently applied.
“Governmental Authority” means any government or political subdivision or any agency, authority, bureau, regulatory body, court, central bank, commission, department or instrumentality of any such government or political subdivision, or any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or

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international accounting principles, in each case whether foreign or domestic (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Authority Excess Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivable, any Obligor of which is a Governmental Authority, exceeds (b) 5.0% of the aggregate Unpaid Balance of all Eligible Receivables at such time.
“Group” means, (i) for any Conduit Purchaser, such Conduit Purchaser, together with such Conduit Purchaser’s Related Committed Purchasers and related Group Agent and (ii) for any other Purchaser that does not have a Related Conduit Purchaser, such Purchaser, together with such Purchaser’s related Group Agent and each other Purchaser for which such Group Agent acts as a Group Agent hereunder.
“Group Agent” means each Person acting as agent on behalf of a Group and designated as the Group Agent for such Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Group Agent for any Group pursuant to an Assumption Agreement, an Assignment and Acceptance Agreement or otherwise in accordance with this Agreement.
“Group Agent’s Account” means, with respect to any Group, the account(s) from time to time designated in writing by the applicable Group Agent to the Sellers and the Servicer for purposes of receiving payments to or for the account of the members of such Group hereunder.
“Group Commitment” means, with respect to any Group, at any time of determination, the aggregate Commitments of all Committed Purchasers within such Group.
“ICE LIBOR” has the meaning set forth in the definition of Adjusted LIBOR.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Sellers or any of their respective Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Independent Director” means a natural person who (A) for the five-year period prior to his or her appointment as Independent Director of any Seller has not been, and during the continuation of his or her service as Independent Director of such Seller is not: (i) an employee, director, stockholder, member, manager, partner or officer of any Seller or Media LLC or any of their respective Affiliates (other than his or her service as an Independent Director of any Seller or any Affiliate thereof that is a special purpose, bankruptcy-remote entity); (ii) a customer or supplier of any Seller or Media LLC or any of their respective Affiliates (other than his or her service as an Independent Director of any Seller or any Affiliate thereof that is a special purpose, bankruptcy-remote entity); or (iii) any member of the immediate family of a person described in (i) or (ii); and (B) has (i) prior experience as an Independent Director for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all Independent Directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.
“Information Package” means a report, in substantially the form of Exhibit F.
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of clauses (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
“Intended Tax Treatment” has the meaning set forth in Section 14.14.
“Investment” means any payment of Capital to one or more of the Sellers by a Purchaser pursuant to Section 2.01(a) or 2.02.
“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.
“Investment Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by a Seller to the Administrative Agent and the Group Agents pursuant to Section 2.02(a).
“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, charge, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement, preferential arrangement or similar agreement or arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
“Liquidity Agent” means any bank or other financial institution acting as agent for the various Liquidity Providers under each Liquidity Agreement.
“Liquidity Agreement” means any agreement entered into, directly or indirectly, in connection with or related to, this Agreement pursuant to which a Liquidity Provider agrees to make loans or advances to, or purchase assets from, a Conduit Purchaser (directly or indirectly) in order to provide liquidity or other enhancement for such Conduit Purchaser’s Notes or other senior indebtedness.
“Liquidity Provider” means any lender, credit enhancer or liquidity provider that is at any time party to a Liquidity Agreement or any successor or assign of such lender, credit enhancer or liquidity provider or any similar entity with respect to any permitted assignee of a Conduit Purchaser.
“Lock-Box Accounts” means each of the accounts (and any related lock-box or post office box) specified in Schedule II (or such as have been notified to and approved by the Administrative Agent in accordance with Section 8.01(h)) maintained at a Lock-Box Bank in the name of a Seller.
“Lock-Box Agreement” means a valid and enforceable agreement in form and substance reasonably satisfactory to the Administrative Agent, among a Seller, the Servicer, the Administrative Agent and any Lock-Box Bank, whereupon a Seller, as sole owner of the related Lock-Box Account(s) and the customer of the related Lock-Box Bank in respect of such Lock-Box Account(s), shall transfer to the Administrative Agent exclusive dominion and control over and otherwise perfect a first-priority security interest in, such Lock-Box Account(s) and the cash, instruments or other property on deposit or held therein.
“Lock-Box Bank” means any bank at which a Seller maintains one or more Lock-Box Accounts.
“Loss Horizon Ratio” means, as of any date of determination, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate initial Unpaid Balance of all Receivables originated by each Originator during the six most recently ended Settlement Periods and (b) the denominator of which is the Net Portfolio Balance as of the Cut-Off Date of the most recently ended Settlement Period.
“Loss Ratio” means, as of any date of determination, a fraction (expressed as a percentage), (a) the numerator of which is the sum of (i) the aggregate Unpaid Balance of all Receivables as to which any payment, or part thereof, remains unpaid for more than 120 but less than 151 days from the original due date for such payment as of the Cut-Off Date of the most recently ended Settlement Period, plus (without duplication) (ii) any Losses (net of recoveries) incurred in such Settlement Period, and (b) the denominator of which is the aggregate initial Unpaid Balance of all Receivables originated by the Originators during the fifth most recently ended Settlement Period.
“Loss Reserve Floor Percentage” means 24%.
“Losses” means the Unpaid Balance of any Pool Receivables that have been, or should have been, written-off as uncollectible by Servicer in accordance with the Credit and Collection Policies.
“Majority Group Agents” means one or more Group Agents which in its Group, or their combined Groups, as the case may be, have Committed Purchasers representing more than 50% of the aggregate Commitments of all Committed Purchasers in all Groups (or, if the Commitments have been terminated, have Purchasers representing more than 50% of the aggregate outstanding Capital held by all the Purchasers in all Groups).
“Master Agreement” has the meaning set forth in the definition of Swap Contract.
“Material Action” is defined in the applicable Seller’s operating agreement.
“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:
(a)    (i) if a particular Person is specified, the ability of such Person to perform its obligations under this Agreement or any other Transaction Document or (ii) if a particular Person is not specified, the ability of any Outfront Party to perform its obligations under this Agreement or any other Transaction Document;
(b)    (i) the validity or enforceability against any Outfront Party of any Transaction Document or (ii) the value, validity, enforceability or collectibility of any material portion of the Pool Receivables, and the Related Security with respect thereto, including if such event or circumstance would materially increase the days to pay or Dilution with respect to the Pool Receivables or any material portion thereof;
(c)    the status, existence, perfection, priority, enforceability or other rights and remedies of any Purchaser Party under the Transaction Documents or associated with its respective interest in the Support Assets; or
(d)    (i) if a particular Person is specified, the business, assets, operations or financial condition of such Person and its Subsidiaries taken as a whole or (ii) if a particular Person is not specified, the business, assets, operations or financial condition of the Outfront Parties and their Subsidiaries taken as a whole.
“Material Subsidiary” means any Subsidiary of Parent that has assets (after intercompany eliminations) in excess of $50 million or annual revenues in excess of $50 million, in each case as determined as of the date of the most recent financial statements delivered pursuant to Section 8.05(a).
“Media LLC” has the meaning set forth in the preamble to this Agreement.
“Monthly Settlement Date” means the 17th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“MUFG” has the meaning set forth in the preamble to this Agreement.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Outfront Party or any of their respective ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Net Pool Balance” means, at any time, an amount equal to the aggregate Unpaid Balance of all Pool Receivables that are Eligible Receivables determined at such time, minus (without duplication) the sum of (a) with respect to each Advertiser Obligor, the amount by which the aggregate Unpaid Balance of such Eligible Receivables owed or payable by such Advertiser Obligor or an Affiliate of such Advertiser Obligor (irrespective of whether any such Eligible Receivable also has an Agency Obligor), exceeds the applicable Concentration Limit for such Obligor at such time, (b) with respect to each Agency Obligor, the amount by which the aggregate Unpaid Balance of such Eligible Receivables owed or payable by such Agency Obligor or an Affiliate of such Agency Obligor (irrespective of the Advertiser Obligor with respect to such Eligible Receivable), exceeds the applicable Concentration Limit for such Obligor at such time, (c) the Governmental Authority Excess Concentration Amount at such time, (d) the Unperformed Receivable Excess Concentration Amount at such time and (e) the Foreign Obligor Excess Concentration Amount at such time.
“No Petition Agreement” means that certain no proceedings letter agreement, dated as of the Restatement Date, among the Administrative Agent and the Subordinated Note Financier.
“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.
“Obligor” means any Person obligated to make payments with respect to a Receivable, including (i) to the extent so obligated, any related advertiser or any advertising agency, agent or licensee of such advertiser or (ii) any guarantor thereof or co-obligor therewith.
“OECD Country” means any country that has signed the Convention on the Organisation for Economic Co-operation and Development.
“OFAC” has the meaning set forth in the definition of Sanctioned Person.
“Originator” means each of the QRS Originators and the TRS Originators.
“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Capital or Transaction Document).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, filing, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outernet” means Outfront Media Outernet Inc., a Delaware corporation.
“Outfront Facility Administration Officer” means any officer of any Outfront Party that is responsible for the administration of the obligations of any Outfront Party under this Agreement or any other Transaction Document, including J.D. Karabas and any other officer of any Outfront Party that assumes any of his administration obligations with respect to the Transaction Documents.
“Outfront Parties” means Media LLC, the Servicer, each Seller, each Originator and the Performance Guarantor.
“Parent” means OUTFRONT Media Inc., a Maryland corporation.
“Participant” has the meaning set forth in Section 14.03(e).
“Participant Register” has the meaning set forth in Section 14.03(f).
“PATRIOT Act” has the meaning set forth in Section 14.15.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code, and that is maintained by or contributed to by any Outfront Party or any of their respective ERISA Affiliates, or to which any such entity is obligated to contribute.
“Percentage” means, at any time of determination, with respect to any Committed Purchaser, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Purchasers in such Committed Purchaser’s Group at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Committed Purchasers at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Capital at such time.
“Performance Guarantor” means the Parent.
“Performance Guaranty” means the Amended and Restated Performance Guaranty, dated as of the Restatement Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties.
“Permitted Adverse Claim” means any Adverse Claim (i) in favor of any Lock-Box Bank on any Lock-Box Account only to the extent permitted under the applicable Lock-Box Agreement and only to the extent relating to the Lock-Box Accounts and the amount on deposit therein, (ii) that constitutes an inchoate lien in respect of Taxes that are either (x) not yet due and payable or (y) being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP, but only so long as no enforcement action, execution, levy or foreclosure proceeding shall have been commenced or threatened and the use and value of the property to which the liens attach are not impaired during the pendency of such proceedings, (iii) as to which no enforcement action, execution, levy or foreclosure proceeding shall have been commenced or threatened and that secure the payment of taxes, assessments or governmental charges or levies, if and only to the extent the same are either (x) not yet due and payable or (y) being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP or (iv) solely with respect to any Adverse Claim in respect of Related Security constituting goods (but not proceeds thereof), any Adverse Claim as to which no enforcement action, execution, levy or foreclosure proceeding shall have been commenced or threatened and that only secures the payment of taxes, assessments and governmental charges or levies, if and only to the extent the same are Adverse Claims imposed by law, such as landlord’s carriers’, warehousemen’s, and mechanic's liens and other similar liens that (a) arise in the ordinary course of business, (b) do not constitute consensual claims of ownership or Liens granted by any Person and (c) secure obligations that are either not yet due and payable or that are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP.
“Person” means a natural individual, partnership, sole proprietorship, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, any Governmental Authority or any other entity of whatever nature.
“Pool Receivable” means a Receivable in the Receivables Pool.
“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.
“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which any Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Conduit Purchaser to any Program Support Provider of any Capital (or portions thereof or participation interest therein) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s receivables-securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.
“Program Support Provider” means and includes, with respect to any Conduit Purchaser, any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.
“Proof of Completion” means, with respect to any Receivable, a notice delivered to the related Obligor that satisfies each of the following: (i) confirms that the related advertisement has been posted to each location, (ii) lists the posted date and posted location for each related advertisement, (iii) includes one or more photographs of each related advertisement and (iv) satisfies each of the other notice requirements with respect to posting set forth in the related Contract.
“Purchase and Sale Agreement” means each of the QRS Purchase and Sale Agreement and the TRS Purchase and Sale Agreement.
“Purchase and Sale Termination Event” has the meaning set forth in the applicable Purchase and Sale Agreement.
“Purchase Report” has the meaning set forth in the applicable Purchase and Sale Agreement.
“Purchaser Party” means each Purchaser, the Administrative Agent and each Group Agent.
“Purchasers” means the Conduit Purchasers and the Committed Purchasers.
“QRS Seller” has the meaning specified in the preamble to this Agreement.
“QRS Purchase and Sale Agreement” means the Amended and Restated QRS Purchase and Sale Agreement, dated as of the Restatement Date, among the Servicer, the QRS Originators and the QRS Seller, as such agreement may be amended, supplemented or otherwise modified from time to time.
“QRS Originator” and “QRS Originators” have the meaning set forth for the term “Originator” in the QRS Purchase and Sale Agreement, as the same may be modified from time to time by adding new QRS Originators or removing QRS Originators, in each case in accordance with the prior written consent of the Administrative Agent.
“Qualifying Commingling Report” has the meaning set forth in Section 9.04(d).
“Quarterly Financial Statements” means the unaudited consolidated balance sheet and related consolidated statement of operations and cash flows of Parent and its Subsidiaries for the fiscal quarter ended March 31, 2017.
“Rating Agency” means each of S&P, Fitch and Moody’s (and/or each other nationally recognized statistical rating organization then rating the Notes of any Conduit Purchaser).
“Receivable” means any account receivable or other right to payment from a Person, whether constituting an account, chattel paper, payment intangible, instrument or a general intangible, in each case, arising from the sale of goods, provided or to be provided, or provision of services, rendered or to be rendered, by any Originator pursuant to a Contract, including the right to payment of any interest, finance charges, fees and other payment obligations of such Person with respect thereto.
“Receivables Pool” means at any time all then outstanding Receivables sold or contributed or purported to be sold or contributed to the Sellers pursuant to the Purchase and Sale Agreements.
“Records” means all Contracts, Proofs of Completion, Agency Letters and other documents, instruments, books, records, purchase orders, agreements, reports and other information (including computer programs, tapes, disks, other information storage media, data processing software and related property and rights) prepared or maintained by an Outfront Party with respect to, or that evidence or relate to, the Pool Receivables, the Obligors of such Pool Receivables, any Related Security or the origination, collection or servicing of any of the foregoing.
“Register” has the meaning set forth in Section 14.03(c).
“Related Committed Purchaser” means with respect to any Conduit Purchaser, each Committed Purchaser listed as such for each Conduit Purchaser as set forth on the signature pages of this Agreement or in any Assumption Agreement.
“Related Conduit Purchaser” means, with respect to any Committed Purchaser, each Conduit Purchaser which is, or pursuant to any Assignment and Acceptance Agreement or Assumption Agreement or otherwise pursuant to this Agreement becomes, included as a Conduit Purchaser in such Committed Purchaser’s Group, as designated on its signature page hereto or in such Assignment and Acceptance Agreement, Assumption Agreement or other agreement executed by such Committed Purchaser, as the case may be.
“Related Security” means, with respect to any Receivable:
(a)    all of each Seller’s and each Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;
(b)    all instruments and chattel paper that may evidence such Receivable;
(c)    all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;
(d)    all of each Seller’s and each Originator’s rights, interests and claims under all insurance contracts and insurance payments with respect to, or otherwise allocable to, such Receivable or any property that generated such Receivable;
(e)    all of each Seller’s and each Originator’s rights, interests and claims under the related Contracts and Agency Letters and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;
(f)    all of each Seller’s and each Originator’s rights and interests in any barter credits or other goods or property received with respect to or otherwise applied to such Receivable;
(g)    all books and records of each Seller and each Originator to the extent related to any of the foregoing, including all Records related to the foregoing; and
(h)    all of each Seller’s rights, interests and claims under the Purchase and Sale Agreements and the other Transaction Documents.
“Release” has the meaning set forth in Section 4.01(a).
“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan, other than an event for which the 30-day notice period is waived.
“Representatives” has the meaning set forth in Section 14.06(c).
“Required Reserve Percentage” means, on any day, the higher of:
(a)    the sum of (i) the Loss Reserve Floor Percentage on such day, plus (ii) the Dilution Reserve Floor Percentage on such day; and
(b)    the sum of (i) the Dynamic Loss Reserve Percentage on such day, plus (ii) the Dynamic Dilution Reserve Percentage on such day.
“Required Reserves” means, on any day, an amount determined as follows:
(RRP x NPB) + YR + SFR
where:

RRP	= the Required Reserve Percentage on such day;

NPB	= the Net Pool Balance on such day;

YR	= the Yield Reserve on such day; and

SFR	= the Servicing Fee Reserve on such day.

“Responsible Officer” means the chief executive officer, president, general counsel, any vice president, the chief financial officer, the controller, the treasurer or the assistant treasurer or other similar officer of the applicable Outfront Party or any Outfront Facility Administration Officer.

“Restatement Date” has the meaning specified in the preamble to this Agreement.
“Restructuring Condition” means the satisfaction of any of the following conditions at any time following the occurrence of the Credit Agreement Removal Date:
(a)    the Scheduled Termination Date is (or is otherwise amended or modified to be) a date that is no later than one year following the later of (i) the Credit Agreement Removal Date and (ii) the date of the applicable amendment or modification;
(b)    following the Credit Agreement Removal Date, this Agreement and the other Transaction Documents, as applicable, are amended, restated, supplemented or otherwise modified, in form and substance satisfactory to the Administrative Agent, to add or revise such provisions thereof that are reasonably requested by the Administrative Agent; or
(c)    the Sellers, at their sole expense and effort, cause the Administrative Agent and each member of the MUFG Group to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement and the other Transaction Documents to another appropriate Person that shall acquire such interest and assume such Person’s obligations under this Agreement and the other Transaction Documents pursuant to documentation that is in form and substance satisfactory to the Administrative Agent and each member of the MUFG Group; provided that each such Person shall have received payment of an amount equal to its outstanding Capital and, if applicable, accrued Yield and Fees thereon and all other amounts then owing to it under this Agreement and each of the other Transaction Documents from the assignee or the Sellers.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions, including as of the Closing Date, Cuba, Crimea (Ukraine), Iran, Syria and North Korea.
“Sanctioned Person” means, at any time, (a) any Person currently the subject or the target of any Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) (or any successor thereto) or the U.S. Department of State, or as otherwise published from time to time; (b) that is fifty-percent or more owned, directly or indirectly, in the aggregate by one or more Persons described in clause (a) above; (c) that is operating, organized or resident in a Sanctioned Country; (d) with whom engaging in trade, business or other activities is otherwise prohibited or restricted by Sanctions; or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Sanctions” means the laws, rules, regulations and executive orders promulgated or administered to implement economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time (a) by the United States government, including those administered by OFAC, the US State Department or the US Department of Commerce, (b) by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) by other relevant sanctions authorities to the extent compliance with the sanctions imposed by such other authorities would not entail a violation of Applicable Law.
“Scheduled Termination Date” means June 30, 2022, as such date may be extended from time to time pursuant to Section 2.02(g).
“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.
“Secured Parties” means each Purchaser Party, each Seller Indemnified Party and each Affected Person.
“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.
“Security” is defined in Section 2(a)(1) of the Securities Act.
“Seller Indemnified Amounts” has the meaning set forth in Section 13.01(a).
“Seller Indemnified Party” has the meaning set forth in Section 13.01(a).
“Seller Obligation Final Due Date” means the date that (i) is sixty (60) days following the Scheduled Termination Date or (ii) such earlier date on which the Aggregate Capital become due and payable pursuant to Section 10.01.
“Seller Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Sellers to any Purchaser Party, Seller Indemnified Party and/or any other Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Yield thereon, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to any Seller (in each case whether or not allowed as a claim in such proceeding).
“Sellers” has the meaning specified in the preamble to this Agreement.
“Sellers’ Net Worth” means, at any time of determination, an amount equal to (i) the aggregate Unpaid Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Yield at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of the Subordinated Notes at such time, plus (E) the aggregate accrued and unpaid interest on the Subordinated Notes at such time, plus (F) without duplication, the aggregate accrued and unpaid other Seller Obligations at such time.
“Sequential Receivable” means any Agency Receivable for which, pursuant to the related Contract, the related Agency Obligor is only obligated to remit payments with respect to such Agency Receivable to the extent it receives any amounts by or on behalf of the related Advertiser Obligor.
“Servicer” has the meaning set forth in the preamble to this Agreement.
“Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).
“Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).
“Servicing Fee” means the fee referred to in Section 9.07(a) of this Agreement.
“Servicing Fee Rate” means the rate referred to in Section 9.07(a) of this Agreement.
“Servicing Fee Reserve” means on any day an amount determined as follows:
OBR x SFR x (DSO/360) + AUSF
where:

OBR	= the Unpaid Balance of Pool Receivables on such day;
SFR    =        1.00%;

DSO	= the highest Days’ Sales Outstanding as of the Cut-Off Date for any Settlement Period observed over the preceding 12 Settlement Periods; and

AUSF	= the amount of any accrued but unpaid Servicing Fees.
“Settlement Date” means with respect to any Portion of Capital for any Yield Period or any Yield or Fees, (i) so long as no Event of Termination has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Termination has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Group Agents) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.
“Settlement Period” means:
(a)    the period from the Closing Date to the end of the next calendar month thereafter; and
(b)    thereafter, each subsequent calendar month;
provided, that the last Settlement Period shall end on the Final Payout Date.
“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.
“Specified Concentration Percentage” means, with respect to any Obligor, the greater of (a) the percentage, if any, determined by the Administrative Agent in its sole discretion with respect to such Obligor by written notice to the Sellers and the Servicer; it being understood and agreed that the Administrative Agent, in its sole discretion, may increase or reduce any such percentage described in this clause (a) with respect to any Obligor at any time in its sole discretion by written notice thereof to the Sellers and the Servicer, and (b) the percentage appearing opposite such Obligor’s applicable rating on the table below:

S&P Short-Term Rating/ Long-Term Rating	Moody’s Short-Term Rating/ Long-Term Rating	Specified Concentration Percentage
A-1/A+ or higher	P-1/A1 or higher	24.00%
A-2/BBB+ or higher	P-2/Baa1 or higher	24.00%
A-3/BBB- or higher	P-3/Baa3 or higher	12.00%
Below A-3/BBB- or Not Rated/Withdrawn	Below P-3/Baa3 or Not Rated/Withdrawn	6.00%

For purposes of clause (b) above, each Obligor’s “Specified Concentration Percentage” shall be computed as follows:
(i) if such Obligor has a short-term unsecured debt rating (A) from both Moody’s and S&P, such Obligor’s “Specified Concentration Percentage” shall be determined based on the lower of such short-term unsecured debt ratings or (B) from only one of Moody’s or S&P, such Obligor’s “Specified Concentration Percentage” shall be determined based upon the short-term unsecured debt rating that is maintained;
(ii) if such Obligor (A) does not have a short-term unsecured debt rating from either Moody’s or S&P and (B) has a long-term unsecured debt rating (I) from both Moody’s and S&P, such Obligor’s “Specified Concentration Percentage” shall be determined based on the lower of such long-term unsecured debt ratings or (II) from only one of Moody’s or S&P, such Obligor’s “Specified Concentration Percentage” shall be determined based upon the long-term unsecured debt rating that is maintained; and
(iii) if such Obligor has neither a short-term unsecured debt rating nor a long-term unsecured debt rating from either Moody’s or S&P, such Obligor’s “Specified Concentration Percentage” shall be the lowest percentage set forth on the table above.
“Subject Collections” means, with respect to any Subject Receivable: (a) all funds that are received by any Person in payment of any amounts owed in respect of such Subject Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Subject Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of any related Obligor or any other Person directly or indirectly liable for the payment of such Subject Receivable and available to be applied thereon), (b) all proceeds of all related security with respect to such Subject Receivable and (c) all other proceeds of such Subject Receivable.
“Subject Receivable” means any right to payment from a Person that both (i) is owing to an Originator or an Affiliate of an Originator and (ii) does not constitute a Receivable.
“Subordinated Note” has the meaning set forth in the applicable Purchase and Sale Agreement.
“Subordinated Note Financier” means MUFG or any Affiliate thereof that is a party to any Subordinated Note Financing Document.
“Subordinated Note Financing” means any transaction or series of transactions that may be entered into by one or more of the Originators and the Subordinated Note Financier pursuant to which such Originator or Originators may (a) sell, transfer, assign or convey the applicable Subordinated Notes to the Subordinated Note Financier and/or (b) grant a security interest in the applicable Subordinated Notes to the Subordinated Note Financier.
“Subordinated Note Financing Document” means each purchase agreement, sale agreement, credit agreement, loan agreement, repurchase agreement, security agreement and/or other financing agreement entered into from time to time between the Subordinated Note Financier and the applicable Originators in connection with a Subordinated Note Financing.
“Sub-Servicer” has the meaning set forth in Section 9.01(d).
“Subsidiary” means, with respect to any Person: (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture, limited liability company or similar entity of which (A) more than 50% of the voting interests or general partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (B) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Supplier Receivable” means any Pool Receivable any Obligor of which is a material supplier to any Originator or any of its respective Affiliates or an Affiliate of any such material supplier.
“Support Assets” has the meaning set forth in Section 5.05(a).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate swaps and options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.
“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Sellers on which all Commitments have been reduced to zero pursuant to Section 2.02(e).
“Threshold Amount” means $50 million (or the equivalent thereof in any foreign currency) or, solely with respect to any Seller, $10,000.
“Transaction Documents” means this Agreement, each Purchase and Sale Agreement, the Lock-Box Agreements, the Fee Letter, each Subordinated Note, the Performance Guaranty, the No Petition Agreement, the Exchange Agreement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
“Triggering Event” means, at any time of determination, one or more of the following events has occurred and is continuing: (i) Parent’s senior unsecured long-term debt rating by S&P is below B+ or by Moody’s is below B1, (ii) Parent does not have a senior unsecured long-term debt ratings by either S&P or Moody’s or (iii) an Event of Termination.
“TRS Originator” and “TRS Originators” have the meaning set forth for the term “Originator” in the TRS Purchase and Sale Agreement, as the same may be modified from time to time by adding new TRS Originators or removing TRS Originators, in each case in accordance with the prior written consent of the Administrative Agent.
“TRS Purchase and Sale Agreement” means the TRS Purchase and Sale Agreement, dated as of the Restatement Date, among the Servicer, the TRS Originators and the TRS Seller, as such agreement may be amended, supplemented or otherwise modified from time to time.
“TRS Seller” has the meaning specified in the preamble to this Agreement.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“Unmatured Event of Termination” means any event which, with the giving of notice or lapse of time, or both, would become an Event of Termination.
“Unpaid Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.
“Unperformed Receivable” means, at any time of determination, any Receivable for which one or more obligations of the related Originator have not been fully performed, including maintaining posting of the relating advertisement for the entire period of time required under the related Contract.
“Unperformed Receivable Excess Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables that constitute Eligible Unperformed Receivables, exceeds (b) 30% of the aggregate Unpaid Balance of all Eligible Receivables at such time.
“U.S. Dollars” means dollars in lawful money of the United States of America.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).
“Voting Stock” of any Person means the common stock of such Person and any other security of, or ownership interest in, such Person having ordinary voting power to elect a majority of the board of directors (or other Persons serving similar function) of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means each Seller, the Performance Guarantor and the Administrative Agent.
“Yield” means an amount payable to each Purchaser in respect of its Capital accruing on each day when such Purchaser has Capital outstanding, which amount for any Purchaser’s Capital (or portion thereof) for any day during any Yield Period (or portion thereof) is the amount accrued on such Capital (or portion thereof) during such Yield Period (or portion thereof) in accordance with Section 2.03(b).
“Yield Period” means, with respect to any Purchaser’s Capital (or any portion thereof), (a) before the Termination Date: (i) initially, the period commencing on the date of the Investment pursuant to which such Capital (or portion thereof) is funded by a Purchaser to any Seller pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Monthly Settlement Date and (ii) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) or, in the absence of any such selection, each period of 30 days from the last day of the preceding Yield Period.
“Yield Rate” means, for any day in any Yield Period for any Purchaser’s Capital (or any portion thereof):
(a)    if such Capital (or such portion thereof) is being funded by a Conduit Purchaser on such day through the issuance of Notes, the applicable CP Rate; or
(b)    subject to Section 5.04, if such Capital (or such portion thereof) is being funded by any Purchaser on such day other than through the issuance of Notes (including, without limitation, if a Conduit Purchaser is then funding such Capital (or such portion thereof) under a Program Support Agreement, or if a Committed Purchaser is then funding such Capital (or such portion thereof)), then the applicable Adjusted LIBOR;
provided, however, that the “Yield Rate” for any Purchaser’s Capital (or any portion thereof) on any day while an Event of Termination has occurred and is continuing shall be an interest rate per annum equal the sum of 2.00% per annum plus the greater of (i) the interest rate per annum determined for such Capital (or any portion thereof) and such day pursuant to clause (a) or (b) above, as applicable, and (ii) the Base Rate in effect on such day; provided, further, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law; and provided, further, that Yield for any Capital (or any portion thereof) shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.
“Yield Reserve” means on any day an amount determined as follows:
NPB x [SF x (BR/360) x DSO] + AUY
where:

SF	= 1.5;

NPB	= the Net Pool Balance on such day;

BR	= the Base Rate on such day;

DSO	= the highest Days’ Sales Outstanding as of the Cut-Off Date for any Settlement Period observed over the preceding 12 Settlement Periods; and

AUY	= the amount of any accrued and unpaid Yield on such day.
SECTION 1.02.     Other Interpretative Matters. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (l) if any calculation to be made hereunder refers to a Settlement Period (or any portion thereof) that would have occurred prior to the Closing Date, such reference shall be deemed to be a reference to a calendar month; and (m) the term “or” is not exclusive.
SECTION 1.03.     Accounting Terms; GAAP.
(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP, except as otherwise specifically prescribed herein.

(b)If the Sellers notify the Administrative Agent that the Sellers wish to amend any provision hereof to eliminate the effect of any change in GAAP (or in the application thereof) occurring after the Closing Date on the operation of such provision (or if the Administrative Agent notifies the Sellers that the Majority Group Agents request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the compliance of the Sellers with such provision shall be determined on the basis of GAAP as in effect (and as applied) immediately before the relevant change became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Sellers and the Majority Group Agents. Until such notice is withdrawn or the relevant provision is so amended, the Sellers shall provide to the Administrative Agent financial statements and other documents required under this Agreement setting forth a reconciliation between calculations made with respect to the relevant provision before and after giving effect to such change in GAAP. Notwithstanding any other provision of this Agreement, in no event shall a lease obligation that does not or would not constitute a Capitalized Lease Obligation under GAAP as in effect on the date hereof be treated as a Capitalized Lease Obligation for any purpose hereof.

ARTICLE II

TERMS OF THE PURCHASES AND INVESTMENTS
SECTION 2.01.     Purchase Facility.
(a)Investments. Upon a request by any Seller pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Conduit Purchasers, ratably, in accordance with the aggregate of the Commitments of the Related Committed Purchasers with respect to each such Conduit Purchaser, severally and not jointly, may, in their sole discretion, make payments of Capital to the Sellers on a revolving basis, and if and to the extent any Conduit Purchaser does not make any such payment of Capital or if any Group does not include a Conduit Purchaser, the Related Committed Purchaser(s) for such Conduit Purchaser or the Committed Purchaser for such Group, as the case may be, shall, ratably in accordance with their respective Commitments, severally and not jointly, make such payment of Capital to the applicable Seller, in either case, from time to time during the period from the Closing Date to the Termination Date. Each such payment of Capital by a Purchaser to a Seller shall constitute an Investment hereunder for all purposes. Under no circumstances shall any Purchaser be obligated to make any Investment if, after giving effect thereto:

(i)the Aggregate Capital would exceed the Facility Limit at such time;

(ii)the sum of (A) the Capital of such Purchaser, plus (B) the aggregate outstanding Capital of each other Purchaser in its Group, would exceed the Group Commitment of such Purchaser’s Group;

(iii)if such Purchaser is a Committed Purchaser, the aggregate outstanding Capital of such Committed Purchaser would exceed its Commitment; or

(iv)the Aggregate Capital would exceed the Capital Coverage Amount at such time.

(b)Assignment of Asset Interests. Each Seller hereby sells, assigns and transfers to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder), effective as of the Closing Date (and in the case of the TRS Seller, the Restatement Date) and each Business Day thereafter until the Final Payout Date, an undivided ownership interest in all of such Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables and (iv) all proceeds of the foregoing (Administrative Agent’s undivided ownership interest in such assets for the benefit of the Purchasers is herein called the “Asset Interest”). Such sales, assignments and transfers by the Sellers on the Closing Date (and in the case of the TRS Seller, the Restatement Date) and each Business Day thereafter until the Final Payout Date shall, in each case, occur and be deemed to occur for all purposes in accordance with the terms hereof automatically without further action, notice or consent of any party.

(c)Obligations Not Assumed. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sale, assignment, transfer and conveyance set forth in Section 2.01(b) does not constitute, and is not intended to result in, the creation or an assumption by the Administrative Agent, any Group Agent or any Purchaser of any obligation or liability of any Seller, any Originator, the Servicer, or any other Person under or in connection with all, or any portion of, any Asset Interest, all of which shall remain the obligations and liabilities of the Sellers, the Originators, the Servicer and/or such other Persons, as applicable.

SECTION 2.02.     Making Investments; Return of Capital. (a) Each Investment hereunder shall be made on at least one (1) Business Day’s prior written request from a Seller to the Administrative Agent and each Group Agent in the form of an Investment Request attached hereto as Exhibit A. Each such request for an Investment shall be made no later than 1:00 p.m. (New York City time) on a Business Day (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of the Capital requested (which shall not be less than $2,500,000 and shall be an integral multiple of $100,000), (ii) the allocation of such amount among the Groups (which shall be ratable based on the Group Commitments), (iii) the account to which the Capital of such Investment shall be distributed and (iv) the date such requested Investment is to be made (which shall be a Business Day).
(b)On the date of each Investment specified in the applicable Investment Request, the Purchasers shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, make available to the applicable Seller in same day funds an aggregate amount equal to the amount of such Capital requested, at the account set forth in the related Investment Request.

(c)Each Committed Purchaser’s obligation shall be several, such that the failure of any Committed Purchaser to make available to the applicable Seller any funds in connection with any Investment shall not relieve any other Committed Purchaser of its obligation, if any, hereunder to make funds available on the date such Investments are requested (it being understood, that no Committed Purchaser shall be responsible for the failure of any other Committed Purchaser to make funds available to the applicable Seller in connection with any Investment hereunder).

(d)The Sellers shall return in full the outstanding Capital of each Purchaser on the Seller Obligation Final Due Date. Prior thereto, the Sellers shall, on each Settlement Date, reduce the outstanding Capital of the Purchasers to the extent required under Section 4.01 and otherwise in accordance with such Section 4.01 (subject to the priorities for payment set forth therein). Notwithstanding the foregoing, the Sellers, in their discretion, shall have the right to reduce, in whole or in part, the outstanding Capital of the Purchasers on any Business Day upon two (2) Business Days’ prior written notice thereof to the Administrative Agent and each Group Agent in the form of a Reduction Notice attached hereto as Exhibit B; provided, however, that (i) each such reduction shall be in a minimum aggregate amount of $1,000,000 and shall be an integral multiple of $100,000; provided, however that notwithstanding the foregoing, a reduction may be in an amount necessary to reduce any Capital Coverage Deficit existing at such time to zero, and (ii) any accrued Yield and Fees and any associated Breakage Fees in respect of such reduced Capital shall be paid on the immediately following Settlement Date (to the extent such reduction date is not a Settlement Date).

(e)The Sellers may, at any time upon at least thirty (30) days’ prior written notice to the Administrative Agent and each Group Agent, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than $60,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Committed Purchaser shall be ratably reduced.

(f)In connection with any reduction of the Commitments, the Sellers shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Purchasers, cash in an amount sufficient to pay (A) Capital of Purchasers in each Group in excess of the Group Commitment of such Group and (B) all other outstanding Seller Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Seller Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated Breakage Fees. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Seller Obligations with respect to such reduction, including any Breakage Fees, by paying such amounts to the Purchasers.

(g)Provided that no Event of Termination or Unmatured Event of Termination has occurred and is continuing, the Sellers may from time to time advise the Administrative Agent and each Group Agent in writing of their desire to extend the Scheduled Termination Date for an additional 364 day period, provided that such request is made not more than one hundred twenty (120) days prior to, and not less than sixty (60) days prior to, the then current Scheduled Termination Date. The Administrative Agent and each Committed Purchaser (or its Group Agent on its behalf) shall notify the Sellers and the Administrative Agent in writing whether or not such Person is agreeable to such extension (it being understood that the Administrative Agent and the Committed Purchasers may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than thirty (30) days prior to the then current Scheduled Termination Date; provided, however, that if the Administrative Agent or any Committed Purchaser fails to so notify the Sellers and the Administrative Agent, the Administrative Agent or such Committed Purchaser, as the case may be, shall be deemed to have declined such extension. In the event that the Administrative Agent and one or more Committed Purchasers have so notified the Sellers and the Administrative Agent in writing that they are agreeable to such extension, the Sellers, the Servicer, the Administrative Agent, the applicable Group Agents and the applicable Committed Purchasers shall enter into such documents as the Administrative Agent, the applicable Group Agents and the applicable Committed Purchasers may deem necessary or appropriate to effect such extension, and all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent, the applicable Group Agents and the applicable Committed Purchasers in connection therewith (including Attorney Costs) shall be paid by the Sellers. In the event any Committed Purchaser declines such request to extend the Scheduled Termination Date or is deemed to have declined such extension, such Committed Purchaser’s Group shall be an “Exiting Group” for all purposes of this Agreement.

SECTION 2.03.     Yield and Fees.
(a)On each Settlement Date, the Sellers shall, in accordance with the terms and priorities for payment set forth in Section 4.01, pay to each Group Agent, each Purchaser and the Administrative Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Sellers, the members of the applicable Group (or their Group Agent on their behalf) and/or the Administrative Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”). Commitment Fees (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of a Defaulting Purchaser as provided in Section 2.05.
(b)Each Purchaser’s Capital shall accrue Yield on each day when such Capital remains outstanding at the then applicable Yield Rate for such Capital (or each applicable portion thereof). The Sellers shall, jointly and severally, pay all Yield, Fees and Breakage Fees accrued during each Yield Period on each Settlement Date in accordance with the terms and priorities for payment set forth in Section 4.01.

SECTION 2.04.     Records of Investments and Capital. Each Group Agent shall record in its records, the date and amount of each Investment made by the Purchasers in its Group hereunder, the Yield Rate with respect to the related Capital (and each portion thereof), the Yield accrued on such Purchasers’ Capital and each repayment and payment thereof. Subject to Section 14.03(c), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Sellers hereunder or under the other Transaction Documents to repay the Capital of each Purchaser, together with all Yield accruing thereon and all other Seller Obligations.
SECTION 2.05.     Defaulting Purchasers. Notwithstanding any provision of this Agreement to the contrary, if any Purchaser becomes a Defaulting Purchaser, then the following provisions shall apply for so long as such Purchaser is a Defaulting Purchaser:
(a)Commitment Fees (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Purchaser.

(b)The Commitment and Capital of such Defaulting Purchaser shall not be included in determining whether the Majority Purchasers have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 14.01); provided, that, except as otherwise provided in Section 14.01, this clause (b) shall not apply to the vote of a Defaulting Purchaser in the case of an amendment, waiver or other modification requiring the consent of such Purchaser or each Purchaser directly affected thereby (if such Purchaser is directly affected thereby).

(c)In the event that the Administrative Agent, the Sellers and the Servicer each agrees in writing that a Defaulting Purchaser has adequately remedied all matters that caused such Purchaser to be a Defaulting Purchaser, then on such date such Purchaser shall purchase at par such of the Capital of the other Purchasers as the Administrative Agent shall determine may be necessary in order for such Purchaser to hold such Capital ratably in accordance with the Commitment of such Purchaser; provided, that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Sellers while such Purchaser was a Defaulting Purchaser, and provided, further, that except to the extent otherwise agreed by the affected parties, no change hereunder from Defaulting Purchaser to Purchaser that is not a Defaulting Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser having been a Defaulting Purchaser.

SECTION 2.06.     Sellers Jointly and Severally Liable for Obligations.
(a)Joint and Several Liability. Notwithstanding anything to the contrary herein or in any other Transaction Document, each Seller shall be jointly and severally liable for all of the Seller Obligations. Each Seller acknowledges, agrees, represents and warrants the following:

(i)Inducement. Each Purchaser, each Group Agent and the Administrative Agent have been induced to enter into this Agreement and each Purchaser has been induced to make Investments in part based upon the assurances by each Seller that such Seller desires that the Seller Obligations of the other Seller be honored and enforced as separate obligations of such Seller, should the Administrative Agent (on behalf of the Purchasers) desire to do so.

(ii)Combined Liability. Notwithstanding the foregoing, the Sellers shall be jointly and severally liable to the Administrative Agent, the Purchasers, the Group Agents and the other Seller Indemnified Parties for all the Seller Obligations, including, all their respective representations, warranties, covenants, payment obligations and indemnities, and the Administrative Agent may at its option enforce any Seller Obligation against any one or all of the Sellers.

(iii)Separate Exercise of Remedies. Subject to the foregoing, the Administrative Agent may exercise remedies against each Seller and its property (including the Lock-Box Accounts, the Pool Receivables, the Related Security, the Collections and the other Support Assets) separately, whether or not the Administrative Agent exercises remedies against the other Seller or its property. The Administrative Agent may enforce a portion of the Seller Obligations without enforcing all of the Seller Obligations. Any failure or inability of the Administrative Agent to enforce a Seller Obligation shall not in any way limit the Administrative Agent’s right to enforce the other Seller Obligations.

(b)Guaranty. (i) Subject to and without limiting clause (a) above, each Seller, jointly and severally, hereby unconditionally and irrevocably guarantees to the Administrative Agent, each Purchaser, each Group Agent and each other Seller Indemnified Party the prompt payment of the Seller Obligations of the other Seller in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) and the timely performance by the other Seller of all their other obligations under this Agreement and the other Transaction Documents.

(ii)This guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all of the Seller Obligations whenever arising.

(iii)Notwithstanding any provision to the contrary contained herein or in any other Transaction Document, to the extent the liability of a Seller for the Seller Obligations of the other Seller under this Section 2.06 shall be adjudicated to be invalid or unenforceable for any reason (including, because of any Applicable Law relating to fraudulent conveyances or transfers) then the liability of such Seller for the Seller Obligations of the other Seller under this Section 2.06 shall be limited to the maximum amount that is permissible under Applicable Law.

(c)Obligations Unconditional. (i) The obligations of each Seller under this Section 2.06 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Transaction Documents or any other agreement or instrument referred to therein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

(ii)Each Seller agrees that this Section 2.06 may be enforced by the Administrative Agent, the Purchasers, the Group Agents and the other Seller Indemnified Parties without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any other Transaction Documents or any collateral hereafter securing the Seller Obligations of a Seller or otherwise, and each Seller hereby waives the right to require any Seller Indemnified Party to make demand on or proceed against any Seller, the Servicer, any Originator, any Sub-Servicer or any other Person (including a co-guarantor) or to require any Seller Indemnified Party to pursue any other remedy or enforce any other right. Each Seller further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the other Seller or any other guarantor of any Seller Obligations for amounts paid under this Section 2.06 until the Final Payout Date.

(iii)Each Seller further agrees that nothing contained herein shall prevent any Seller Indemnified Party from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on any collateral securing the Seller Obligations or from exercising any other rights available to it or them, as applicable, under this Agreement, any other Transaction Document, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of such Seller’s obligations hereunder; it being the purpose and intent of each Seller that its obligations under this Section 2.06 shall be absolute, independent and unconditional under any and all circumstances.

(iv)Neither any Seller’s obligations under this Section 2.06 nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of the other Seller, of the Servicer, of any Sub-Servicer or of any Originator or by reason of the bankruptcy or insolvency of the other Seller, of the Servicer, of any Sub-Servicer or of any Originator. Each Seller waives any and all notice of the creation, renewal, extension or accrual of any of the Seller Obligations of the other Seller and notice of or proof of reliance by any Seller Indemnified Party on the guarantees set forth in this Section 2.06 or acceptance thereof. The Seller Obligations, and any part of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantees set forth in this Section 2.06.

(v)All dealings between any Seller (or any of its Affiliates, including the Servicers, the Originators and the Sub-Servicer), on the one hand, and the Seller Indemnified Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantees set forth in this Section 2.06.

(vi)Each Seller hereby subordinates to the payment in full of the Seller Obligations, all rights of such Seller to all debts, liabilities and other obligations, whether direct, indirect, primary, secondary, several, joint and several or otherwise, and irrespective of whether such debts, liabilities and obligations be evidenced by note, contract, open account, book entry or otherwise, owing to such Seller by the other Seller, the Servicer, any Sub-Servicer, any Originator or any of their respective Affiliates.

(d)Modifications. Each Seller agrees that (i) all or any part of the other Seller’s property now or hereafter held for the Seller Obligations, if any, may be exchanged, compromised or surrendered from time to time; (ii) none of the Seller Indemnified Parties shall have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Seller Obligations; (iii) the time or place of payment of the Seller Obligations of the other Seller may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (iv) the other Seller and any other party liable for payment of the Seller Obligations may be granted indulgences generally; (v) any of the other Seller’s rights, duties, obligations or liabilities under any of the Transaction Documents may be modified, amended or waived; (vi) any party (including any co-guarantor) liable for the payment of all or any part of the Seller Obligations may be granted indulgences or be released; and (vii) any deposit balance for the credit of the other Seller or any other party liable for the payment of the Seller Obligations or liable upon any security therefore may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Seller Obligations, all without notice to or further assent by such Seller.
(e)Waiver of Rights. (i) Each Seller hereby expressly waives diligence, presentment, demand, protest or notice of any kind whatsoever, as well as any requirement that the Seller Indemnified Parties (or any of them) exhaust any right to take any action against any Seller, any Originator, any Sub-Servicer, the Servicer or any other Person (including the filing of claims in the event of receivership or bankruptcy of any Seller, the Servicer, any Originator, any Sub-Servicer or any other Person) or with respect to any collateral or collateral security at any time securing any of the Seller Obligations, and hereby consents to any and all extensions of time of the due performance of any or all of the Seller Obligations.

(ii)Each Seller agrees that it shall not exercise or assert any right which it may acquire by way of contribution, reimbursement or subrogation under this Agreement unless and until the Final Payout Date. Each Seller also hereby expressly waives all other defenses it may have as a guarantor or a surety generally or otherwise based upon suretyship, impairment of collateral or otherwise in connection with the Seller Obligations whether in equity or at law unless and until the Final Payout Date. Each Seller agrees that its obligations hereunder shall be irrevocable and unconditional.

(f)Reinstatement. Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of each Seller under this Section 2.06 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Seller Obligations of the other Seller is rescinded or must be otherwise restored by any holder of any of the Seller Obligations of the other Seller, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Seller agrees that it will indemnify each Seller Indemnified Party on demand for all reasonable costs and expenses (including reasonable counsel fees and expenses) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

(g)Remedies. Each Seller acknowledges and agrees that its obligations under this Section 2.06 are secured in accordance with the terms of this Agreement (including the terms of Section 5.05).

(h)Subrogation. Each Seller agrees that, until the Final Payout Date, it will not exercise, and hereby waives, any right of reimbursement, subrogation, contribution, offset or other claims against the other Seller arising by contract, which rights shall be fully subordinate to the rights of any Seller Indemnified Party under the Transaction Documents, or operation of law in connection with any payment made or required to be made by such Seller under this Section 2.06. After the Final Payout Date, each Seller shall be entitled to exercise against the other Seller all such rights of reimbursement, subrogation, contribution, and offset, and all such other claims, to the fullest extent permitted by Applicable Law.

ARTICLE III
[RESERVED]

ARTICLE IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS
SECTION 4.01.     Settlement Procedures.
(a)The Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent at any time that an Event of Termination shall have occurred that has not been waived in accordance with this Agreement, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Sellers or received in any Lock-Box or Lock-Box Account; provided, however, that so long as each of the conditions precedent set forth in Section 6.03 are satisfied on such date, the Servicer may release to the Sellers from such Collections the amount (if any) to be applied to pay the purchase price for Receivables purchased by the Sellers on such date in accordance with the terms of the applicable Purchase and Sale Agreement (each such release, a “Release”). On each Settlement Date, the Servicer (or, following its assumption of control of the Lock-Box Accounts, the Administrative Agent) shall, distribute such Collections in the following order of priority:

(i)first, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Yield Period (plus, if applicable, the amount of Servicing Fees payable for any prior Yield Period to the extent such amount has not been distributed to the Servicer);

(ii)second, to each Purchaser and other Purchaser Party (ratably, based on the amount then due and owing), all accrued and unpaid Yield, Fees and Breakage Fees due to such Purchaser and other Purchaser Party for the immediately preceding Yield Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Yield, Fees and Breakage Fees (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Yield Period to the extent such amount has not been distributed to such Purchaser or Purchaser Party;

(iii)third, as set forth in clause (x), (y) or (z) below, as applicable:
(x)    prior to the occurrence of the Termination Date, to the extent that a Capital Coverage Deficit exists on such date, to the Purchasers (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the return of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Capital Coverage Deficit to zero ($0);
(y)    on and after the occurrence of the Termination Date, to each Purchaser (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the return in full of the aggregate outstanding Capital of such Purchaser at such time; or
(z)    prior to the occurrence of the Termination Date, at the election of the Sellers and in accordance with Section 2.02(d), to the return of all or any portion of the outstanding Capital of the Purchasers at such time (ratably, based on the aggregate outstanding Capital of each Purchaser at such time);
(iv)fourth, to the Purchaser Parties that are then members of an Exiting Group (ratably, based on the amount due and owing at such time), for the payment of all other Seller Obligations then due and owing by the Sellers to such Purchaser Parties;

(v)fifth, to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Seller Obligations then due and owing by the Sellers to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties;

(vi)sixth, to the Originator to pay interest due on the Subordinated Note; and

(vii)seventh, the balance, if any, to be allocated and paid to, or at the direction of, each Seller for its own account, in such proportions as the Servicer shall determine pursuant to the internal policies of the Parent and its Subsidiaries.

(b)All payments or distributions to be made by the Servicer, the Sellers and any other Person to the Purchasers (or their respective related Affected Persons and the Seller Indemnified Parties), shall be paid or distributed to the related Group Agent at its Group Agent’s Account. Each Group Agent, upon its receipt in the applicable Group Agent’s Account of any such payments or distributions, shall distribute such amounts to the applicable Purchasers, Affected Persons and the Seller Indemnified Parties within its Group ratably; provided that if such Group Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, such Group Agent shall pay such amounts to the applicable Purchasers, Affected Persons and the Seller Indemnified Parties within its Group in accordance with the priority of payments set forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person in such Group) among all such Persons in such Group entitled to payment thereof.

(c)If and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to any Person any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Sellers and, accordingly, the Administrative Agent, such Purchaser Party, such Affected Person or such Seller Indemnified Party, as the case may be, shall have a claim against the Sellers for such amount.
(d)For the purposes of this Section 4.01:

(i)if on any day the Unpaid Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by any Seller, any Originator, the Servicer or any Affiliate of the Servicer, or any setoff, counterclaim or dispute between any Seller or any Affiliate of any Seller, an Originator or any Affiliate of an Originator, or the Servicer or any Affiliate of the Servicer, and an Obligor, the applicable Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall immediately pay any and all such amounts in respect thereof to a Lock-Box Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 4.01(a);

(ii)if on any day any of the representations or warranties in Section 7.01 is not true with respect to any Pool Receivable, the applicable Seller shall be deemed to have received, on the date that any Outfront Party becomes aware thereof, a Collection of such Pool Receivable in full and shall immediately pay the amount of such deemed Collection to a Lock-Box Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 4.01(a) (Collections deemed to have been received pursuant to this Section 4.01(d) are hereinafter sometimes referred to as “Deemed Collections”). Upon payment in full by the applicable Seller of any Pool Receivable in accordance with this Section 4.01(d)(ii), the Administrative Agent’s and each other Purchaser Party’s rights in such Receivable shall automatically be conveyed to such Seller, without representation or warranty, but free and clear of all liens, security interests, charges, and encumbrances created by or through the Administrative Agent or such other Purchaser Party;

(iii)except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv)if and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Sellers and, accordingly, such Person shall have a claim against the Sellers for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

SECTION 4.02.     Payments and Computations, Etc. (a) All amounts to be paid by any Seller or the Servicer to the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party hereunder shall be paid no later than noon (New York City time) on the day when due in same day funds to the applicable Group Agent’s Account.
(b)Each of the Sellers and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand.

(c)All computations of interest under subsection (b) above and all computations of Yield, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

ARTICLE V

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST
SECTION 5.01.     Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;
(ii)subject any Affected Person to any Taxes (except to the extent such Taxes are (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes) on its Investments, Capital, loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Support Assets, this Agreement, any other Transaction Document, any Program Support Agreement, any Capital or any participation therein or (B) affecting its obligations or rights to make Investments or fund or maintain Capital;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent, a Group Agent or a Purchaser hereunder or as a Program Support Provider with respect to the transactions contemplated hereby, (B) making any Investment or funding or maintaining any Capital (or any portion thereof) or (C) maintaining its obligation to make any Investment or to fund or maintain any Capital (or any portion thereof), or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person (or its Group Agent), the Sellers shall, jointly and severally, pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.
(b)Capital and Liquidity Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any purchasing office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document or any related Program Support Agreement, (C) the Investments made by such Affected Person, or (D) any Capital (or portion thereof), to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person (or its Group Agent), the Sellers shall, jointly and severally, pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge.

(c)Adoption of Changes in Law. The Sellers acknowledge that any Affected Person may institute measures in anticipation of a Change in Law (including the imposition of internal charges on such Affected Person’s interests or obligations under any Transaction Document or Program Support Agreement), and may commence allocating charges to or seeking compensation from the Sellers under this Section 5.01 in connection with such measures, in advance of the effective date of such Change in Law, and the Sellers agree to jointly and severally pay such charges or compensation to such Affected Person, following demand therefor in accordance with the terms of this Section 5.01, without regard to whether such effective date has occurred.

(d)Certificates for Reimbursement. A certificate of an Affected Person (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a), (b) or (c) of this Section and delivered to the Sellers, shall be conclusive absent manifest error. The Sellers shall, subject to the priorities of payment set forth in Section 4.01, jointly and severally pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring after the Sellers’ receipt of such certificate.

(e)Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation, provided that the Sellers shall not be required to compensate any Affected Person for any amount incurred more than nine months prior to the date that such Affected Person notifies a Seller of the event that gives rise to such claim and of such Affected Person’s intention to claim compensation therefor; provided, however, that, if the circumstance giving rise to such claim is retroactive, then such nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 5.02.     Funding Losses.
(a)The Sellers will, jointly and severally, pay each Purchaser all Breakage Fees.

(b)A certificate of a Purchaser (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Purchaser, as specified in clause (a) above and delivered to the Sellers, shall be conclusive absent manifest error. The Sellers shall, subject to the priorities of payment set forth in Section 4.01, jointly and severally pay such Purchaser the amount shown as due on any such certificate on the first Settlement Date occurring after the Sellers’ receipt of such certificate. Any Breakage Fees that are not paid on such first Settlement Date shall continue to be owing under this Agreement until paid in full.

SECTION 5.03.     Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Sellers under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent to an Affected Person, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Sellers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Affected Person receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Sellers. The Sellers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)Indemnification by the Sellers. The Sellers shall, jointly and severally, indemnify each Affected Person, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this sentence) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Sellers by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error.

(d)Indemnification by the Purchasers. Each Purchaser (other than the Conduit Purchasers) shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons (but only to the extent that the Sellers and their Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Sellers, the Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons to comply with Section 14.03(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser (or its Group Agent) by the Administrative Agent shall be conclusive absent manifest error. Each Purchaser (other than the Conduit Purchasers) hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).

(e)Evidence of Payments. As soon as practicable after any payment of Taxes by any Seller to a Governmental Authority pursuant to this Section 5.03, the applicable Seller shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)Status of Affected Persons. (i) Any Affected Person that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Sellers and the Administrative Agent, at the time or times reasonably requested by the Sellers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Sellers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Person, if reasonably requested by the Sellers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Sellers or the Administrative Agent as will enable the Sellers or the Administrative Agent to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.03(f)(ii)(A), 5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Affected Person’s reasonable judgment, such completion, execution or submission would subject such Affected Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Person.
(ii)Without limiting the generality of the foregoing:

(A)an Affected Person that is a U.S. Person shall deliver to the Sellers and the Administrative Agent from time to time upon the reasonable request of the Sellers or the Administrative Agent, executed originals of Internal Revenue Service Form W-9 certifying that such Affected Person is exempt from U.S. federal backup withholding tax; and

(B)any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Sellers and the Administrative Agent (in such number of copies as shall be requested by the Sellers or Administrative Agent) from time to time upon the reasonable request of the Sellers or the Administrative Agent, whichever of the following is applicable:

(1)in the case of such an Affected Person claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed originals of Internal Revenue Service Form W-8ECI;

(3)in the case of such an Affected Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Affected Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or

(4)to the extent such Affected Person is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Affected Person is a partnership and one or more direct or indirect partners of such Affected Person are claiming the portfolio interest exemption, such Affected Person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(C)any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Sellers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Affected Person becomes an Affected Person under any Transaction Document (and from time to time thereafter upon the reasonable request of the Sellers or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Sellers or the Administrative Agent to determine the withholding or deduction to be made.

(g)Documentation Required by FATCA. If a payment made to an Affected Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to the Sellers and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Sellers or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Sellers or the Administrative Agent as may be necessary for the Sellers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any fiscal or regulatory legislation, rules or practices adopted after the date of this Agreement pursuant to any intergovernmental agreement entered into in connection with FATCA.

(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Purchaser Party or any other Affected Person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Seller Obligations and the Servicer’s obligations hereunder.

(j)Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Sellers and the Administrative Agent in writing of its legal inability to do so.

SECTION 5.04.     Inability to Determine Adjusted LIBOR; Change in Legality.
(a)If any Group Agent shall have determined (which determination shall be conclusive and binding upon the parties hereto absent manifest error) on any day, by reason of circumstances affecting the interbank Eurodollar market, either that: (i) dollar deposits in the relevant amounts and for the relevant Yield Period or day, as applicable, are not available, (ii) adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR for such Yield Period or day, as applicable, or (iii) the Adjusted LIBOR determined pursuant hereto does not accurately reflect the cost to the applicable Affected Person (as conclusively determined by such Group Agent) of maintaining any Portion of Capital during such Yield Period or day, as applicable, such Group Agent shall promptly give telephonic notice of such determination, confirmed in writing, to the Sellers on such day. Upon delivery of such notice: (i) no Portion of Capital shall be funded thereafter at the Adjusted LIBOR unless and until such Group Agent shall have given notice to the Administrative Agent and the Sellers that the circumstances giving rise to such determination no longer exist and (ii) with respect to any outstanding Portion of Capital then funded at the Adjusted LIBOR, such Yield Rate shall automatically be converted to the Base Rate.

(b)If on any day any Group Agent shall have been notified by any Affected Person that such Affected Person has determined (which determination shall be final and conclusive absent manifest error) that any Change in Law, or compliance by such Affected Person with any Change in Law, shall make it unlawful or impossible for such Affected Person to fund or maintain any Portion of Capital at or by reference to the Adjusted LIBOR, such Group Agent shall notify the Sellers and the Administrative Agent thereof. Upon receipt of such notice, until the applicable Group Agent notifies the Sellers and the Administrative Agent that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital shall be funded at or by reference to the Adjusted LIBOR and (ii) the Yield for any outstanding portions of Capital then funded at the Adjusted LIBOR shall automatically and immediately be converted to the Base Rate.

(c)If at any time (i) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) or any Affected Person notifies the Administrative Agent that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR (including, without limitation, because the Adjusted LIBOR is not available or published on a current basis) and such circumstances are unlikely to be temporary, (ii) the supervisor for the administrator of the Adjusted LIBOR or a governmental authority having jurisdiction over the Administrative Agent or any Group Agent has made a public statement identifying a specific date after which the Adjusted LIBOR shall no longer be used for determining interest rates for loans, or (iii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the United States syndicated loan market in the applicable currency, then the Administrative Agent and the Sellers shall endeavor to establish an alternate rate of interest (the “Replacement Rate”) to the Adjusted LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 14.01 of this Agreement, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of the Replacement Rate is provided to the Purchasers, a written notice from the Majority Group Agents stating that such Majority Group Agents object to such amendment.  Until the Replacement Rate is determined (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 5.04(c), only to the extent the Adjusted LIBOR for such period is not available or published at such time on a current basis), any request for conversion of the Yield Rate with respect to any Portion of Capital to the Adjusted LIBOR, or continuation of the Yield Rate of any Portion of Capital at the Adjusted LIBOR, shall be ineffective and the Base Rate shall automatically apply for any Portion of Capital accruing at the Adjusted LIBOR. Notwithstanding anything else herein, any definition of the Replacement Rate shall provide that in no event shall such Replacement Rate be less than zero for the purposes of this Agreement. To the extent the Replacement Rate is approved by the Administrative Agent in connection with this clause, the Replacement Rate shall be applied in a manner consistent with market practice; provided, that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, the Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Group Agent shall not require the consent of, or consultation with, any of the Purchasers).

SECTION 5.05.     Security Interest.
(a)As security for the performance by the Sellers of all the terms, covenants and agreements on the part of each Seller to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Yield and all other Seller Obligations, each Seller hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of such Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Support Assets”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Boxes and Lock-Box Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Lock-Box Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of such Seller under the related Purchase and Sale Agreement, (vi) all other personal and fixture property or assets of such Seller of every kind and nature, including all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing; provided, however, that the term “Support Assets” shall not include the Subject Receivables.

The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Support Assets, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. Each Seller hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.
Immediately upon the occurrence of the Final Payout Date, the Support Assets shall be automatically released from the Lien created hereby, and this Agreement and all rights and obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Purchasers and the other Purchaser Parties and Secured Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Support Assets shall revert to the applicable Seller; provided, however, that promptly following written request therefor by any Seller delivered to the Administrative Agent following any such termination, and at the expense of the Sellers, the Administrative Agent shall execute and deliver to such Seller UCC-3 termination statements and such other documents as such Seller shall reasonably request to evidence such termination.
For the avoidance of doubt, (i) the grant of security interest pursuant to this Section 5.05 shall be in addition to, and shall not be construed to limit or modify, the assignment of the Asset Interest pursuant to Section 2.01(b) and (ii) nothing in Section 2.01 shall be construed as limiting the rights, interests (including any security interest), obligations or liabilities of any party under this Section 5.05.

ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND INVESTMENTS
SECTION 6.01.     Conditions Precedent to Effectiveness and the Initial Investment. This Agreement shall become effective as of the Restatement Date when the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum delivered to the Sellers by the Administrative Agent prior to the Restatement Date.
SECTION 6.02.     Conditions Precedent to All Investments. Each Investment hereunder on or after the Restatement Date shall be subject to the conditions precedent that:
(a)a Seller has delivered to the Administrative Agent and each Group Agent an Investment Request for such Investment, in accordance with Section 2.02(a);

(b)the Servicer shall have delivered to the Administrative Agent and each Group Agent all Information Packages and Purchase Reports required to be delivered hereunder and under the Purchase and Sale Agreements;

(c)the restrictions with respect to such Investment specified in Section 2.01(i) through (iv) shall not be violated;

(d)on the date of such Investment the following statements shall be true and correct (and upon the occurrence of such Investment, each Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)the representations and warranties of each Seller and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such Investment;

(iii)no Capital Coverage Deficit exists or would exist after giving effect to such Investment;

(iv)the Aggregate Capital does not exceed the Facility Limit; and

(v)the Termination Date has not occurred; and

(e)    the Sellers shall have paid in full all fees and expenses due and payable by them through the date of such Investment to the Purchaser Parties in accordance with the terms of the Transaction Documents.
SECTION 6.03.     Conditions Precedent to All Releases. Each Release hereunder on or after the Restatement Date shall be subject to the conditions precedent that:
(a)after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (w) all accrued and unpaid Servicing Fees, Yield, Fees and Breakage Fees, in each case, through the date of such Release, (x) the amount of any Capital Coverage Deficit, (y) the amount of all other accrued and unpaid Seller Obligations through the date of such Release and (z) all accrued and unpaid interest on the Subordinated Notes through the date of such Release;

(b)the Sellers shall use the proceeds of such Release solely to pay the cash purchase price for Receivables purchased by the Sellers in accordance with the terms of the Purchase and Sale Agreements; and

(c)on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, each Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)the representations and warranties of each Seller and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)no Event of Termination has occurred and is continuing, and no Event of Termination would result from such Release;

(iii)no Capital Coverage Deficit exists or would exist after giving effect to such Release; and

(iv)the Termination Date has not occurred.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES
SECTION 7.01.     Representations and Warranties of the Sellers. Each Seller represents and warrants to each Purchaser Party, as of the Restatement Date, on each Settlement Date, on the date of each Release and on each day on which an Investment shall have occurred, as follows:
(a)Organization and Good Standing. It has been duly and solely organized in, and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite limited liability company power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted and will be conducted as contemplated herein and had at all relevant times, and now has, all necessary power and authority to acquire and own the Pool Receivables.

(b)Due Qualification. It is in good standing in the State of Delaware, and has obtained all necessary licenses, approvals and qualifications, if any, in connection with its execution and delivery of the Transaction Documents to which it is a party, the purchase of the Receivables pursuant to the Purchase and Sale Agreement and the performance by it of its obligations contemplated in the Transaction Documents, except to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)Power and Authority; Due Authorization. It (i) has all necessary limited liability company power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party in any capacity, (B) carry out the terms of and perform its obligations under the Transaction Documents applicable to it, (C) acquire the Pool Receivables pursuant to the applicable Purchase and Sale Agreement and own, sell, pledge, hold, maintain, collect and service the Pool Receivables and (D) grant a security interest in the Support Assets on the terms and conditions herein provided and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party in any capacity and the grant of a security interest in the Support Assets on the terms and conditions herein provided.

(d)Valid Security; Binding Obligations. This Agreement constitutes a granting of a valid security interest in the Support Assets to the Administrative Agent (on behalf of the Secured Parties), enforceable against creditors of, and purchasers from, such Seller; and this Agreement constitutes, and each other Transaction Document to be signed by such Seller when duly executed and delivered by it will constitute, a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach or (without notice or lapse of time or both) a default under, (A) its certificate of formation or operating agreement, or (B) any indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which such Seller is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim (other than any Adverse Claim created in connection with this Agreement and the other Transaction Documents) upon any of such Seller’s properties pursuant to the terms of any such indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound or (iii) violate any Applicable Law applicable to it or any of its properties, except to the extent any such violation of Applicable Law would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)No Proceedings. There are no actions, suits, proceedings or investigations pending, or to its knowledge threatened, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the grant of a security interest in any portion of the Support Assets or the consummation of the purposes of this Agreement or of any of the other Transaction Documents, or (iii) seeking any determination or ruling that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Document or the transactions contemplated thereby, except for the filing of the UCC financing statements referred to in Article VI, all of which, at the time required in Article VI, shall have been duly made and shall be in full force and effect.

(h)Litigation. No injunction, decree or other decision has been issued or made by any Governmental Authority against such Seller or its properties. To such Seller’s knowledge, no threat by any Person has been made to attempt to obtain any injunction, decree or other decision by any Governmental Authority against it or its properties that, if adversely determined, would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i)Use of Proceeds. The use of all funds obtained by such Seller under this Agreement will not contravene any of Regulations T, U and X promulgated by the Federal Reserve Board.

(j)Quality of Title. Such Seller has acquired, for fair consideration and reasonably equivalent value, all of the right, title and interest of the applicable Originator in each Pool Receivable. Each Pool Receivable is owned by the applicable Seller free and clear of any Adverse Claim other than Permitted Adverse Claims; the Administrative Agent shall have acquired and shall at all times thereafter continuously maintain a valid and perfected first priority perfected ownership or security interest in each Pool Receivable and Collections and proceeds of any of the foregoing, free and clear of any Adverse Claim other than Permitted Adverse Claims; and no financing statement or other instrument similar in effect covering any Pool Receivable and any interest therein is on file in any recording office except such as may be filed in favor of a Seller in accordance with a Transaction Document (and assigned to the Administrative Agent) or of the Administrative Agent in accordance with this Agreement or any Transaction Document.

(k)Accurate Reports. No Information Package, Purchase Report or any other information, exhibit, financial statement, document, book, record or report furnished by or on behalf of any Outfront Party or any of their respective Affiliates to Administrative Agent, any Group Agent, any Liquidity Provider or any other Secured Party in connection with the Support Assets, this Agreement or the other Transaction Documents (i) was untrue or inaccurate in any material respect as of the date it was dated or (except as otherwise disclosed in writing to the Administrative Agent, each Group Agent and such Secured Party at such time) as of the date so furnished; or (ii)  when taken as a whole, contained when furnished any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not materially misleading; provided, however, that with respect to projected or pro forma financial information and information of a general economic or industry specific nature, such Seller represents only that such information has been prepared in good faith based on assumptions believed by such Seller to be reasonable at the time of preparation.

(l)UCC Details. Such Seller’s true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization, its organizational identification number, if any, as designated by the jurisdiction of its organization, its federal employer identification number, if any, and the location of its chief executive office and principal place of business are specified in Schedule 7.01(l) and the offices where the Sellers keeps all their Records are located at the addresses specified in Schedule 7.01(l) (or at such other locations, notified to the Administrative Agent in accordance with Section 8.01(f)), in jurisdictions where all actions required under Section 9.06 have been taken and completed. Except as described in Schedule 7.01(l), such Seller has not, and has never had any, trade names, fictitious names, assumed names or “doing business as” names and such Seller has never changed the location of its chief executive office or its true legal name, identity or corporate structure. Such Seller is organized only in a single jurisdiction.

(m)Lock-Box Accounts. The names and addresses of all of the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule II (or have been notified to and approved by the Administrative Agent in accordance with Section 8.03(d)).

(n)Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Investment or on the date of any Information Package shall be an Eligible Receivable on such date.

(o)Security. The Investments being provided for hereunder do not constitute a Security.

(p)Adverse Change. (i) Since December 31, 2018, there has been no event or occurrence that has caused, or would reasonably be expected to cause, a Material Adverse Effect.

(q)Credit and Collection Policies. The Credit and Collection Policy dated September 2015 and delivered to the Administrative Agent on or prior to the Closing Date is a true and correct copy of the Credit and Collection Policy in effect on the Restatement Date. It has engaged Servicer to service the Pool Receivables in accordance with the Credit and Collection Policies and all Applicable Law, and such policies have not changed in any material respect since the Closing Date except as permitted under Sections 8.03(c) and 8.06(c).

(r)Compliance with Law. It has complied in all respects with all Applicable Laws to which it may be subject, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(s)Financial Information. All financial statements of such Seller delivered to Administrative Agent in accordance with Section 8.02(a) fairly present in all material respects the financial position of such Seller and its results of operations as of the date and for the period presented or provided in accordance with GAAP consistently applied throughout the periods covered thereby (subject to the absence of footnotes and, other than in the case of annual financial statements, normal year-end adjustments), as applicable.

(t)Investment Company Act. No Seller is required to register as an “investment company” under (and as defined in) the Investment Company Act.

(u)Covered Fund. No Seller is a “covered fund” under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder (the “Volcker Rule”).  In determining that no Seller is a “covered fund” under the Volcker Rule, each Seller is entitled to rely on the exemption from the definition of “investment company” set forth in Section 3(c)(5)(A) or (B) of the Investment Company Act.

(v)No Other Obligations. No Seller has outstanding any security of any kind, except membership interests issued to Media LLC or Outernet, as applicable, in connection with its organization, and has not incurred, assumed, guaranteed or otherwise become directly or indirectly liable for, or in respect of, any Debt and no Person has any commitment or other arrangement to extend credit to any Seller, in each case, other than as will occur in accordance with the Transaction Documents.

(w)Representations and Warranties in Other Transactions Documents. Each Seller hereby makes for the benefit of the Administrative Agent and each Purchaser Party all of the representations and warranties it makes, in any capacity, in the other Transaction Documents to which it is a party as if such representations and warranties (together with the related and ancillary provisions) were set forth in full herein.

(x)Ordinary Course of Business. Each remittance of Collections by or on behalf of such Seller pursuant to the Transaction Documents and any related accounts of amounts owing hereunder in respect of the Capital will have been (i) in payment of a debt incurred by such Seller in the ordinary course of business or financial affairs of such Seller and (ii) made in the ordinary course of business or financial affairs of such Seller.

(y)Tax Status. Such Seller (i) has timely filed all United States federal, state and local tax returns and other material tax returns required to be filed by it and (ii) has paid, or caused to be paid, all taxes and assessments due pursuant to such returns or received by it, as applicable, other than taxes and assessments contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP and as to which no Adverse Claim (other than a Permitted Adverse Claim) exists, except in each case of (i) and (ii) above, where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(z)Disregarded Entity. Such Seller is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from a United States person within the meaning of Section 7701(a)(30) of the Code.

(aa)Policies and Procedures. Policies and procedures have been implemented and maintained by or on behalf of the Sellers that are designed to achieve compliance by the Sellers and their directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, giving due regard to the nature of such Person’s business and activities, and each of the Sellers’ officers and employees and, to the knowledge of the Sellers, their officers, employees, directors and agents acting in any capacity in connection with or directly benefitting from the facility established hereby, are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

(bb)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. (i) None of such Seller or, to the knowledge of such Seller, any of its directors, officers, employees, or agents that will act in any capacity in connection with or directly benefit from the facility established hereby is a Sanctioned Person, (ii) such Seller is not organized or resident in a Sanctioned Country, and (iii) such Seller has not violated, been found in violation of or is under investigation by any Governmental Authority for possible violation of any Anti-Corruption Laws, Anti-Terrorism Laws or of any Sanctions.

(cc)Proceeds. No Investment or Release or use of proceeds thereof by such Seller will be used in any manner that will violate Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.
(dd)Solvency. Such Seller is Solvent.

(ee)Opinions. The facts regarding each Outfront Party, the Receivables, the transactions contemplated by the Transaction Documents and the related matters set forth or assumed in each of the true sale and non-consolidation opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(ff)Perfection Representations.

(i)This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in such Seller’s right, title and interest in, to and under the Support Assets which, (A) security interest has been perfected and is enforceable against creditors of and purchasers from such Seller and (B) will be free of all Adverse Claims in such Support Assets other than Permitted Adverse Claims.

(ii)The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii)The applicable Seller owns and has good and marketable title to the Support Assets free and clear of any Adverse Claim other than Permitted Adverse Claims.

(iv)All appropriate financing statements, financing statement amendments, continuation statements and other applicable lien filings have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Security from each applicable Originator to such Seller pursuant to the applicable Purchase and Sale Agreement and the grant by such Seller of a security interest in the Support Assets to the Administrative Agent pursuant to this Agreement.

(v)Other than the security interest granted to the Administrative Agent pursuant to this Agreement, such Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Support Assets except as permitted by this Agreement and the other Transaction Documents. Such Seller has not authorized the filing of and is not aware of any financing statements or other lien filing filed against such Seller that include a description of collateral covering the Support Assets other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. Such Seller is not aware of any judgment lien, ERISA lien or tax lien filings against such Seller.

(gg)The Lock-Boxes and Collection Accounts.

(i)Nature of Collection Accounts. Each Lock-Box Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)Ownership. Each Lock-Box Account is in the name of a Seller, and the relevant Seller owns and has good and marketable title to each applicable Lock-Box Account free and clear of any Adverse Claim other than Permitted Adverse Claims.

(iii)Perfection. The Sellers have delivered to the Administrative Agent a fully executed Lock-Box Agreement relating to each Lock-Box Account, pursuant to which each applicable Lock-Box Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Lock-Box Account without further consent by any Seller, the Servicer or any other Person. The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Lock-Box Account.

(iv)Instructions. None of the Lock-Box Accounts are in the name of any Person other than a Seller. Neither the Sellers nor the Servicer has consented to the applicable Lock-Box Bank complying with instructions of any Person other than the Administrative Agent.

(hh)No Event of Termination. No event has occurred and is continuing and no condition exists, or would result from any Investment or Release or from the application of proceeds therefrom, that constitutes or would reasonably be expected to constitute an Event of Termination or Unmatured Event of Termination.

(ii)Bulk Sales Act. No transaction contemplated hereby requires compliance by it with any bulk sales act or similar law.

(jj)Beneficial Ownership Rule. As of the Restatement Date, each Seller is an entity that is organized under the laws of the United States or of any State and at least 51 percent of whose common stock or analogous equity interest is owned by a Person whose common stock or analogous equity interests are listed on the New York Stock Exchange or the American Stock Exchange or have been designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of Legal Entity Customer as defined in the Beneficial Ownership Rule.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect as of the date made until the Final Payout Date.
SECTION 7.02.     Representations and Warranties of the Servicer. The Servicer represents and warrants to each Purchaser Party, as of the Restatement Date, on each Settlement Date, on the date of each Release and on each day on which an Investment shall have occurred, as follows:
(a)Organization and Good Standing. It has been duly organized and is validly existing as a limited liability company (or other business entity in the case of any successor of the Servicer) in good standing under the Applicable Laws of its jurisdiction of organization, with all requisite limited liability company power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, except to the extent that such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Due Qualification. It is duly qualified to do business as a limited liability company in good standing, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Pool Receivables) requires such qualifications, licenses or approvals, except where the failure to be in good standing or to hold any such qualifications, licenses and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)Power and Authority; Due Authorization. It (i) has all necessary limited liability company power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party in any capacity, (B) carry out the terms of and perform its obligations under the Transaction Documents applicable to it, and (C) service the Pool Receivables in accordance with the provisions hereof and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party in any capacity and the servicing of the Pool Receivables in accordance with the provisions hereof.

(d)Binding Obligations. This Agreement constitutes, and each other Transaction Document to be signed by it when duly executed and delivered by it will constitute, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)No Violation. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party will not (i) conflict with or result in any breach or (without notice or lapse of time or both) a default under, (A) its certificate of formation or operating agreement or (B) any indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, where such breach or default would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (ii) result in the creation or imposition of any Adverse Claim (other than any Adverse Claim created in connection with this Agreement and the other Transaction Documents) upon any of its properties pursuant to the terms of any such indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument or (iii) violate any Applicable Law applicable to it or any of its properties where such violation of Applicable Law would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f)No Proceedings. There are no actions, suits, proceedings or investigations pending, or to its knowledge threatened in writing, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the servicing of the Receivables or the consummation of the purposes of this Agreement or of any of the other Transaction Documents or (iii) seeking any determination or ruling that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Document or the transactions contemplated thereby, except for the filing of the UCC financing statements referred to in Article VI, all of which, at the time required in Article VI, shall have been duly made and shall be in full force and effect and any filings required under applicable securities laws.

(h)Financial Condition. All financial statements of the Servicer and its consolidated Subsidiaries delivered to the Administrative Agent pursuant to Section 8.05(a) were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (i) except as otherwise expressly noted therein and (ii) subject, in the case of quarterly financial statements, to changes resulting from normal year-end adjustments and the absence of footnotes. Since December 31, 2018, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(i)Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Servicer, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Outfront Party or any of their Subsidiaries or against any of their properties that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(j)Accurate Reports. No Information Package, Purchase Report or any other information, exhibit, financial statement, document, book, record or report furnished by or on behalf of any Outfront Party or any of their respective Affiliates to Administrative Agent, any Group Agent, any Liquidity Provider or any other Secured Party in connection with the Support Assets, this Agreement or the other Transaction Documents (i) was untrue or inaccurate in any material respect as of the date it was dated or (except as otherwise disclosed in writing to the Administrative Agent, each Group Agent and such Secured Party at such time) as of the date so furnished; or (ii) when taken as a whole, contained when furnished any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not materially misleading; provided, however, that with respect to projected or pro forma financial information and information of a general economic or industry specific nature, the Servicer represents only that such information has been prepared in good faith based on assumptions believed by the Servicer to be reasonable at the time of preparation.

(k)Lock-Box Accounts. The names and addresses of all of the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule II (or have been notified to and approved by the Administrative Agent in accordance with Section 8.03(d)).

(l)Servicing Programs. No license or approval is required for the Administrative Agent’s use of any software or other computer program used by Servicer, any Originator or any Sub-Servicer in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.

(m)Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Investment or on the date of any Information Package shall be an Eligible Receivable on such date.

(n)Credit and Collection Policies. The Credit and Collection Policy dated September 2015 and delivered to the Administrative Agent on or prior to the Closing Date is a true and correct copy of the Credit and Collection Policy in effect on the Restatement Date. It has complied with the Credit and Collection Policies in all material respects and such policies have not changed in any material respect since the Closing Date except as permitted under Sections 8.03(c) and 8.06(c).

(o)Adverse Change. Since December 31, 2018, there has been no event or occurrence that has caused, or would reasonably be expected to cause, a Material Adverse Effect.

(p)Compliance with Law. It has complied with all Applicable Law, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q)Investment Company Act. The Servicer is not required to register as an “investment company” under (and as defined in) the Investment Company Act.

(r)ERISA. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Outfront Party and their respective ERISA Affiliates (i) have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Pension Plan; (ii) are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Pension Plan; (iii) have not incurred any liability to the PBGC or to any Pension Plan under Title IV of ERISA, other than a liability to the PBGC for premiums under Section 4007 of ERISA already paid or not yet due; (iv) have not incurred any liability to the PBGC or to any Pension Plan under Title IV of ERISA with respect to a plan termination under Section 4041 of ERISA; and (v) have not incurred any Withdrawal Liability to a Multiemployer Plan. No steps have been taken by any Person to terminate any Pension Plan the assets of which are not sufficient to satisfy all of its benefit liabilities under Title IV of ERISA.

(s)[Reserved].

(t)Tax Status. The Servicer (i) has timely filed all United States federal, state and local tax returns and other material tax returns required to be filed by it and (ii) has paid or caused to be paid all taxes and assessments due pursuant to such returns or received by it, as applicable, other than taxes and assessments contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP and as to which no Adverse Claim (other than a Permitted Adverse Claim) exists except, in each case of (i) and (ii) above, where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(u)Policies and Procedures. Policies and procedures have been implemented and maintained by or on behalf of each Outfront Party that are designed to achieve compliance by such Outfront Party and its Subsidiaries, directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, giving due regard of the nature of such Person’s business and activities, and each Outfront Party and its Subsidiaries, and their respective officers and employees and, to the knowledge of the Servicer, its officers, employees, directors and agents acting in any capacity in connection with or directly benefitting from the facility established hereby, are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

(v)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. (i) None of the Outfront Parties or any of their respective Subsidiaries, or, to the knowledge of the Servicer, any of their respective directors, officers, employees, or agents that will act in any capacity in connection with or directly benefit from the facility established hereby is a Sanctioned Person, (ii)  none of the Outfront Parties nor any of their Subsidiaries is organized or resident in a Sanctioned Country and (iii) none of the Outfront Parties have violated, been found in violation of or is under investigation by any Governmental Authority for possible violation of any Anti-Corruption Laws, Anti-Terrorism Laws or of any Sanctions.

(w)Opinions. The facts regarding each Outfront Party, the Receivables, the transactions contemplated by the Transaction Documents and the related matters set forth or assumed in each of the true sale and non-consolidation opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(x)No Event of Termination. No event has occurred and is continuing and no condition exists, or would result from any Investment or Release or from the application of proceeds therefrom, that constitutes or would reasonably be expected to constitute an Event of Termination or Unmatured Event of Termination.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect as of the date made until the Final Payout Date.

ARTICLE VIII

COVENANTS
SECTION 8.01.     Affirmative Covenants of the Sellers. At all times from the Restatement Date until the Final Payout Date, the Sellers shall, unless Administrative Agent and the Majority Group Agents shall otherwise consent in writing:
(a)Compliance with Laws, Etc. Comply in all respects with all Applicable Laws with respect to it, the Pool Receivables and each of the related Contracts, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Preservation of Existence. Preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction except where the failure to qualify or preserve or maintain such existence, rights, franchises or privileges would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)Inspections. (i) From time to time, upon reasonable notice from the Administrative Agent and at reasonable times during regular business hours permit each Group Agent, the Administrative Agent, Liquidity Agent, any Program Support Provider or any of their respective representatives including certified public accountants or other auditors or consultants acceptable to the Administrative Agent, Liquidity Agent, such Program Support Provider or such Group Agent, as applicable (the reasonable out-of-pocket costs and expenses thereof to be reimbursed by the Sellers), (A) to examine and make copies of and abstracts from all Records in the possession or under the control of any Seller or its Affiliates or agents, and (B) to visit the offices and properties of any Seller or its agents for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Pool Receivables or any Seller’s performance hereunder with any of the officers of such Seller or its Affiliates having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, from time to time on request of the Administrative Agent at any time an Event of Termination shall have occurred that has not been waived in accordance with this Agreement, permit certified public accountants or other consultants or auditors acceptable to Administrative Agent to conduct, at the Sellers’ expense, a review of any Seller’s books and records relating to Pool Receivables; provided that, unless an Event of Termination shall have occurred that has not been waived in accordance with this Agreement at the time any such audit/inspection is requested, the Sellers shall only be required to reimburse any Person for costs and expenses related to one such audit/inspection during any calendar year.

(d)Keeping of Records and Books of Account; Delivery. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Pool Receivables in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable received, made or otherwise processed on that day). At any time after the occurrence of an Event of Termination that has not been waived in accordance with this Agreement, upon the request of the Administrative Agent, deliver or cause the Servicer to deliver the originals of all Contracts to the Administrative Agent or its designee, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Receivable against any Obligor thereof.

(e)Performance and Compliance with Pool Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and promises required to be observed by it under the Contracts and the Pool Receivables, unless an Originator or a Seller makes a Deemed Collection payment in respect of the entire Unpaid Balance thereof in accordance with Section 3.2 of the applicable Purchase and Sale Agreement.

(f)Location of Records. Keep its chief place of business and chief executive office, and the offices where it keeps its Records (and all original documents relating thereto), at the address(es) of such Seller referred to in Section 7.01(m) or, upon 30 days’ prior written notice to the Administrative Agent, at such other locations in jurisdictions where all action required by Section 9.06 shall have been taken and completed.

(g)Credit and Collection Policies. Cause the Servicer to service the Pool Receivables in accordance with the Credit and Collection Policies in all material respects and not agree to any material changes thereto except as permitted under Sections 8.03(c) and 8.06(c).

(h)Collections. Instruct or cause the Servicer to instruct all Obligors to cause all Collections of Pool Receivables and the Related Security to be deposited directly in a Lock-Box Account covered by an effective Lock-Box Agreement. In the event that any Seller or its Affiliates otherwise receive any Collections, they will deposit such Collections in a Lock-Box Account covered by a Lock-Box Agreement within two (2) Business Days of such receipt thereof. In the event that any funds other than Collections are deposited into any Lock-Box Account, such Seller (or the Servicer on its behalf) shall within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Sellers shall at all times maintain or cause to be maintained such documents, books, records and other information necessary or advisable to (i) on a daily basis identify Collections of Pool Receivables received from time to time, (ii) on a daily basis identify Subject Collections received from time to time and the Subject Receivable to which each portion of Subject Collections relates and (iii) segregate within two (2) Business Days Collections of Pool Receivables from Subject Collections all property of the Servicer, the Originators and their respective Affiliates other than property of the Sellers.

(i)Right and Title. Hold all right, title and interest in each Pool Receivable, except to the extent that any such right, title or interest has been transferred or granted to the Administrative Agent (on behalf of the Secured Parties).

(j)Transaction Documents. Without limiting any of the Sellers’ covenants or agreements set forth herein or in any other Transaction Document, comply in all material respects with each and every of its covenants and agreements under each Transaction Document to which it is a party in any capacity and its certificate of formation and operating agreement.

(k)Enforcement of Purchase and Sale Agreement. On its own behalf and on behalf of the Purchaser Parties and the Administrative Agent, (x) promptly enforce all covenants and obligations of each Originator contained in the applicable Purchase and Sale Agreement and (y) deliver to the Administrative Agent copies of all consents, approvals, directions, notices and waivers delivered under the applicable Purchase and Sale Agreement and take such actions under the applicable Purchase and Sale Agreement as may be reasonably directed by the Administrative Agent.

(l)Filing of Financing Statements; Etc. Within (i) one (1) Business Day of the date hereof, cause the financing statements described in Section 6.01 to be duly filed in the appropriate jurisdictions and (ii) a reasonable time thereafter, provide the Administrative Agent with acknowledgment copies of all such filed financing statements.

(m)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. Ensure that policies and procedures are maintained and enforced by or on behalf of the Sellers that are designed to promote and achieve compliance by the Sellers and their directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

(n)Federal Assignment of Claims Act; Etc. If reasonably requested by the Administrative Agent, prepare and make any filings under the Federal Assignment of Claims Act (or any other similar Applicable Law) with respect to Pool Receivables from Obligors that are Governmental Authorities, that are necessary or desirable in order for the Administrative Agent to enforce such Receivable against the Obligor thereof.

(o)Commingling. Ensure that for each calendar month, that no more than 10% (or during the continuation of a Triggering Event, 0%) of the aggregate amount of all funds deposited into the Lock-Box Accounts during such calendar month constitute Subject Collections.

(p)Disregarded Entity. Take such actions as may be necessary to at all relevant times continue to be a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from a United States person within the meaning of Section 7701(a)(30) of the Code.

SECTION 8.02.     Reporting Requirements of the Sellers. From the date hereof until the Final Payout Date, the Sellers shall, unless the Administrative Agent and the Majority Group Agents shall otherwise consent in writing, furnish or cause to be furnished to the Administrative Agent and each Group Agent:
(a)Financial Statements. As soon as available and in any event within 120 days after the end of the fiscal year of each Seller, copies of the unaudited annual income statement and balance sheet of each Seller, prepared in conformity with GAAP (subject to the absence of footnotes), duly certified by a Financial Officer of such Seller with respect to such fiscal year.

(b)Information Packages. As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, an Information Package signed by the Servicer and for the most recently completed Settlement Period; provided, that the Administrative Agent may modify, in any reasonable respect, the information required to be provided by Servicer in, or the form of, the Information Package upon reasonable prior notice to the Sellers.

(c)ERISA. Promptly after any Seller becomes aware of the occurrence of any ERISA Event, a notice indicating that such event has occurred, accompanied by a written statement of a Responsible Officer of such Seller setting forth details of the occurrence referred to therein and stating what action it proposes to take with respect thereto.

(d)Events of Termination. Notice of the occurrence of any Event of Termination or Unmatured Event of Termination, accompanied by a written statement of a Responsible Officer of a Seller setting forth reasonable details of such event and the action that the Sellers propose to take with respect thereto, such notice to be provided promptly (but not later than two (2) Business Days) after any Seller obtains knowledge of any such event.

(e)Litigation. Promptly, and in any event within two (2) Business Days of any Seller’s knowledge thereof, notice of (i) any litigation, investigation or proceeding initiated against any Seller and (ii) any material adverse change in any such litigation previously disclosed by it.

(f)Agreed Upon Procedures Report. Not later than 120 days (or such greater number of days consented to in writing by the Administrative Agent) following the close of each fiscal year of the Servicer (the reasonable out-of-pocket costs and expenses thereof to be reimbursed jointly and severally by the Sellers and the Servicer), a report of an accounting firm or consulting firm reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and each Group Agent and setting forth the results of such firm’s performance of agreed upon procedures with respect to the performance of Servicer for the prior fiscal year. The scope of the above agreed upon procedures report or other reports shall be as reasonably requested by the Administrative Agent or any Group Agent.

(g)Change in Credit and Collection Policies or Business. At least thirty (30) days prior to (i) the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a description or, if available, a copy of the Credit and Collection Policy then in effect and a written notice (A) indicating such change or amendment and (B) if such proposed change or amendment would be reasonably likely to materially adversely affect the collectability of the Pool Receivables or decrease the credit quality of any newly created Pool Receivables, requesting the Administrative Agent’s and the Majority Group Agent’s consent thereto and (ii) any Seller making any material change or changes in the character of its business, written notice indicating such change and requesting the Administrative Agent’s and the Majority Group Agent’s consent thereto.

(h)Change in Accountants or Accounting Policy. Promptly notify the Administrative Agent and each Group Agent of any change in (i) the external accountants of any Seller, the Servicer, the Performance Guarantor or any Originator or (ii) any material accounting policy of any Seller or any Originator (it being understood that any change to the manner in which any Seller or any Originator accounts for the Pool Receivables or the transactions contemplated under the Transaction Documents shall be deemed “material” for such purpose).

(i)Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of a Seller as the Administrative Agent or any Group Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or any Purchaser Party under or as contemplated by this Agreement or any other Transaction Document or to comply with any Applicable Law or any Governmental Authority.

(j)Notices Under Purchase and Sale Agreement. A copy of each notice received by a Seller from an Originator pursuant to any provision of the Purchase and Sale Agreement.

(k)Purchase and Sale Agreement. Promptly, and in any event within two (2) Business Days of any Seller’s knowledge thereof, notice of the occurrence of a Purchase and Sale Termination Event under any Purchase and Sale Agreement.

(l)Agreed Upon Procedures. In addition, the Sellers shall cooperate with the Servicer and the designated accountants or consultants for each annual agreed upon procedures report required pursuant to Sections 8.02(f) and 8.05(g).

(m)Beneficial Ownership Rule. Promptly following any change that would result in a change to the status of a Seller as an excluded “Legal Entity Customer” under the Beneficial Ownership Rule, such Seller shall execute and deliver to the Administrative Agent a Certification of Beneficial Owner(s) complying with the Beneficial Ownership Rule, in form and substance reasonably acceptable to the Administrative Agent.

SECTION 8.03.     Negative Covenants of the Sellers. From the date hereof until the Final Payout Date, the Sellers shall not, without the prior written consent of the Administrative Agent and the Majority Group Agents, do or permit to occur any act or circumstance that they have covenanted not to do in any Transaction Document to which they are a party in any capacity, or:
(a)Sales, Adverse Claims, Etc. Except as otherwise explicitly provided herein or in the applicable Purchase and Sale Agreement, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than Permitted Adverse Claims) upon or with respect to, any of its assets, including any Pool Receivable, any Related Security or any proceeds of any of the foregoing, or any interest therein, or any Lock-Box Account to which any Collections of any of the foregoing are sent, or any right to receive income or proceeds from or in respect of any of the foregoing or purport to do any of the foregoing.

(b)Extension or Amendment of Receivables. Except as permitted under Section 9.02(a), extend, amend or otherwise modify the payment terms of any Pool Receivable or amend, modify or waive any payment term or condition of any related Contract, in each case unless a corresponding Deemed Collection payment in respect of the related Pool Receivable is made, in full, in connection therewith.

(c)Change in Credit and Collection Policies, Business or Organizational Documents. (i) Make or consent to any change in, or waive any of the provisions of, the Credit and Collection Policies that would be reasonably likely to materially adversely affect the collectability of the Pool Receivables or decrease the credit quality of any newly created Pool Receivables without the prior written consent of the Administrative Agent and the Majority Group Agents, (ii) make any material change in the character of its business or amend, waive or otherwise modify its operating agreement or certificate of formation without the prior written consent of Administrative Agent and the Majority Group Agents or (iii) amend, waive or otherwise modify any other Transaction Document to which any Seller is a party or consent to any amendment, waiver or modification of any Transaction Document, in each case, without the prior written consent of the Administrative Agent and the Majority Group Agents.

(d)Change in Payment Instructions to Obligors. Deposit Collections or cause Collections to be deposited in any lock-box account (or related lock-box, if applicable) other than those listed in Schedule II, unless the Administrative Agent shall have previously received duly executed copies of all Lock-Box Agreements with each applicable Lock-Box Bank; provided, that a Lock-Box Account may not be terminated unless the payments from Obligors that are being sent to such Lock-Box Account will, upon termination of such Lock-Box Account and at all times thereafter, be deposited in a separate Lock-Box Account covered by a Lock-Box Agreement.

(e)Mergers, Acquisitions, Sales, etc. Without the prior written consent of the Administrative Agent and the Majority Group Agents, (i) change the location of any office at which Records are maintained, (ii) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey, contribute or lease all or any substantial part of its assets, or sell or assign with or without recourse any Receivables or any interest therein (other than as provided herein and in the Purchase and Sale Agreement) to any Person or (iii) have any Subsidiaries.

(f)Deposits to Accounts. (i) Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection or proceeds thereof to any lock-box account (or related lock-box, if applicable) other than a Lock-Box Account covered by a Lock-Box Agreement or (ii) permit funds other than Collections and Subject Collections to be deposited into any Lock-Box Account.

Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, if a Triggering Event has occurred and is continuing:
(i)on each Business Day, the Sellers shall provide such information with respect to Subject Collections deposited into each Lock-Box Account as reasonably requested by the Administrative Agent;

(ii)within two (2) Business Days the Sellers shall instruct or cause the Servicer to instruct the obligor of each Subject Receivable to cease remitting payments with respect to all Subject Receivables to any Lock-Box Account and to instead remit payments with respect thereto to any other account (other than a Lock-Box Account) from time to time identified to such obligor;

(iii)the Sellers shall immediately take or cause to be taken all other actions necessary to ensure that no Subject Collections are deposited into any Lock-Box Account; and
(iv)the Sellers shall no longer commingle or permit the Servicer, any Originator or any other Person to commingle Collections with any Subject Collections.

(g)Debt and Business Activity. Incur, assume, guarantee or otherwise become directly or indirectly liable for or in respect of any Debt or other obligation, purchase any asset (or make any investment by share purchase loan or otherwise) or engage in any other activity (whether or not pursued for gain or other pecuniary advantage), in any case, other than as will occur in accordance with this Agreement or the other Transaction Documents and as is permitted by its certificate of formation and operating agreement.

(h)Change in Organization, Etc. Without the prior written consent of the Administrative Agent and the Majority Group Agents, (i) change its jurisdiction of organization or its name, identity or corporate structure or (ii) make any other change such that any financing statement or other lien filing filed or other action taken to perfect Administrative Agent’s interests under this Agreement would become seriously misleading or would otherwise be rendered ineffective. No Seller shall amend or otherwise modify or waive its operating agreement or certificate of formation or any provision thereof without the prior written consent of Administrative Agent and the Majority Group Agents.

(i)Actions Impairing Quality of Title. Take any action that could cause any Pool Receivable not to be owned by it free and clear of any Adverse Claim (other than a Permitted Adverse Claim); or take any action that could cause Administrative Agent not to have a valid and perfected ownership or first priority perfected security interest in the Support Assets and each Lock-Box Account of the applicable Seller at a Lock-Box Bank, all amounts on deposit therein and all products and proceeds of the foregoing, free and clear of any Adverse Claim (other than a Permitted Adverse Claim); or suffer the existence of any financing statement or other instrument similar in effect covering any Pool Receivable on file in any recording office except such as may be filed in favor of or assigned to the Administrative Agent in accordance with this Agreement or any Transaction Document.

(j)Actions by Originators. Notwithstanding anything to the contrary set forth in the Purchase and Sale Agreements, no Seller will consent to (i) any change or removal of any notation required to be made by any Originator pursuant to Section 3.3 of the applicable Purchase and Sale Agreement, or (ii) any waiver of or departure from any term set forth in Article V of the applicable Purchase and Sale Agreement, in each case without the prior written consent of the Administrative Agent.

(k)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.  Use, or permit Performance Guarantor or its or Performance Guarantor’s Subsidiaries or their respective directors, officers, employees or agents to use, the proceeds of any Investment or Release (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to any Affected Person under any applicable Sanctions or result in the violation of any Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(l)Evading and Avoiding. Engage in, or permit Performance Guarantor or any of its or Performance Guarantor’s Subsidiaries or any director, officer, employee, agent or other Person acting on behalf of any Seller or any of its Subsidiaries in any capacity in connection with or directly benefitting from the Agreement to engage in, or to conspire to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

SECTION 8.04.     Affirmative Covenants of the Servicer. At all times from the Restatement Date until the Final Payout Date, the Servicer shall, unless the Administrative Agent and the Majority Group Agents shall otherwise consent in writing:
(a)Compliance with Laws, Etc. Comply with all Applicable Laws with respect to it, the Pool Receivables, the related Contracts and the servicing and collection thereof, except to the extent such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Preservation of Existence. Preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction except where the failure to qualify or preserve or maintain such existence, rights, franchises or privileges or to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)Inspections. (i) From time to time, upon reasonable notice from the Administrative Agent and at reasonable times during regular business hours permit each Group Agent, the Administrative Agent, Liquidity Agent, any Program Support Provider or any of their respective representatives including certified public accountants or other auditors or consultants acceptable to the Administrative Agent, Liquidity Agent, such Program Support Provider or such Group Agent, as applicable (the reasonable out-of-pocket costs and expenses thereof to be reimbursed by the Servicer), (A) to examine and make copies of and abstracts from all Records in the possession or under the control of the Servicer or its Affiliates or agents, and (B) to visit the offices and properties of Servicer or its agents for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Pool Receivables or the Servicer’s performance hereunder with any of the officers of the Servicer or its Affiliates having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, from time to time on request of Administrative Agent at any time an Event of Termination shall have occurred that has not been waived in accordance with this Agreement, permit certified public accountants or other consultants or auditors acceptable to Administrative Agent to conduct, at Servicer’s expense, a review of any Seller’s books and records relating to Pool Receivables; provided that, unless an Event of Termination shall have occurred that has not been waived in accordance with this Agreement at the time any such audit/inspection is requested, the Servicer shall only be required to reimburse any Person for costs and expenses related to one such audit/inspection during any calendar year.

(d)Keeping of Records and Books of Account; Delivery; Location of Records. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Pool Receivables in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable received, made or otherwise processed on that day). At any time after the occurrence of an Event of Termination that has not been waived in accordance with this Agreement, upon the request of the Administrative Agent, deliver the originals of all Contracts to the Administrative Agent or its designee, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Receivable against any Obligor thereof.

(e)Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and the Pool Receivables, unless, with respect to a Pool Receivable, an Originator or the Servicer makes a Deemed Collection payment in respect of the entire Unpaid Balance thereof in accordance with Section 3.2 of the applicable Purchase and Sale Agreement.

(f)Location of Records. Keep its chief place of business and chief executive office, and the offices where it keeps its Records (and all original documents relating thereto), at the address(es) of the Servicer referred to in Schedule 8.04(f) or, upon 30 days’ prior written notice to the Administrative Agent, at such other locations in jurisdictions where all action required by Section 9.06 shall have been taken and completed.

(g)Credit and Collection Policy. Comply in all material respects with the applicable Credit and Collection Policy in regard to each Pool Receivable, the related Contract and the servicing and collection thereof.

(h)Collections. Instruct all Obligors to cause all Collections of Pool Receivables and the Related Security to be deposited directly in a Lock-Box Account covered by an effective Lock-Box Agreement. In the event the Servicer or any of its Affiliates otherwise receives any Collections, such Person will deposit such Collections in a Lock-Box Account covered by a Lock-Box Agreement within two (2) Business Days of its receipt thereof. In the event that any funds other than Collections are deposited into any Lock-Box Account, the Servicer shall within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Servicer shall at all times maintain or cause to be maintained such documents, books, records and other information necessary or advisable to (i) on a daily basis identify Collections of Pool Receivables received from time to time, (ii) on a daily basis identify Subject Collections received from time to time and (iii) segregate Collections of Pool Receivables from Subject Collections and other property of the Servicer, the Originators and their respective Affiliates other than the Sellers.

(i)Transaction Documents. Without limiting any of the Servicer’s covenants or agreements set forth herein or in any other Transaction Document, so long as the Servicer is an Originator, the Servicer shall comply in all material respects with each and every of its covenants and agreements as an Originator under each Transaction Document to which it is a party in any capacity.

(j)Frequency of Billing. Prepare and deliver (or cause to be prepared or delivered) invoices with respect to each Pool Receivable in accordance with the Credit and Collection Policy, but in any event no less frequently than as required under the Contract related to such Pool Receivable.

(k)Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Parent and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(l)Maintenance of Assets. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business.

(m)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. Ensure that policies and procedures are maintained and enforced by or on behalf of the Servicer that are designed to promote and achieve compliance by the Servicer and each of its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

(n)Federal Assignment of Claims Act; Etc. If reasonably requested by the Administrative Agent, the Servicer shall prepare and make any filings under the Federal Assignment of Claims Act (or any other similar Applicable Law) with respect to Pool Receivables from Obligors that are Governmental Authorities, that are necessary or desirable in order for the Administrative Agent to enforce such Receivable against the Obligor thereof.

(o)Commingling. Ensure that for each calendar month, that no more than 10% (or during the continuation of a Triggering Event, 0%) of the aggregate amount of all funds deposited into the Lock-Box Accounts during such calendar month constitute Subject Collections.

SECTION 8.05.     Reporting Requirements of the Servicer. From the date hereof until the Final Payout Date, the Servicer shall furnish to the Administrative Agent and each Group Agent each of the following:
(a)(i)    Quarterly Financial Statements. Within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter and the related (A) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended, and (B) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Parent as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(ii)Annual Financial Statements. Within ninety (90) days after the end of each fiscal year of Parent, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any qualification that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date of the Credit Agreement; or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) (an “Accounting Opinion”).

(iii)Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit G signed by a Financial Officer of Servicer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

Notwithstanding the foregoing, the obligations in clauses (i) and (ii) of this Section 8.05(a) may be satisfied with respect to financial information of Parent and its Subsidiaries by furnishing Parent’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q filed with the SEC and, to the extent not included in the relevant 10-K, a related Accounting Opinion.
Documents required to be delivered pursuant to Section 8.05(a) and clause (i) of Section 8.05(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent (or any direct or indirect parent of Parent) posts such documents, or provides a link thereto, at the following website: www.outfrontmedia.com, to which each Group Agent and the Administrative Agent have access; or (ii) on which such documents are posted on Parent’s behalf on IntraLinks/IntraAgency or another relevant website (including without limitation the EDGAR website of the SEC), if any, to which each Group Agent and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
(b)Financial Statements and Other Information. The Servicer will furnish to the Administrative Agent and each Group Agent:

(i)promptly after the same become publicly available, copies of all proxy statements, financial statements and regular or special reports which the Parent sends generally to its stockholders;

(ii)promptly upon its receipt of any material notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than a Seller, the Administrative Agent or any Group Agent, copies of the same;

(iii)promptly following a request therefor, any documentation or other information (including with respect to any Outfront Party) that the Administrative Agent or any Group Agent reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti money laundering rules and regulations, including the PATRIOT Act; and

(iv)from time to time such further information regarding the business, affairs and financial condition of the Outfront Parties as the Administrative Agent or any Group Agent shall reasonably request.

(c)Information Packages. As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, an Information Package signed by the Servicer and for the most recently completed Settlement Period; provided, that the Administrative Agent may modify, in any reasonable respect, the information required to be provided by Servicer in, or the form of, the Information Package upon reasonable prior notice to the Servicer.

(d)ERISA. Promptly after the Servicer becomes aware of the occurrence of any ERISA Event, a notice indicating that such event has occurred, accompanied by a written statement of a Financial Officer of Servicer setting forth details of the occurrence referred to therein and stating what action it proposes to take with respect thereto.

(e)Events of Termination. Notice of the occurrence of any Event of Termination or Unmatured Event of Termination, accompanied by a written statement of a Financial Officer of the Servicer setting forth details of such event and the action that it proposes to take with respect thereto, such notice to be provided promptly (but not later than one (1) Business Day) after it obtains knowledge of any such event.

(f)Litigation. As soon as possible, and in any event within two (2) Business Days of its obtaining knowledge thereof, notice of (i) any litigation, investigation or proceeding initiated against any Outfront Party which may exist at any time which has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) any material adverse development in any such litigation previously disclosed by it.

(g)Agreed Upon Procedures Report. Not later than 120 days (or such greater number of days consented to in writing by the Administrative Agent) following the close of each fiscal year of the Servicer (the reasonable out-of-pocket costs and expenses thereof to be reimbursed jointly and severally by the Sellers and the Servicer), a report of an accounting firm or consulting firm reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and each Group Agent and setting forth the results of such firm’s performance of agreed upon procedures with respect to the performance of the Servicer for the prior fiscal year. The scope of the above agreed upon procedures report or other reports shall be as reasonably requested by the Administrative Agent or any Group Agent.

(h)Change in Credit and Collection Policies or Business. At least thirty (30) days prior to (i) the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a description or, if available, a copy of the Credit and Collection Policy then in effect and a written notice (A) indicating such change or amendment and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectability of the Pool Receivables or decrease the credit quality of any newly created Receivables, requesting the Administrative Agent’s and the Majority Group Agent’s consent thereto and (ii) any change in the character of the Servicer’s business that has or would reasonably be expected to, individually or the aggregate, materially and adversely affect the ability of the Servicer to perform its obligations hereunder or otherwise have a Material Adverse Effect or would prevent it from conducting its business operations relating to the Receivables, its servicing of the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents, a written notice indicating such change and requesting the Administrative Agent’s and the Majority Group Agent’s consent thereto.

(i)Change in Accountants or Accounting Policy. Promptly notify the Administrative Agent and each Group Agent of any change in (i) the external accountants of any Seller, the Servicer, the Performance Guarantor or any Originator or (ii) any material accounting policy of any Seller or any Originator (it being understood that any change to the manner in which any Originator or any Seller accounts for the Pool Receivables or the transactions contemplated under the Transaction Documents shall be deemed “material” for such purpose).

(j)Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of the Servicer or Performance Guarantor as the Administrative Agent or any Group Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or any Purchaser Party under or as contemplated by this Agreement or any other Transaction Document or to comply with any Applicable Law or any Governmental Authority.

(k)Servicing Programs. If Servicer is not Media LLC (or an Affiliate of Media LLC) or if any Event of Termination has occurred that has not been waived in accordance with this Agreement and a license or approval is required for the Administrative Agent’s or such successor Servicer’s use of any software or other computer program used by Media LLC (or its Affiliate) in the servicing of the Receivables, then Media LLC shall at its own expense arrange for the Administrative Agent or such successor Servicer to receive any such required license or approval.

SECTION 8.06.     Negative Covenants of the Servicer. From the date hereof until the Final Payout Date, the Servicer shall not, without the prior written consent of the Administrative Agent and the Majority Group Agents do or permit to occur any act or circumstance that it (in its capacity as Servicer) has covenanted not to do in any Transaction Document to which it is a party in any capacity, or:
(a)Interference. Take any action that would cause any Seller or any Originator to breach any of its representations, undertakings, obligations or covenants under any of the Transaction Documents in any material respect.

(b)Extension or Amendment of Receivables. Except as permitted under Section 9.02(a), extend, amend or otherwise modify the payment terms of any Pool Receivable or amend, modify or waive any payment term or condition of any related Contract, in each case unless a corresponding Deemed Collection payment in respect of the related Pool Receivable is made in connection therewith.

(c)Change in Credit and Collection Policies or Business. (i) Make or consent to any change in, or waive any of the provisions of, the Credit and Collection Policies that would be reasonably likely to materially adversely affect the collectability of the Pool Receivables or decrease the credit quality of any newly created Pool Receivables without the prior written consent of Administrative Agent and the Majority Group Agent, (ii) make a change in the character of its business that would have or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in either case, without the prior written consent of the Administrative Agent and the Majority Group Agent or (iii) amend, waive or otherwise modify any other Transaction Document to which it is a party, in any capacity, or consent to any amendment, waiver or modification of any Transaction Document, in each case, without the prior written consent of Administrative Agent and the Majority Group Agent.

(d)Change in Lock-Box Banks. (i) Add any bank or lock-box account not listed on Schedule II as a Lock-Box Bank or Lock-Box Account unless the Administrative Agent shall have previously approved and received duly executed copies of all Lock-Box Agreements and/or amendments thereto covering each such new bank and lock-box account, (ii) terminate any Lock-Box Bank, Lock-Box Agreement or related Lock-Box Account without the prior written consent of the Administrative Agent and, in each case, only if all of the payments from Obligors that were being sent to such Lock-Box Bank or Lock-Box Account will, upon termination of such Lock-Box Bank or Lock-Box Account and at all times thereafter, be deposited in a Lock-Box Account with a Lock-Box Bank covered by a Lock-Box Agreement or (iii) amend, supplement or otherwise modify any Lock-Box Agreement without the prior written consent of Administrative Agent and the Majority Group Agents.

(e)Deposits to Accounts. (i) Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection or proceeds thereof to any account (or related lock-box, if applicable) not covered by a Lock-Box Agreement or (ii) permit funds other than Collections and Subject Collections to be deposited into any Lock-Box Account.

Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, if a Triggering Event has occurred and is continuing:
(i)on each Business Day, the Servicer shall provide such information with respect to Subject Collections deposited into each Lock-Box Account as reasonably requested by the Administrative Agent;

(ii)within two (2) Business Days the Servicer shall instruct the obligor of each Subject Receivable to cease remitting payments with respect to all Subject Receivables to any Lock-Box Account and to instead remit payments with respect thereto to any other account (other than a Lock-Box Account) from time to time identified to such obligor;

(iii)the Servicer shall immediately take all other actions necessary to ensure that no Subject Collections are deposited into any Lock-Box Account; and

(iv)the Servicer shall no longer commingle or permit any Originator or any other Person to commingle Collections with any Subject Collections.

(f)Mergers, Acquisitions, Sales, Etc. Consolidate with or merge with any Person, or convey, transfer or lease substantially all of its assets as an entirety to any Person, unless in the case of any merger or consolidation (i) the Servicer shall be the surviving entity and no Change in Control shall result or (ii) (A) the surviving entity shall be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (B) the surviving entity shall execute and deliver to Administrative Agent and each Group Agent an agreement, in form and substance reasonably satisfactory to Administrative Agent, containing an assumption by the surviving entity of the due and punctual performance and observance of each obligation, covenant and condition of the Servicer under this Agreement and each other Transaction Document, (C) no Change in Control shall result, (D) Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to the Administrative Agent, that its obligations under the Performance Guaranty shall apply to the surviving entity and (E) the Administrative Agent and each Group Agent receives such additional certifications, documents, instruments, agreements and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.

(g)Actions Contrary to Separateness. Take any action inconsistent in any material respect with the terms of Section 8.08.

(h)Sales, Liens, Etc. Except as otherwise provided herein or in the Purchase and Sale Agreements, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than a Permitted Adverse Claim) upon or with respect to, any Pool Receivable or related Contract or Related Security, or any interest therein, or any proceeds of any of the foregoing, or any lock-box account to which any Collections of any Pool Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing or purport to do any of the foregoing.

(i)Actions Evidencing Transfers by Originators. Notwithstanding anything to the contrary set forth in the Purchase and Sale Agreements, Servicer shall not consent to any change or removal of any notation required to be made by any Originator pursuant to Section 3.3 of the applicable Purchase and Sale Agreement without the prior written consent of the Administrative Agent.

(j)No Adverse Claim on Sellers. Create or permit to exist any Adverse Claim (other than a Permitted Adverse Claim) on any Capital Stock of any Seller.

(k)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. Request any Investment, and shall procure that Performance Guarantor and its and Performance Guarantor’s Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Investment or Release (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions or (C) in any other manner that would result in liability to any Person under any applicable Sanctions or result in the violation of any Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(l)Evading and Avoiding. Engage in, or permit Performance Guarantor or any of its or Performance Guarantor’s Subsidiaries or any director, officer, employee, agent or other Person acting on behalf of the Servicer or any of its Subsidiaries in any capacity in connection with or directly benefitting from the Agreement to engage in, or to conspire to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

SECTION 8.07.     Full Recourse. Notwithstanding any limitation on recourse contained herein or in any other Transaction Document: (i) each Seller has the obligation to pay all Capital, Yield, Fees, and all other amounts payable by the Sellers hereunder (which obligation shall be full recourse general obligations of such Seller), and (ii) all obligations of the Servicer so specified hereunder shall be full recourse general obligations of the Servicer.
SECTION 8.08.     Separate Existence of the Sellers. of the Sellers and the Servicer hereby acknowledge that the Secured Parties, the Group Agents and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon such Seller’s identity as a legal entity separate from any Originator, the Servicer, the Performance Guarantor and their Affiliates. Therefore, each of the Sellers and Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Group Agent to continue each Seller’s identity as a separate legal entity and to make it apparent to third Persons that such Seller is an entity with assets and liabilities distinct from those of the Performance Guarantor, the Originators, the Servicer and any other Person, and is not a division of the Performance Guarantor, the Originators, the Servicer, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and the Servicer shall take such actions as shall be required in order that:Media LLC, the Sellers and the Servicer shall assure that each Seller, Performance Guarantor, Media LLC and each Originator (and each of their respective Affiliates) shall observe the applicable legal requirements for the recognition of each Seller as a legal entity separate and apart from each of each Originator, Media LLC, Performance Guarantor, the Servicer and any of their respective Affiliates, and comply with (and cause to be true and correct) each Seller’s organizational documents and shall further assure that each of the following is complied with:
(i)each Seller shall maintain (or cause to be maintained) separate company records, books of account and financial statements (which taken as a whole shall be sufficient to permit a determination of such Seller’s assets and liabilities and to permit a determination of the obligor thereon and the time for performance on each of the Seller’s obligations) from those of any Affiliate of such Seller;

(ii)except as otherwise permitted by the Transaction Documents, no Seller shall commingle any of its assets or funds with those of any Affiliate of such Seller;

(iii)at least one member of each Seller’s Board of Directors shall be an Independent Director and the operating agreement of such Seller shall provide: (i) for the same definition of “Independent Director” as used herein, (ii) such Seller’s Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to such Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action and (iii) that the provisions required by clauses (i) and (ii) of this sentence cannot be amended except in accordance with this Agreement and without the prior written consent of the Independent Director and the Administrative Agent;

(iv)the members and Board of Directors of each Seller shall hold meetings, or execute such written consents, appropriate to authorize such Seller’s actions. The members and directors of such Seller may act from time to time by written consent or through one or more committees or authorized officers or in accordance with such Seller’s certificate of formation and its operating agreement. No Seller shall take any Material Actions without the consent of its Independent Director. Appropriate minutes of all meetings of each Seller’s directors (and committees thereof) shall be kept by such Seller;

(v)the Independent Director shall be compensated in accordance with an executed agreement between the Independent Director and Media LLC;

(vi)no transactions shall be entered between a Seller, on the one hand and any other Outfront Party or any Affiliate of any of them, on the other hand (other than as contemplated hereby and in the other Transaction Documents);

(vii)each Seller shall act solely in its own name and through its own authorized managers, members, directors, officers and agents (including the Servicer), except that, as a general matter, the Obligors need not be informed that the Servicer or any other Affiliate of such Seller are acting on behalf of such Seller. No Affiliate of a Seller shall be appointed as an agent of such Seller, except in the capacity of managing member, Servicer or sub-servicer under the Transaction Documents;

(viii)no Seller’s Affiliates shall advance funds or credit to such Seller or guarantee any obligation of, such Seller except as contemplated by the Transaction Documents and except for (x) Media LLC’s or Outernet’s, as applicable, contributions of capital to such Seller and (y) the issuance by such Seller of a Subordinated Note to an Originator as contemplated by the applicable Purchase and Sale Agreement;

(ix)other than as permitted by the Transaction Documents, no Seller shall guarantee, or otherwise become liable with respect to, any obligation of its Affiliates;

(x)each Seller shall at all times hold itself out to the public under such Seller’s own name as a legal entity separate and distinct from its members, managers, and Affiliates;

(xi)Media LLC or Performance Guarantor may issue consolidated financial statements that may include the assets and liabilities of a Seller, but such financial statements will contain a footnote to the effect that the Receivables of such Seller belong to such Seller and are not available to creditors of Media LLC or Performance Guarantor or its consolidated Subsidiaries; in addition each Seller shall prepare separate financial statements in compliance with GAAP consistently applied; and

(xii)the Independent Director shall not at any time serve as a trustee in bankruptcy for any Seller or any of its Affiliates.

(b)Each Seller agrees that, until the Final Payout Date:

(i)such Seller shall not (A) create any security of any kind, or (B) incur, assume, guarantee or otherwise become directly or indirectly liable for or in respect of any Debt or obligation other than any Subordinated Note and otherwise as expressly permitted by the Transaction Documents;

(ii)such Seller shall not sell, pledge or dispose of any of its assets, except as permitted by, or as provided in, the Transaction Documents;

(iii)such Seller shall not purchase any asset (or make any investment, by share purchase, loan or otherwise) except as permitted by, or as provided in, the Transaction Documents;

(iv)such Seller shall not engage in any activity (whether or not pursued for gain or other pecuniary advantage) other than as permitted by the Transaction Documents;

(v)such Seller shall not create, assume or suffer to exist any Lien on any of its assets other than any Lien created pursuant to the Transaction Documents or a Permitted Adverse Claim;

(vi)such Seller shall not make any payment, directly or indirectly, to, or for the account or benefit of, any owner of any security interest or equity interest in such Seller or any Affiliate of any such owner (except, in each case, as expressly permitted by the Transaction Documents);

(vii)such Seller shall not make, declare or otherwise commence or become obligated in respect of, any dividend, membership interest or security redemption or purchase, distribution or other payment to, or for the account or benefit of, any owner of any security interest or equity interest in such Seller or any Affiliate of any such owner (except, in each case, as expressly permitted by the Transaction Documents);

(viii)such Seller shall not have any employees;

(ix)such Seller shall not repay any portion of the principal balance of any Subordinated Note with any funds other than such funds received by it under Article IV;

(x)such Seller will provide for not less than ten (10) Business Days’ prior written notice to the Administrative Agent of any removal, replacement or appointment of any director that is to serve as an Independent Director, such notice to include the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements for an Independent Director set forth in this Agreement and the constitution of such Seller;

(xi)[Reserved];

(xii)such Seller shall not hold out its credit or assets as being available to satisfy the debts of others; and

(xiii)such Seller shall correct any known misunderstanding regarding its separate identity from its Affiliates.

(c)None of Media LLC, the Sellers or the Servicer shall take any action or permit any of their respective Affiliates to take any action inconsistent with this Section 8.08.

ARTICLE IX
ADMINISTRATION AND COLLECTION OF RECEIVABLES
SECTION 9.01.     Appointment of the Servicer.
(a)The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 9.01. Until the Administrative Agent gives notice to Media LLC (in accordance with this Section 9.01) of the designation of a new Servicer, Media LLC is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence and during the continuance of an Event of Termination, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (at the direction of the Majority Group Agents) designate as Servicer any Person (including itself) to succeed Media LLC or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b)Upon the designation of a successor Servicer as set forth in clause (a) above, Media LLC agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and Media LLC shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.

(c)Media LLC acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each member in each Group have relied on Media LLC’s agreement to act as Servicer hereunder. Accordingly, Media LLC agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Group Agents.

(d)The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) each Seller, the Administrative Agent, each Purchaser and each Group Agent shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not a Subsidiary of the Parent, the Administrative Agent and the Majority Group Agents shall have consented in writing in advance to such delegation.

SECTION 9.02.     Duties of the Servicer.
(a)The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of the Originators. The Servicer shall set aside, for the accounts of each Group, the amount of Collections to which each such Group is entitled in accordance with Article IV hereof. The Servicer may, in accordance with the Credit and Collection Policy, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document, (iii) the Servicer may not modify, waive, restructure or adjust any Pool Receivable or any related Contract if any Capital Coverage Deficit exists or shall exist after giving effect thereto, (iv) the Servicer shall not extend the due date of any Pool Receivable more than once or extend the due date of any Pool Receivable to a date more than 30 days after the original due date thereof, in each case unless a corresponding Deemed Collection payment in respect of the related Pool Receivable is made in connection therewith and (v) if an Event of Termination has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. Each Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Group), in accordance with their respective interests, all records and documents (including Records, computer tapes and disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Termination has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b)The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Person entitled thereto, the collections of any indebtedness or other right to payment that is not a Pool Receivable, less, if Media LLC or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Media LLC or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Sellers all records in its possession that evidence or relate to any indebtedness or other right to payment that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c)The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, the Servicer shall deliver to the Sellers all books, records and related materials that the Sellers previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

SECTION 9.03.     Lock-Box Account Arrangements. Prior to the Restatement Date, the applicable Seller or Sellers shall have entered into Lock-Box Agreements with all of the Lock-Box Banks and delivered executed counterparts of each to the Administrative Agent. At any time following the occurrence of an Event of Termination that has not been waived in accordance with this Agreement, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (upon the direction of the Majority Group Agents) give notice to each Lock-Box Bank that the Administrative Agent is exercising its rights under the Lock-Box Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Lock-Box Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the proceeds that are sent to the respective Lock-Box Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Lock-Box Account and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement. Each Seller hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and each Seller hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Sellers or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent.
SECTION 9.04.     Enforcement Rights.
(a)At any time following the occurrence of an Event of Termination that has not been waived in accordance with this Agreement:

(i)the Administrative Agent (at the Sellers’ expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;

(ii)the Administrative Agent may instruct the Sellers or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Sellers or the Servicer, as the case may be, shall give such notice at the expense of the Sellers or the Servicer, as the case may be; provided, that if the Sellers or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Sellers’ or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii)the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(iv)the Administrative Agent may (or, at the direction of the Majority Group Agents, shall) notify the Lock-Box Banks that the Sellers and the Servicer will no longer have any access to the Lock-Box Accounts;

(v)the Administrative Agent may (or, at the direction of the Majority Group Agents shall) replace the Person then acting as Servicer; and

(vi)the Administrative Agent may collect any amounts due from an Originator under any Purchase and Sale Agreement or the Performance Guarantor under the Performance Guaranty.

(b)Each Seller hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of such Seller, which appointment is coupled with an interest, to take any and all steps in the name of such Seller and on behalf of such Seller necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence of an Event of Termination that has not been waived in accordance with this Agreement, to collect any and all amounts or portions thereof due under any and all Support Assets, including endorsing the name of such Seller on checks and other instruments representing Collections and enforcing such Support Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(c)The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Termination, to collect any and all amounts or portions thereof due under any and all Support Assets, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Support Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(d)At any time following the occurrence of an Event of Termination that has not been waived in accordance with this Agreement, to the extent that the Administrative Agent has exercised exclusive dominion and control over the Lock-Box Accounts, the Servicer may, in its sole discretion, and shall at the direction of the Administrative Agent, deliver to the Administrative Agent a Commingling Report on any Business Day. Upon receipt of such Commingling Report, the Administrative Agent shall promptly review such Commingling Report to determine if such Commingling Report constitutes a Qualifying Commingling Report. In the event that the Administrative Agent reasonably determines that such Commingling Report constitutes a Qualifying Commingling Report, the Administrative Agent shall, unless otherwise directed by any Governmental Authority or otherwise prohibited by Applicable Law, promptly remit to the Servicer from the Lock-Box Accounts the lesser of (i) the amount identified on such Qualifying Commingling Report as Subject Collections on deposit in the Lock-Box Accounts and (ii) the aggregate amount of available funds then on deposit in the Lock-Box Accounts. For purposes of this clause (d), each of the following terms shall have the meanings set forth below:

“Commingling Report” shall mean any report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth information in reasonable detail relating to the amount on deposit in the Lock-Box Accounts and the portions thereof representing Collections and Subject Collections.
“Qualifying Commingling Report” shall mean any Commingling Report that satisfies each of the following conditions: (A) such Commingling Report is calculated as of the immediately prior Business Day, (B) such Commingling Report sets forth, in reasonable detail, the calculation of the aggregate amount on deposit in the Lock-Box Accounts and the portion thereof representing Collections and Subject Collections, (C) such Commingling Report identifies the Obligor and the related Receivable for each portion of the Collections on deposit in the Lock-Box Accounts, (D) such Commingling Report identifies the obligor and the related Subject Receivable for each portion of the Subject Collections on deposit in the Lock-Box Accounts and (E) the Administrator does not in good faith reasonably believe that any of the information or calculations set forth in such Commingling Report is false or incorrect in any material respect (and notice of any such determination shall be provided promptly to the Servicer).

SECTION 9.05.     Responsibilities of the Sellers.
(a)Anything herein to the contrary notwithstanding, each Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Purchaser Party of their respective rights hereunder shall not relieve such Seller from such obligations, (ii) pay when due any material taxes, including any sales taxes, to the extent payable in connection with the Pool Receivables and their creation and satisfaction except to the extent that such taxes are being contested in good faith and appropriate reserves have been maintained in accordance with GAAP and (iii) timely file all material tax returns required to be filed by it with respect to the Pool Receivables. None of the Purchaser Parties shall have any obligation or liability with respect to any Support Assets, nor shall any of them be obligated to perform any of the obligations of any Seller, the Servicer or any Originator thereunder.

(b)Media LLC hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Media LLC shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Media LLC conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Sellers shall, jointly and severally, pay to Media LLC its reasonable out-of-pocket costs and expenses from the Sellers’ own funds (subject to the priority of payments set forth in Section 4.01).

SECTION 9.06.     Further Actions.    Each Seller agrees that from time to time, at its expense, it shall (or cause Servicer to) promptly execute and deliver all further instruments and documents, and take all further actions, that Administrative Agent or its designee may reasonably request or that are necessary in order to perfect, protect or more fully evidence the transactions contemplated by the other Transaction Documents.
SECTION 9.07.     Servicing Fee.
(a)Subject to clause (b) below, the Sellers shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Unpaid Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.

(b)If the Servicer ceases to be Media LLC or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.

ARTICLE X

EVENTS OF TERMINATION
SECTION 10.01.     Events of Termination. If any of the following events (each an “Event of Termination”) shall occur:
(a)Any of the following events:

(i)any Outfront Party shall fail to perform or observe any term, covenant or agreement as and when required hereunder or under any other Transaction Document (other than as referred to in clause (a)(ii) below) and such failure, solely to the extent capable of cure, shall remain unremedied for thirty (30) days following the date a Responsible Officer of any Outfront Party becomes aware of such failure;

(ii)any of the following shall occur: (A) any Outfront Party shall fail to make any payment of Capital or Yield hereunder as and when required to be paid hereunder and such failure is not remedied within two (2) Business Days, (B) any Outfront Party shall fail to make any other payment or deposit or transfer any monies to be made by it hereunder or under any other Transaction Document as and when due and such failure is not remedied within three (3) Business Days, or (C) any Seller or the Servicer, as applicable, shall breach Sections 8.03(a), 8.03(e), 8.03(i), 8.03(j), 8.06(f) or 8.06(h);

(b)any representation or warranty made or deemed to be made by any Outfront Party under or in connection with any Transaction Document shall prove to have been false or incorrect in any material respect when made or deemed to be made (unless such representation or warranty relates solely to one or more specific Pool Receivables and the relevant Originator or the Servicer makes a Deemed Collection payment with respect to such Pool Receivable to the extent required under the Transaction Documents);

(c)(i) any Outfront Party or any Material Subsidiary thereof (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (including any outstanding letters of credit thereunder, but other than Debt hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Debt, or any other event occurs that would constitute a default under such Debt (other than, with respect to Debt consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made or require cash collateralization thereof, prior to its stated maturity; provided, that this clause (c) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, if such sale or transfer does not otherwise result in a default under the documents providing for such secured Debt, (ii) any a “event of default” (or similar event) shall occur under the Credit Agreement, (iii) solely to the extent that MUFG or an Affiliate thereof is a party thereto, any “event of default” (or similar event) shall occur under the Bi-Lateral LC Agreement as a result of Parent, Outfront Media Capital LLC or any other “Applicant” (as defined in the Bi-Lateral LC Agreement) failing to make one or more payments required thereunder beyond the applicable grace period (if any) and such payments are in an aggregate amount of not less than $1,500,000 or (iv) any “event of default” (or similar event) shall occur under any Subordinated Note Financing Document;

(d)an Event of Bankruptcy shall have occurred with respect to any Outfront Party;

(e)the occurrence of any litigation, or any development has occurred in any litigation to which any Seller is a party (including derivative actions), arbitration proceedings or proceedings of any other Governmental Authority which could reasonably be expected to be for an amount (or economic equivalent thereof) equal to or in excess of $10,000; provided that this clause (e) shall not apply to any litigation for which each of the following criteria are satisfied: (i) no Seller is named as the sole plaintiff or defendant with respect thereto, (ii) such litigation is unrelated to any Transaction Document or any transaction contemplated thereby, (iii) such litigation does not relate in any respect to any Support Assets, (iv) no filing or pleading with respect thereto claims that any Seller has (A) breached any document or agreement or any Applicable Law, (B) entered into any transaction or agreement or (C) taken any action or failed to take any action and (v) such litigation is not being brought by and does not involve any Governmental Authority;

(f)the average of the Default Ratios for the three preceding Settlement Periods shall at any time exceed 7.75%;

(g)the average of the Dilution Ratios for the three preceding Settlement Periods shall at any time exceed 8.50%;

(h)the average of the Delinquency Ratios for the three preceding Settlement Periods shall at any time exceed 5.25%;

(i)the average Days Sales Outstanding for the three (3) preceding Settlement Periods shall at any time be more than 70 days;

(j)a Capital Coverage Deficit shall occur, and shall not have been cured within two (2) Business Days;

(k)a Change of Control shall occur;

(l)the Administrative Agent, for the benefit of the Secured Parties, fails at any time to have a valid and perfected first priority ownership interest or first priority perfected security interest in all the Support Assets or any Lock-Box Account (other than such Lock-Box Bank’s right to set off or deduct from the Lock-Box Accounts customary banking fees and charges pursuant to the Lock-Box Agreements), in each case, free and clear of any Adverse Claim other than a Permitted Adverse Claim;

(m)either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of any Originator or any Seller and such lien shall not have been released within ten (10) Business Days, or (ii) the PBGC shall file notice of a lien pursuant to Section 303(k) or Section 4068 of ERISA with regard to any of the assets of any Originator or any Seller;

(n)(i) an ERISA Event occurs with respect to a Pension Plan or a Multiemployer Plan which has resulted or would reasonably be expected to result in liability of an Outfront Party or any of their respective ERISA Affiliates under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or (ii) an Outfront Party or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect;

(o)(i) any Outfront Party shall be required to register as an “investment company” within the meaning of the Investment Company Act or (ii) any Seller becomes a “covered fund” under the Volcker Rule;

(p)any Transaction Document shall cease to be the valid and binding obligation enforceable against any Outfront Party party thereto;

(q)any Seller shall fail to comply with Sections 8.08(a)(iii) or 8.08(b)(ix);

(r)the Sellers shall fail to have paid in full all of their obligations to the Purchaser Parties hereunder and under each other Transaction Documents on the Seller Obligation Final Due Date;

(s)(i) there is entered against any Outfront Party or any Material Subsidiary thereof a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not disputed coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or (ii) in respect of an obligation in excess of the Threshold Amount, any writ or warrant of attachment or execution or similar, vacated or fully bonded within sixty (60) days after its issue or levy;

(t)one or more judgments shall be rendered against any Seller in an amount (or economic equivalent thereof) equal to or in excess of $10,000;

(u)Receivables cease being sold or contributed to any Seller pursuant to the applicable Purchase and Sale Agreement;

(v)the Performance Guaranty is canceled, rescinded, amended, waived or otherwise modified without the prior written consent of the Administrative Agent; or

(w)on or after the Financial Covenant Trigger Date, the applicable Affiliate of any Seller shall fail to satisfy the Credit Agreement Financial Covenant. The Credit Agreement Financial Covenant and related terms shall on and after the Financial Covenant Applicable Date have the respective meaning assigned thereto immediately preceding the Financial Covenant Applicable Date;

then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Group Agents shall) by notice to the Sellers (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Seller Obligation Final Due Date to have occurred (in which case the Seller Obligation Final Due Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Seller Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Seller Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (d) of this Section 10.01 with respect to any Seller, the Termination Date shall occur and the Aggregate Capital and all other Seller Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Support Assets shall be applied in the order of priority set forth in Section 4.01.
ARTICLE XI
THE ADMINISTRATIVE AGENT
SECTION 11.01.     Authorization and Action. Each Purchaser Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, any Seller or any Affiliate thereof or any Purchaser Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.
SECTION 11.02.     Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 9.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Purchaser Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Purchaser Party or to inspect the property (including the books and records) of any Purchaser Party; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 11.03.     Administrative Agent and Affiliates. With respect to any Investment or interests therein owned by any Purchaser Party that is also the Administrative Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with any Seller or any Affiliate thereof and any Person who may do business with or own securities of any Seller or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.
SECTION 11.04.     Indemnification of Administrative Agent. Each Committed Purchaser agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Sellers or any Affiliate thereof), ratably according to the respective Percentage of such Committed Purchaser, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.
SECTION 11.05.     Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
SECTION 11.06.     Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Group Agents or the Majority Group Agents, as the case may be, and assurance of its indemnification by the Committed Purchasers, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Group Agents or the Majority Group Agents, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Purchaser Parties. The Purchaser Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Group Agents or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Group Agent, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Group Agents.
SECTION 11.07.     Notice of Events of Termination; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Termination or Event of Termination unless the Administrative Agent has received notice from any Purchaser Party or any Seller stating that an Unmatured Event of Termination or Event of Termination has occurred hereunder and describing such Unmatured Event of Termination or Event of Termination. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Group Agent, whereupon each Group Agent shall promptly give notice thereof to its respective Conduit Purchaser(s) and Related Committed Purchaser(s). The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Event of Termination or Event of Termination or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.
SECTION 11.08.     Non-Reliance on Administrative Agent and Other Parties. Each Purchaser Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Sellers or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Purchaser Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of each Seller, each Originator, the Performance Guarantor or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Purchaser Party, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser Party with any information concerning any Seller, any Originator, the Performance Guarantor or the Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.
SECTION 11.09.     Successor Administrative Agent.
(a)The Administrative Agent may, upon at least thirty (30) days’ notice to the Sellers, the Servicer and each Group Agent, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Group Agents as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the Majority Group Agents, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Group Agents within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.

(b)Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

ARTICLE XII

THE GROUP AGENTS
SECTION 12.01.     Authorization and Action. Each Purchaser Party that belongs to a Group hereby appoints and authorizes the Group Agent for such Group to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Group Agent by the terms hereof, together with such powers as are reasonably incidental thereto. No Group Agent shall have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against any Group Agent. No Group Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with any Seller or any Affiliate thereof or any Purchaser except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall any Group Agent ever be required to take any action which exposes such Group Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.
SECTION 12.02.     Group Agent’s Reliance, Etc. No Group Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as a Group Agent under or in connection with this Agreement or any other Transaction Documents in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, a Group Agent: (a) may consult with legal counsel (including counsel for the Administrative Agent, any Seller or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of any Seller or any Affiliate thereof or any other Person or to inspect the property (including the books and records) of any Seller or any Affiliate thereof; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Documents or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 12.03.     Group Agent and Affiliates. With respect to any Investment or interests therein owned by any Purchaser Party that is also a Group Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser and may exercise the same as though it were not a Group Agent. A Group Agent and any of its Affiliates may generally engage in any kind of business with any Seller or any Affiliate thereof and any Person who may do business with or own securities of any Seller or any Affiliate thereof or any of their respective Affiliates, all as if such Group Agent were not a Group Agent hereunder and without any duty to account therefor to any other Secured Party.
SECTION 12.04.     Indemnification of Group Agents. Each Committed Purchaser in any Group agrees to indemnify the Group Agent for such Group (to the extent not reimbursed by the Sellers or any Affiliate thereof), ratably according to the proportion of the Percentage of such Committed Purchaser to the aggregate Percentages of all Committed Purchasers in such Group, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Group Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by such Group Agent under this Agreement or any other Transaction Document; provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Group Agent’s gross negligence or willful misconduct.
SECTION 12.05.     Delegation of Duties. Each Group Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Group Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
SECTION 12.06.     Notice of Events of Termination. No Group Agent shall be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Termination or Event of Termination unless such Group Agent has received notice from the Administrative Agent, any other Group Agent, any other Purchaser Party, the Servicer or any Seller stating that an Unmatured Event of Termination or Event of Termination has occurred hereunder and describing such Unmatured Event of Termination or Event of Termination. If a Group Agent receives such a notice, it shall promptly give notice thereof to the Purchaser Parties in its Group and to the Administrative Agent (but only if such notice received by such Group Agent was not sent by the Administrative Agent). A Group Agent may take such action concerning an Unmatured Event of Termination or Event of Termination as may be directed by Committed Purchasers in its Group representing a majority of the Commitments in such Group (subject to the other provisions of this Article XII), but until such Group Agent receives such directions, such Group Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Group Agent deems advisable and in the best interests of the Conduit Purchasers and Committed Purchasers in its Group.
SECTION 12.07.     Non-Reliance on Group Agent and Other Parties. Each Purchaser Party expressly acknowledges that neither the Group Agent for its Group nor any of such Group Agent’s directors, officers, agents or employees has made any representations or warranties to it and that no act by such Group Agent hereafter taken, including any review of the affairs of the Sellers or any Affiliate thereof, shall be deemed to constitute any representation or warranty by such Group Agent. Each Purchaser Party represents and warrants to the Group Agent for its Group that, independently and without reliance upon such Group Agent, any other Group Agent, the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Sellers or any Affiliate thereof and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by a Group Agent to any Purchaser Party in its Group, no Group Agent shall have any duty or responsibility to provide any Purchaser Party in its Group with any information concerning any Seller or any Affiliate thereof that comes into the possession of such Group Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.
SECTION 12.08.     Successor Group Agent. Any Group Agent may, upon at least thirty (30) days’ notice to the Administrative Agent, the Sellers, the Servicer and the Purchaser Parties in its Group, resign as Group Agent for its Group. Such resignation shall not become effective until a successor Group Agent is appointed by the Purchaser(s) in such Group. Upon such acceptance of its appointment as Group Agent for such Group hereunder by a successor Group Agent, such successor Group Agent shall succeed to and become vested with all the rights and duties of the resigning Group Agent, and the resigning Group Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Group Agent’s resignation hereunder, the provisions of this Article XII and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Group Agent.
SECTION 12.09.     Reliance on Group Agent. Unless otherwise advised in writing by a Group Agent or by any Purchaser Party in such Group Agent’s Group, each party to this Agreement may assume that (i) such Group Agent is acting for the benefit and on behalf of each of the Purchaser Parties in its Group, as well as for the benefit of each assignee or other transferee from any such Person and (ii) each action taken by such Group Agent has been duly authorized and approved by all necessary action on the part of the Purchaser Parties in its Group.
ARTICLE XIII

INDEMNIFICATION
SECTION 13.01.     Indemnities by the Sellers.
(a)Without limiting any other rights that the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Seller Indemnified Party”) may have hereunder or under Applicable Law, each Seller, jointly and severally, hereby agrees to indemnify each Seller Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Seller Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Investment or the security interest in respect of any Pool Receivable or any other Support Assets; excluding, however, (a) Seller Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Seller Indemnified Amounts resulted solely from the gross negligence or willful misconduct by the Seller Indemnified Party seeking indemnification or any material breach of the obligations of such Seller Indemnified Party under the Transaction Documents and (b)Taxes (other than Taxes that represent losses, claims, damages etc. arising from any non-Tax claim). Without limiting or being limited by the foregoing, each Seller shall, jointly and severally, pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Seller Indemnified Party any and all amounts necessary to indemnify such Seller Indemnified Party from and against any and all Seller Indemnified Amounts relating to or resulting from any of the following (but excluding Seller Indemnified Amounts and Taxes described in clauses (a) and (b) above):

(i)any Pool Receivable which any Seller or the Servicer includes as an Eligible Receivable as part of the Net Pool Balance but which is not an Eligible Receivable at such time;

(ii)any representation, warranty or statement made or deemed made by any Seller (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Purchase Report or any other information or report delivered by or on behalf of any Seller pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii)the failure by any Seller to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv)the failure to vest in the Administrative Agent a first priority perfected ownership or security interest in all or any portion of the Support Assets, in each case free and clear of any Adverse Claim;

(v)the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable and the other Support Assets and Collections in respect thereof, whether at the time of any Investment or at any subsequent time;

(vi)any dispute, claim or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including (x) a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms or (y) any dispute between an Advertiser Obligor and the related Agency Obligor as to which Person or Persons are obligated to make payment on a Receivable (whether before or after an Advertiser Obligor remits payment to an Agency Obligor)), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable;

(vii)any failure of any Seller to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(viii)any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(ix)the commingling of Collections of Pool Receivables at any time with other funds (including the commingling of Collections of Pool Receivables with Subject Collections);

(x)any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Investments or in respect of any Pool Receivable or other Support Assets or any related Contract;

(xi)any failure of any Seller to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xii)any setoff with respect to any Pool Receivable;

(xiii)any funds that are remitted by or on behalf of any Advertiser Obligor to an Agency Obligor with respect to any Sequential Receivable that are not subsequently remitted by or on behalf of such Agency Obligor to any Originator, any Seller, the Servicer or any other Person on their behalf within one hundred twenty (120) days of such receipt;

(xiv)any failure of any Seller or any Originator to perform any of their respective duties or obligations under any Contract related to any Unperformed Receivable;

(xv)any claim brought by any Person other than a Seller Indemnified Party arising from any activity by any Seller or any Affiliate of any Seller in servicing, administering or collecting any Pool Receivable;

(xvi)[Reserved];

(xvii)any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Agreement or any amounts payable by the Administrative Agent to a Lock-Box Bank under any Lock-Box Agreement;

(xviii)any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including a defense based on such Pool Receivable or the related Contract or Agency Letter not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(xix)any action taken by the Administrative Agent as attorney-in-fact for any Seller, any Originator or the Servicer pursuant to this Agreement or any other Transaction Document;

(xx)the use of proceeds of any Investment;

(xxi)any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason; or
(xxii)any failure to receive consent from any Obligor for any transfer, sale or assignment of the related Receivable or any proceeds thereof.

(b)If for any reason the foregoing indemnification is unavailable to any Seller Indemnified Party or insufficient to hold it harmless, then the Sellers shall, jointly and severally, contribute to such Seller Indemnified Party the amount paid or payable by such Seller Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Sellers and their Affiliates on the one hand and such Seller Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Sellers and their Affiliates and such Seller Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Sellers under this Section shall be in addition to any liability which the Sellers may otherwise have, shall extend upon the same terms and conditions to each Seller Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Sellers and the Seller Indemnified Parties.

(c)Any indemnification or contribution under this Section shall survive the termination of this Agreement.

SECTION 13.02.     Indemnification by the Servicer.
(a)The Servicer hereby agrees to indemnify and hold harmless the Sellers, the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding (i) Servicer Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted solely from the gross negligence or willful misconduct by the Servicer Indemnified Party seeking indemnification or any material breach of the obligations of such Servicer Indemnified Party under the Transaction Documents, (ii) Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim) and (iii) Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, the Servicer shall pay on demand, to each Servicer Indemnified Party any and all amounts necessary to indemnify such Servicer Indemnified Party from and against any and all Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Servicer Indemnified Amounts described in clauses (i), (ii) and (iii) above):

(i)any Pool Receivable which the Servicer includes as an Eligible Receivable as part of the Net Pool Balance but which is not an Eligible Receivable at such time;

(ii)any representation, warranty or statement made or deemed made by the Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Purchase Report or any other information or report delivered by or on behalf of the Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii)the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv)any funds that are remitted by or on behalf of any Advertiser Obligor to an Agency Obligor with respect to any Sequential Receivable that are not subsequently remitted by or on behalf of such Agency Obligor to any Originator, any Seller, the Servicer or any other Person on their behalf within one hundred twenty (120) days of such receipt;

(v)any failure of the Servicer to perform any of its duties or obligations under any Contract related to any Unperformed Receivable;

(vi)the commingling of Collections of Pool Receivables at any time with other funds (including the commingling of Collections of Pool Receivables with Subject Collections);

(vii)any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document; or

(viii)any amounts payable by the Administrative Agent to a Lock-Box Bank under any Lock-Box Agreement.

(b)If for any reason the foregoing indemnification is unavailable to any Servicer Indemnified Party or insufficient to hold it harmless, then the Servicer shall contribute to such Servicer Indemnified Party the amount paid or payable by such Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Servicer and its Affiliates on the one hand and such Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Servicer and its Affiliates and such Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Servicer under this Section shall be in addition to any liability which the Servicer may otherwise have, shall extend upon the same terms and conditions to each Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicer and the Servicer Indemnified Parties.

(c)Any indemnification or contribution under this Section shall survive the termination of this Agreement.

ARTICLE XIV

MISCELLANEOUS
SECTION 14.01.     Amendments, Etc.
(a)No failure on the part of any Purchaser Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Sellers or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Group Agents (and, in the case of any amendment, also signed by the Sellers), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; and (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Group Agent:

(i)change (directly or indirectly) the definitions of, Capital Coverage Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Seller Obligation Final Due Date, Net Pool Balance or Required Reserves contained in this Agreement, or increase the then existing Specified Concentration Percentage for any Obligor or change the calculation of the Capital Coverage Amount;

(ii)reduce the amount of Capital or Yield that is payable hereunder or delay any scheduled date for payment thereof;

(iii)release all or a material portion of the Support Assets from the Administrative Agent’s security interest created hereunder;

(iv)release the Performance Guarantor from any of its obligations under the Performance Guaranty or terminate the Performance Guaranty;

(v)change any of the provisions of this Section 14.01 or the definition of “Majority Group Agents”; or

(vi)change the order of priority in which Collections are applied pursuant to Section 4.01.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Committed Purchaser’s Commitment hereunder without the consent of such Committed Purchaser, (B) no amendment, waiver or consent shall reduce any Fees payable by any Seller to any member of any Group or delay the dates on which any such Fees are payable, in either case, without the consent of the Group Agent for such Group, (C) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Purchaser, except with respect to any amendment, waiver or other modification referred to in clauses (i) through (vii) above and then only in the event such Defaulting Purchaser shall be directly affected by such amendment, waiver or other modification, and (D) the Sellers and the Administrative Agent shall be permitted to enter into an amendment, supplement, modification, consent or waiver of this Agreement to cure any ambiguity, omission, defect, mistake or inconsistency with this Agreement or with any other Transaction Document without the written consent of any Group Agent.
SECTION 14.02.     Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication and electronic mail) and faxed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile or electronic mail shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.
SECTION 14.03.     Assignability; Addition of Purchasers.
(a)Assignment by Conduit Purchasers. This Agreement and the rights of each Conduit Purchaser hereunder (including its right to receive payments of Capital and Yield) shall be assignable by such Conduit Purchaser and its successors and permitted assigns (i) to any Program Support Provider of such Conduit Purchaser without prior notice to or consent from the Sellers or any other party, or any other condition or restriction of any kind, (ii) to any other Purchaser with prior notice to the Sellers but without consent from the Sellers or (iii) with the prior written consent of the Sellers (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination has occurred and is continuing), to any other Eligible Assignee. Each assignor of Capital (or any portion thereof) or any interest therein may, in connection with the assignment or participation, disclose to the assignee or Participant any information relating to any Seller and its Affiliates, including the Receivables, furnished to such assignor by or on behalf of such Seller and its Affiliates or by the Administrative Agent; provided that, prior to any such disclosure, the assignee or Participant agrees to preserve the confidentiality of any confidential information relating to any Seller and its Affiliates received by it from any of the foregoing entities in a manner consistent with Section 14.06(b).

(b)Assignment by Committed Purchasers. Each Committed Purchaser may assign to any Eligible Assignee or to any other Committed Purchaser all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and any Capital or interests therein owned by it); provided, however that

(i)except for an assignment by a Committed Purchaser to either an Affiliate of such Committed Purchaser or any other Committed Purchaser, each such assignment shall require the prior written consent of the Sellers (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination has occurred and is continuing);

(ii)each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(iii)the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 and (y) all of the assigning Committed Purchaser’s Commitment; and

(iv)the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Committed Purchaser hereunder and (y) the assigning Committed Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Committed Purchaser’s rights and obligations under this Agreement, such Committed Purchaser shall cease to be a party hereto).
(c)Register. The Administrative Agent shall, acting solely for this purpose as an agent of the Sellers, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Committed Purchasers and the Conduit Purchasers, the Commitment of each Committed Purchaser and the aggregate outstanding Capital (and stated Yield) of each Conduit Purchaser and Committed Purchaser from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Sellers, the Servicer, the Administrative Agent, the Group Agents, and the other Purchaser Parties shall treat each Person whose name is recorded in the Register pursuant to the terms of this Agreement as a Committed Purchaser or Conduit Purchaser, as the case may be, under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by any Seller, the Servicer, any Group Agent, any Conduit Purchaser or any Committed Purchaser at any reasonable time and from time to time upon reasonable prior notice.

(d)Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Committed Purchaser and an Eligible Assignee or assignee Committed Purchaser, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Sellers and the Servicer.

(e)Participations. Each Committed Purchaser may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitment and its Capital and Yield thereon); provided, however, that

(i)such Committed Purchaser’s obligations under this Agreement (including its Commitment to the Sellers hereunder) shall remain unchanged, and

(ii)such Committed Purchaser shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

The Administrative Agent, the Group Agents, the Conduit Purchasers, the other Committed Purchasers, the Sellers and the Servicer shall have the right to continue to deal solely and directly with such Committed Purchaser in connection with such Committed Purchaser’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Committed Purchaser sells such a participation shall provide that such Committed Purchaser shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Committed Purchaser will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the proviso to Section 14.01 that affects such Participant. Subject to succeeding sentence of this paragraph, each Seller agrees that each Participant shall be entitled to the benefits of Sections 5.01 and 5.03 (subject to the requirements and limitations of such Sections and the Participant’s compliance with Sections 5.03(f) and (g) to the same extent as if it were a Committed Purchaser and had acquired its interest by assignment pursuant to Section 14.03(b). A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03 than the applicable Committed Purchaser would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(f)Participant Register. Each Committed Purchaser that sells a participation shall, acting solely for this purpose as an agent of the Sellers, maintain a register on which it enters the name and address of each Participant and the Capital (and stated Yield) participated to each Participant, together with each Participant’s interest in the other obligations under this Agreement (the “Participant Register”); provided that no Committed Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Capital, Yield or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Capital, Yield or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Committed Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)Assignments by Agents. This Agreement and the rights and obligations of the Administrative Agent and each Group Agent herein shall be assignable by the Administrative Agent or such Group Agent, as the case may be, and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent or such Group Agent, so long as no Event of Termination has occurred and is continuing, such assignment shall require the Sellers’ consent (not to be unreasonably withheld, conditioned or delayed).

(h)Assignments by a Seller or the Servicer. Neither any Seller nor, except as provided in Section 9.01 and without limiting Section 8.06(f), the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Group Agent (such consent to be provided or withheld in the sole discretion of such Person).

(i)Addition of Purchasers or Groups. The Sellers may, with written notice to the Administrative Agent and each Group Agent, add additional Persons as Purchasers (by creating a new Group) or cause an existing Purchaser to increase its Commitment; provided, however, that the Commitment of any existing Purchaser may only be increased with the prior written consent of such Purchaser. Each new Purchaser (or Group) shall become a party hereto, by executing and delivering to the Administrative Agent and the Sellers, an assumption agreement (each, an “Assumption Agreement”) in the form of Exhibit D hereto (which Assumption Agreement shall, in the case of any new Purchaser, be executed by each Person in such new Purchaser’s Group).

(j)Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, any Purchaser, Program Support Provider or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including rights to payment of Capital and Yield) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of any Seller, the Servicer, any Affiliate thereof or any Purchaser Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

(k)Pledge to a Security Trustee. Notwithstanding anything to the contrary set forth herein, any Conduit Purchaser, Program Support Provider or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including rights to payment of Capital and Yield) and any other Transaction Document to a security trustee  in connection with a Conduit Purchaser’s commercial paper note program, without notice to or the consent of any Seller, the Servicer, any Affiliate thereof or any Purchaser Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

SECTION 14.04.     Costs and Expenses. In addition to the rights of indemnification granted under Section 13.01 hereof, the Sellers agree, jointly and severally, to pay on demand all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement, any Program Support Agreement (or any supplement or amendment thereof) related to this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including (i) the reasonable Attorney Costs for the Administrative Agent and the other Purchaser Parties with respect thereto and with respect to advising the Administrative Agent and the other Purchaser Parties as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable and documented accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Purchaser Parties and the fees and charges of any Rating Agency incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Purchaser Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document. In addition, the Sellers agree, jointly and severally, to pay on demand all reasonable out-of-pocket and documented costs and expenses (including reasonable Attorney Costs), of the Administrative Agent and the other Purchaser Parties, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents. Without limiting or being limited by the foregoing, any payments being made by any Seller under this Section 14.04 on any Settlement Date shall be distributed in accordance with the priority of payments set forth in Section 4.01. This Section 14.04 shall not apply to Taxes.
SECTION 14.05.     No Proceedings; Limitation on Payments.
(a)Each of the Sellers, the Administrative Agent, the Servicer, each Group Agent, each Purchaser and each assignee of Capital or any Yield thereof or of any other Seller Obligations agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any Insolvency Proceeding so long as any Notes or other senior indebtedness issued by such Conduit Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Notes or other senior indebtedness shall have been outstanding.

(b)Each of the Servicer, each Group Agent, each Purchaser and each assignee of Capital or any Yield thereof or of any other Seller Obligations, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Seller any Insolvency Proceeding until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence and during the continuance of an Event of Termination.

(c)Notwithstanding any provisions contained in this Agreement to the contrary, a Conduit Purchaser shall not, and shall be under no obligation to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay such Conduit Purchaser’s Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue Notes to refinance all of its outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all of such Conduit Purchaser’s Notes are paid in full. Any amount which any Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or company obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 14.05 shall survive any termination of this Agreement.

SECTION 14.06.     Confidentiality.
(a)Each of the Sellers and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement or the Fee Letter (including any fees payable in connection with this Agreement, the Fee Letter or any other Transaction Document or the identity of the Administrative Agent or any other Purchaser Party), except as the Administrative Agent and each Group Agent may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through any Seller, the Servicer or their Advisors and Representatives or (iii) to the extent it should be (A) required by Applicable Law (including applicable SEC requirements), or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, each Seller and the Servicer will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the affected Purchaser Party of its intention to make any such disclosure prior to making such disclosure. Each of the Sellers and the Servicer agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section. Notwithstanding the foregoing, it is expressly agreed that each of the Sellers, the Servicer and their respective Affiliates may publish a press release or otherwise publicly announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby; provided that the Administrative Agent shall be provided a reasonable opportunity to review such press release or other public announcement prior to its release and provide comment thereon; and provided, further, that no such press release shall name or otherwise identify the Administrative Agent, any other Purchaser Party or any of their respective Affiliates without such Person’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, following the public disclosure by the Parent of this Agreement and the transactions contemplated hereby pursuant to applicable securities laws, the Sellers consent to the publication by the Administrative Agent or any other Purchaser Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

(b)Each of the Administrative Agent and each other Purchaser Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning each Seller, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as any Seller or the Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives and to any related Program Support Provider, (ii) to its assignees and Participants and potential assignees and Participants and their respective counsel if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors or any related Program Support Provider, (iv) to any nationally recognized statistical rating organization in connection with obtaining or maintaining the rating of any Conduit Purchaser’s Notes or as contemplated by 17 CFR 240.17g-5(a)(3), (v) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent, any Group Agent or any Purchaser or their respective Affiliates or Program Support Providers or (vi) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (vi) above, the Administrative Agent, each Group Agent and each Purchaser will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Sellers and the Servicer of its making any such disclosure as promptly as reasonably practicable thereafter. Each of the Administrative Agent, each Group Agent and each Purchaser, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives, Advisors and Program Support Providers and agrees that its Representatives, Advisors and Program Support Providers will be advised by it of the confidential nature of such information and shall agree to comply with this Section.

(c)As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to be Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.

(d)Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.

SECTION 14.07.     GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY PURCHASER IN THE SUPPORT ASSETS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).
SECTION 14.08.     Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.
SECTION 14.09.     Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 5.01, 5.02, 5.03, 11.04, 11.06, 12.04, 13.01, 13.02, 14.04, 14.05, 14.06, 14.09, 14.11 and 14.13 shall survive any termination of this Agreement.
SECTION 14.10.     CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO EACH SELLER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY ANY SELLER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST ANY SELLER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH SELLER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(a)    EACH SELLER AND THE SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 14.02. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
SECTION 14.11.     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.
SECTION 14.12.     Ratable Payments. If any Purchaser Party, whether by setoff or otherwise, has payment made to it with respect to any Seller Obligations in a greater proportion than that received by any other Purchaser Party entitled to receive a ratable share of such Seller Obligations, such Purchaser Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Seller Obligations held by the other Purchaser Parties so that after such purchase each Purchaser Party will hold its ratable proportion of such Seller Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
SECTION 14.13.     Limitation of Liability.
(a)No claim may be made by any Seller or any Affiliate thereof or any other Person against any Purchaser Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Sellers and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Purchaser Parties and their respective Affiliates shall have any liability to any Seller or any Affiliate thereof or any other Person asserting claims on behalf of or in right of any Seller or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by any Seller or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Purchaser Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.

(b)The obligations of the Administrative Agent and each of the other Purchaser Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

SECTION 14.14.     Intent of the Parties. The parties hereto have structured this Agreement with the intention that the Investments and the obligations of the Sellers hereunder will be treated for purposes of United States federal income tax, and applicable state, local and foreign tax measured by net income as debt (the “Intended Tax Treatment”). The Sellers, the Servicer, the Administrative Agent and the other Purchaser Parties agree not to file any income tax return, and not to take any action, inconsistent with the Intended Tax Treatment unless required by law, as confirmed in the opinion of nationally recognized tax counsel, and the person taking such inconsistent position provides written advance notice to the other parties hereto, it being understood and agreed that the parties hereto will otherwise defend in good faith the Intended Tax Treatment prior to such change in position. Each assignee and each Participant acquiring an interest in an Investment, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.
SECTION 14.15.     USA Patriot Act. Each of the Administrative Agent and each of the other Purchaser Parties hereby notifies the Sellers and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Purchaser Parties may be required to obtain, verify and record information that identifies the Sellers, the Originators, the Servicer and the Performance Guarantor, which information includes the name, address, tax identification number and other information regarding the Sellers, the Originators, the Servicer and the Performance Guarantor that will allow the Administrative Agent and the other Purchaser Parties to identify the Seller, the Originators, the Servicer and the Performance Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each Seller and the Servicer agrees to provide the Administrative Agent and each other Purchaser Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
SECTION 14.16.     Right of Setoff. Each Purchaser Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Termination, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser Party (including by any branches or agencies of such Purchaser Party) to, or for the account of: (a) any Seller against amounts owing by the Sellers hereunder (even if contingent or unmatured) or (b) the Servicer against amounts owing by the Servicer hereunder (even if contingent or unmatured); provided that such Purchaser Party shall notify such Seller or the Servicer, as applicable, promptly following such setoff.
SECTION 14.17.     Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 14.18.     Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
SECTION 14.19.     Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.
SECTION 14.20.     Restatement; No Novation. Effective as of the Restatement Date, the Existing RPA is amended and restated as set forth in this Agreement. It is the intent of the parties hereto that this Agreement (i) shall re-evidence the Seller Obligations under the Existing RPA, (ii) is entered into in substitution for, and not in payment of, the Seller Obligations under the Existing RPA and (iii) does not constitute a novation of any of the Seller Obligations which was evidenced by the Existing RPA or any of the other Transaction Documents.
[Signature Pages Follow]

20

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OUTFRONT MEDIA RECEIVABLES LLC By: /s/ Jonathan D. Karabas Name: Jonathan D. Karabas Title: Treasurer
OUTFRONT MEDIA RECEIVABLES TRS, LLC By: /s/ Jonathan D. Karabas Name: Jonathan D. Karabas Title: Treasurer

OUTFRONT MEDIA LLC, as the Servicer By: /s/ Jonathan D. Karabas Name: Jonathan D. Karabas Title: Treasurer

S-1	A&R Receivables Purchase Agreement

MUFG BANK, LTD., as Administrative Agent By: /s/ Yohsuke Takahashi Name: Yohsuke Takahashi Title: Managing Director

MUFG BANK, LTD., as Group Agent for the MUFG Group By: /s/ Yohsuke Takahashi Name: Yohsuke Takahashi Title: Managing Director

MUFG BANK, LTD., as a Committed Purchaser By: /s/ Yohsuke Takahashi Name: Yohsuke Takahashi Title: Managing Director

GOTHAM FUNDING CORPORATION, as a Conduit Purchaser By: /s/ Kevin J. Corrigan Name: Kevin J. Corrigan Title: Vice President

S-2	A&R Receivables Purchase Agreement

EXHIBIT A
Form of Investment Request

[Letterhead of a Seller]
[Date]

[Administrative Agent]
[Group Agents]
Re:    Investment Request
Ladies and Gentlemen:
Reference is hereby made to that certain Amended and Restated Receivables Purchase Agreement, dated as of July 19, 2019 among Outfront Media Receivables LLC, as a seller (together with its successors and assigns, the “QRS Seller”), Outfront Media Receivables TRS, LLC, as a seller (together with its successors and assigns, the “TRS Seller”; together with the QRS Seller, collectively, the “Sellers”), Outfront Media LLC, as Servicer (the “Servicer”), the Purchasers party thereto, the Group Agents party thereto and MUFG Bank, Ltd. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd.), as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). For purposes of this Investment Request, the “Requesting Seller” is [_____]. Capitalized terms used in this Investment Request and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.
This letter constitutes an Investment Request pursuant to Section 2.02(a) of the Agreement. The Requesting Seller hereby requests an Investment of Capital in the aggregate amount of [$_______] to be made on [_____, 20__]. Such Capital should be deposited to Account number 528307361, at JPMorgan Chase Bank, New York, ABA Number 021-000-021. After giving effect to such Investment, the Aggregate Capital will be [$_______].
The Requesting Seller hereby represents and warrants as of the date hereof, and after giving effect to such Investment, as follows:
(i)the representations and warranties of each of the Sellers and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such Investment;

Exhibit A-1

(iii)no Capital Coverage Deficit exists or would exist after giving effect to such Investment;

(iv)the Aggregate Capital will not exceed the Facility Limit; and

(v)the Termination Date has not occurred.

Exhibit A-2

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.
Very truly yours,

[_________________________]

By:
Name:
Title:

Exhibit A-3

EXHIBIT B
Form of Reduction Notice
[LETTERHEAD OF A SELLER]
[Date]
[Administrative Agent]
[Group Agents]
Re:    Reduction Notice

Ladies and Gentlemen:
Reference is hereby made to that certain Amended and Restated Receivables Purchase Agreement, dated as of July 19, 2019 among Outfront Media Receivables LLC, as a seller (together with its successors and assigns, the “QRS Seller”), Outfront Media Receivables TRS, LLC, as a seller (together with its successors and assigns, the “TRS Seller”; together with the QRS Seller, collectively, the “Sellers”), Outfront Media LLC, as Servicer (the “Servicer”), the Purchasers party thereto, and MUFG Bank, Ltd. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd.), as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). For purposes of this Reduction Notice, the “Notifying Seller” is [_____]. Capitalized terms used in this Reduction Notice and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.
This letter constitutes a Reduction Notice pursuant to Section 2.02(d) of the Agreement. The Notifying Seller hereby notifies the Administrative Agent and the Purchasers that they shall reduce the outstanding Capital of the Purchasers in the amount of [$_______] to be made on [_____, 201_]. After giving effect to such reduction, the Aggregate Capital will be [$_______].
The Notifying Seller hereby represents and warrants as of the date hereof, and after giving effect to such reduction, as follows:
(i)    the representations and warranties of each of the Sellers and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such reduction as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
(ii)    no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such reduction;

Exhibit B-1

(iii)    no Capital Coverage Deficit exists or would exist after giving effect to such reduction;
(iv)    the Aggregate Capital will not exceed the Facility Limit; and
(v)    the Termination Date has not occurred.

    Exhibit B-2

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,
[__________________]

By:
Name:
Title:

    Exhibit B-3

EXHIBIT C
[Form of Assignment and Acceptance Agreement]
Dated as of ___________, 20__
Section 1.

Commitment assigned:	$[_____]
Assignor’s remaining Commitment:	$[_____]
Capital allocable to Commitment assigned:	$[_____]
Assignor’s remaining Capital:	$[_____]
Yield (if any) allocable to Capital assigned:	$[_____]
Yield (if any) allocable to Assignor’s remaining Capital:	$[_____]

Section 2.
Effective Date of this Assignment and Acceptance Agreement: [__________]
Upon execution and delivery of this Assignment and Acceptance Agreement by the assignee and the assignor and the satisfaction of the other conditions to assignment specified in Section 14.03(b) of the Agreement (as defined below), from and after the effective date specified above, the assignee shall become a party to, and, to the extent of the rights and obligations thereunder being assigned to it pursuant to this Assignment and Acceptance Agreement, shall have the rights and obligations of a Committed Purchaser under that certain Amended and Restated Receivables Purchase Agreement, dated as of July 19, 2019 among Outfront Media Receivables LLC, Outfront Media Receivables TRS, LLC, Outfront Media LLC, as Servicer, the Purchasers party thereto, the Group Agents party thereto and MUFG Bank, Ltd. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd.), as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”).
(Signature Pages Follow)

Exhibit C-1

ASSIGNOR:	[__________________]

By:
Name:
Title:

ASSIGNEE:	[__________________]

By:
Name:
Title:

[Address]
ASSIGNEE:                         [_________]

By:
Name:
Title:

[Address]

Accepted as of date first above
written:
MUFG BANK, LTD.,
as Administrative Agent

By:
Name:
Title:

OUTFRONT MEDIA RECEIVABLES LLC,

    Exhibit C-2

as a Seller

By:
Name:
Title:

OUTFRONT MEDIA RECEIVABLES TRS, LLC,
as a Seller

By:
Name:
Title:]

    Exhibit C-3

EXHIBIT D
[Form of Assumption Agreement]

THIS ASSUMPTION AGREEMENT (this “Agreement”), dated as of [______ __, ____], is among ____________________ (the “Sellers”), [________], as conduit purchaser (the “[_____] Conduit Purchaser”), [________], as the Related Committed Purchaser (the “[______] Committed Purchaser” and together with the Conduit Purchaser, the “[_____] Purchasers”), and [________], as group agent for the [_____] Purchasers (the “[______] Group Agent” and together with the [_____] Purchasers, the “[_______] Group”).
BACKGROUND
The Sellers and various others are parties to a certain Amended and Restated Receivables Purchase Agreement, dated as of July 19, 2019 among Outfront Media Receivables LLC, as QRS Seller, Outfront Media Receivables TRS, LLC, as TRS Seller, Outfront Media LLC, as Servicer, the Purchasers party thereto, the Group Agents party thereto and MUFG Bank, Ltd. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd.), as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Agreement.
NOW, THEREFORE, the parties hereto hereby agree as follows:
SECTION 1.    This letter constitutes an Assumption Agreement pursuant to Section 14.03(i) of the Receivables Purchase Agreement. The Sellers desire [the [_____] Purchasers] [the [______] Committed Purchaser] to [become a Group] [increase its existing Commitment] under the Receivables Purchase Agreement, and upon the terms and subject to the conditions set forth in the Receivables Purchase Agreement, the [[________] Purchasers] [[__________] Committed Purchaser] agree[s] to [become Purchasers within a Group thereunder] [increase its Commitment to the amount set forth as its “Commitment” under the signature of such [______] Committed Purchaser hereto].
Each Seller hereby represents and warrants to the [________] Purchasers and the [_________] Group Agent as of the date hereof, as follows:
(i)the representations and warranties of the Sellers contained in Section 7.01 of the Agreement are true and correct in all material respects on and as of such date as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)no Event of Termination or Unmatured Event of Termination has occurred and is continuing or would result from the assumption contemplated hereby; and

(iii)the Termination Date has not occurred.

Exhibit D-1

SECTION 2.    Upon execution and delivery of this Agreement by each Seller and each member of the [______] Group, satisfaction of the other conditions with respect to the addition of a Group specified in Section 14.03(i) of the Receivables Purchase Agreement (including the written consent of the Administrative Agent and the Majority Group Agents) and receipt by the Administrative Agent of counterparts of this Agreement (whether by facsimile or otherwise) executed by each of the parties hereto, [the [_____] Purchasers shall become a party to, and have the rights and obligations of Purchasers under, the Receivables Purchase Agreement and the “Commitment” with respect to the Committed Purchasers in such Group as shall be as set forth under the signature of each such Committed Purchaser hereto] [the [______] Committed Purchaser shall increase its Commitment to the amount set forth as the “Commitment” under the signature of the [______] Committed Purchaser hereto].
SECTION 3.    Each party hereto hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing commercial paper notes or other senior indebtedness issued by such Conduit Purchaser is paid in full. The covenant contained in this paragraph shall survive any termination of the Receivables Purchase Agreement.
SECTION 4.    THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF). This Agreement may not be amended or supplemented except pursuant to a writing signed be each of the parties hereto and may not be waived except pursuant to a writing signed by the party to be charged. This Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.
(SIGNATURE PAGES FOLLOW)

Exhibit D-2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

[___________], as a Conduit Purchaser

By:
Name Printed:
Title:
[Address]

[___________], as a Committed Purchaser

By:
Name Printed:
Title:
[Address]
[Commitment]

[___________], as a Group Agent for [___________]

By:
Name Printed:
Title:
[Address]

Exhibit D-3

OUTFRONT MEDIA RECEIVABLES LLC

By:
Name:
Title:

OUTFRONT MEDIA RECEIVABLES TRS, LLC

By:
Name:
Title:

Exhibit D-4

EXHIBIT E
[Reserved]

Exhibit E

EXHIBIT F
Form of Information Package

Exhibit F

EXHIBIT G
Form of Compliance Certificate

To: MUFG, Ltd. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd.), as Administrative Agent
This Compliance Certificate is furnished pursuant to that certain Amended and Restated Receivables Purchase Agreement, dated as of July 19, 2019 among Outfront Media Receivables LLC, as a seller (together with its successors and assigns, the “QRS Seller”), Outfront Media Receivables TRS, LLC, as a seller (together with its successors and assigns, the “TRS Seller”; together with the QRS Seller, collectively, the “Sellers”), Outfront Media LLC, as Servicer (the “Servicer”), the Purchasers party thereto, the Group Agents party thereto and MUFG Bank, Ltd. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd.), as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected ________________of the Servicer.
2.    I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Sellers during the accounting period covered by the attached financial statements.
3.    The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Termination or an Unmatured Event of Termination, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].
4.    Schedule I attached hereto sets forth financial statements of the Parent and its Subsidiaries for the period referenced on such Schedule I.
[5.    Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the applicable Seller has taken, is taking, or proposes to take with respect to each such condition or event:]

Exhibit G-1

The foregoing certifications are made and delivered this ______ day of ___________________, 20___.

OUTFRONT MEDIA RECEIVABLES LLC

By:
Name:
Title:

OUTFRONT MEDIA RECEIVABLES TRS, LLC

By:
Name:
Title:

Exhibit G-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

This schedule relates to the month ended: __________________.
A.    Schedule of Compliance as of ______________, 20__ with Section 8.05(a) of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
B.    The following financial statements of the Parent and its Subsidiaries for the period ending on ______________, 20__, are attached hereto:

Exhibit G-3

SCHEDULE I
Commitments

Party	Capacity	Commitment
MUFG	Committed Purchaser	$125,000,000

Schedule I-1

SCHEDULE II
Lock-Box Accounts and Lock-Box Banks

Lock-Box Account Bank	Lock-Box Account Number
JPMorgan Chase Bank, N.A.	323662021

Schedule II-1

SCHEDULE III
Notice Addresses

(A)    in the case of the QRS Seller, at the following address:
c/o OUTFRONT Media Inc.
405 Lexington Avenue, 17th Floor
New York, New York 10174
Attention: General Counsel; Chief Financial Officer
Tel: (212) 297-6400
Fax: (212) 297-6552
Email: richard.sauer@outfrontmedia.com; matthew.siegel@outfrontmedia.com
(B)    in the case of the TRS Seller, at the following address:
c/o OUTFRONT Media Inc.
405 Lexington Avenue, 17th Floor
New York, New York 10174
Attention: General Counsel; Chief Financial Officer
Tel: (212) 297-6400
Fax: (212) 297-6552
Email: richard.sauer@outfrontmedia.com; matthew.siegel@outfrontmedia.com
(C)    in the case of the Servicer, at the following address:
c/o OUTFRONT Media Inc.
405 Lexington Avenue, 17th Floor
New York, New York 10174
Attention: General Counsel; Chief Financial Officer
Tel: (212) 297-6400
Fax: (212) 297-6552
Email:richard.sauer@outfrontmedia.com; matthew.siegel@outfrontmedia.com
(D)    in the case of the Administrative Agent, at the following address:
MUFG Bank, Ltd. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd.)
1221 Avenue of the Americas
New York, NY 10020
Attention: Securitization Group
Email: securitization_reporting@us.mufg.jp
(E)    in the case of any other Person, at the address for such Person specified in the other Transaction Documents; in each case, or at such other address as shall be designated by such Person in a written notice to the other parties to this Agreement.

Schedule III-1

SCHEDULE 7.01(l)
UCC Details

Legal Name: Outfront Media Receivables LLC
Other Names: None.
Jurisdiction of Organization: Delaware
Organizational Identification Number: 6362568
FEIN: 46-4494703
Chief Executive Office / Principal Place of Business: 405 Lexington Avenue, 17th Floor
                             New York, NY 10174
Records Location: 405 Lexington Avenue, 17th Floor
         New York, NY 10174

Legal Name: Outfront Media Receivables TRS, LLC
Other Names: None.
Jurisdiction of Organization: Delaware
Organizational Identification Number: 7487320
FEIN: 04-3531204
Chief Executive Office / Principal Place of Business: 405 Lexington Avenue, 17th Floor
                             New York, NY 10174
Records Location: 405 Lexington Avenue, 17th Floor
         New York, NY 10174

Schedule 7.01(l)-1

SCHEDULE 8.04(f)
Location of Records

Chief Executive Office / Principal Place of Business: 405 Lexington Avenue, 17th Floor
                             New York, NY 10174
Records Location: 405 Lexington Avenue, 17th Floor
         New York, NY 10174

Schedule 8.04(f)-1